AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 13, 2002

                                                      REGISTRATION NO. 333-97991
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         _______________________________
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                         _______________________________
                                   TSET, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      NEVADA                          6799                    87-0440410
(State or other                (Primary Standard           (I.R.S. Employer
 jurisdiction of           Industrial Classification      Identification No.)
 incorporation or                 Code Number)
 organization)
                          464 COMMON STREET, SUITE 301
                                BELMONT, MA 02478
                            TELEPHONE (617) 993-9965
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                                   COPIES TO:
                                   ----------
            Daniel R. Dwight                    Clayton E. Parker, Esq.
 President and Chief Executive Officer          Ronald S. Haligman, Esq.
               TSET, Inc.                      Kirkpatrick & Lockhart LLP
      464 Common Street, Suite 301      201 South Biscayne Boulevard, Suite 2000
           Belmont, MA 02478                        Miami, FL 33131
     Telephone No.: (617) 993-9965           Telephone No.: (305) 539-3300
     Telecopier No.: (617) 993-9985         Telecopier No.: (305) 358-7095

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                             CALCULATION OF REGISTRATION FEE
=================================================================================================================================
TITLE OF EACH CLASS OF SECURITIES TO    AMOUNT TO BE     PROPOSED MAXIMUM OFFERING      PROPOSED MAXIMUM          AMOUNT OF
            BE REGISTERED                REGISTERED         PRICE PER SHARE(1)         AGGREGATE OFFERING    REGISTRATION FEE(2)
                                                                                            PRICE(1)
---------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.001 per       15,000,000                  $0.17                 $2,550,000.00             $234.60
  share
---------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.001 per        1,400,000                  $0.17                   $238,000.00              $21.90
  share, underlying warrants
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                                    16,400,000                  $0.17                 $2,788,000.00             $256.50
---------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of August 8, 2002.
(2)      Previously paid on August 13, 2002.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                    SUBJECT TO COMPLETION, DATED _____, 2002

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALES IS NOT PERMITTED.

                                   PROSPECTUS

                                   TSET, INC.

                        16,400,000 SHARES OF COMMON STOCK

         Selling stockholders are offering for sale up to 16,400,000 shares of our common stock. Fifteen million (15,000,000) shares of our common stock are being offered hereby by Fusion Capital Fund II, LLC. One million four hundred thousand (1,400,000) shares of our common stock are being offered by The Eagle Rock Group, LLC.

         The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by any of the selling stockholders.

         Our common stock is quoted on the Nasdaq Over-The-Counter Bulletin Board under the symbol "KNOS." On August 30, 2002, the average of the bid and asked sale prices for the common stock as reported was $0.20 per share.

                               ___________________

         INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF THESE RISKS.

         Fusion Capital, a selling stockholder, is an "underwriter" within the meaning of the Securities Act of 1933, as amended.

                               ___________________

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ___________________


                 THE DATE OF THIS PROSPECTUS IS __________, 2002

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PROSPECTUS SUMMARY.............................................................3
RISK FACTORS...................................................................4
FORWARD-LOOKING STATEMENTS.....................................................8
MARKET FOR OUR COMMON STOCK....................................................9
SELECTED CONSOLIDATED FINANCIAL INFORMATION...................................10
USE OF PROCEEDS...............................................................11
DIVIDEND POLICY...............................................................11
MANAGEMENT'S DISCUSSION AND ANALYSIS  OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS..........................................12
BUSINESS......................................................................18
MANAGEMENT....................................................................26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................35
THE FUSION CAPITAL TRANSACTION................................................37
PRINCIPAL SHAREHOLDERS........................................................40
SELLING STOCKHOLDERS..........................................................41
PLAN OF DISTRIBUTION..........................................................42
SHARES ELIGIBLE FOR RESALE....................................................44
DESCRIPTION OF CAPITAL STOCK..................................................45
EXPERTS.......................................................................48
LEGAL MATTERS.................................................................48
AVAILABLE INFORMATION.........................................................49
FINANCIAL STATEMENTS.........................................................F-1

                               PROSPECTUS SUMMARY

BUSINESS

         We are a Nevada corporation. Our principal executive offices are located at 464 Common Street, Suite 301, Belmont, Massachusetts 02478. The address of our website is www.kronosati.com. Information on our website is not part of this prospectus.

         Through our wholly-owned subsidiary, Kronos Air Technologies, we are focused on the development and commercialization of an air movement and purification technology known as Kronos(TM). The technology combines state-of-the-art high voltage electronics and electrodes into an efficient but simple electrical device. As a result of this combined technology, a Kronos(TM) based device can move and clean air without any moving parts. The device is versatile, energy and cost efficient, and exhibits multiple design attributes, which may create a broad range of commercial applications.

         Kronos Air Technologies' business development strategy is to sell and license the Kronos(TM) technology to six distinct market segments: (1) air movement and purification (health care, hospitality, residential and commercial facilities); (2) air purification for unique spaces (cleanrooms, automotive, cruise ships and airplanes); (3) specialized military (naval vessels, closed vehicles and environmental devices); (4) embedded cooling and cleaning (electronic devices and medical equipment); (5) industrial scrubbing (produce storage and diesel and other emissions), and (6) hazardous gas destruction (incineration and chemical facilities).

         Our revenue generated from the sales of our Kronos(TM) devices for the years ended June 30, 2002 and 2001 were $92,600 and $95,000, respectively. Our company had no sales for the years ended June 30, 2000 and 1999, respectively. Our net loss from continuing operations for the years ended June 30, 2002 and 2001 was $3.5 million and $3.6 million, respectively. Our company had net losses for the years ended June 30, 2002 and 2001 of $2.8 million and $9.9 million, respectively. The report of our independent accountants on our June 30, 2002, 2001 and 2000 financial statements included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. Management has taken steps with respect to Kronos' operating and financing requirements, which we believe will be sufficient to provide Kronos the ability to continue in existence. (SEE "Liquidity and Capital Resources" beginning on page 17.)

THE OFFERING

         On August 12, 2002 we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital has agreed to purchase, on each trading day, $10,000 of our common stock up to an aggregate, under certain conditions, of $6 million. The price at which Fusion Capital will purchase the shares of our common stock is equal to the lesser of: (1) the lowest sale price of our common stock on the purchase date; or (2) the average of the three (3) closing sales prices of our common stock during the twelve (12) consecutive trading days prior to the date of a purchase by Fusion Capital. Fusion Capital is obligated to purchase shares of our common stock under the common stock purchase agreement as long as the per-share price of our common stock is equal to or exceeds the floor price of $0.10. Fusion Capital, a selling stockholder under this prospectus, is offering for sale up to 15,000,000 shares of common stock. In addition to the shares of our common stock that we are registering on behalf of Fusion Capital pursuant to this prospectus, we are registering 1,400,000 shares of our common stock underlying warrants held by The Eagle Rock Group, LLC. The number of shares offered by this prospectus represents 36.3% of the total common stock outstanding as of August 30, 2002. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital.

                                  RISK FACTORS

         You should carefully consider the risks described below before purchasing our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results or operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment.

WE HAVE A LIMITED OPERATING HISTORY WITH SIGNIFICANT LOSSES AND EXPECT LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE

         We have only recently begun implementing our plan to prioritize and concentrate our management and financial resources to fully capitalize on our investment in Kronos Air Technologies and have yet to establish any history of profitable operations. For the year ended June 30, 2002, we had revenue of $92,600 and incurred a net loss of $2.8 million. For the year ended June 30, 2002, we generated negative cash flows from our operations. We have incurred annual net losses of $2.8 million, $9.9 million and $2.0 million, respectively, during the past three fiscal years of operation. As a result, at June 30, 2002, we had an accumulated deficit of $14.8 million. For the fiscal years ended June 30, 2002 and 2001, we had revenue of $92,600 and $95,000, respectively. We have incurred net losses from continuing operations of $3.5 million and $3.6 million for the fiscal years ended June 30, 2002 and 2001. For the fiscal years ended June 30, 2002 and 2001, we generated negative cash flows from our operations. Our revenues and cash flows from operations have not been sufficient to sustain our operations. We have sustained our operations through the issuance of our common stock. We expect that our revenues and cash flows from operations may not be sufficient to sustain our operations for the foreseeable future. Our profitability will require the successful commercialization of our Kronos(TM) technologies. No assurances can be given that we will be able to successfully commercialize our Kronos(TM) technologies or that we will ever be profitable.

         Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the years ended June 30, 2002, June 30, 2001 and June 30, 2000 relative to our ability to continue as a going concern. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

THE SALE OF OUR COMMON STOCK TO FUSION CAPITAL MAY CAUSE DILUTION AND THE SALE OF THE SHARES OF COMMON STOCK ACQUIRED BY FUSION CAPITAL COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE

         The purchase price for the common stock to be issued to Fusion Capital pursuant to the common stock purchase agreement will fluctuate based on the price of our common stock. All shares issued to Fusion Capital will be freely tradable. Fusion Capital may sell none, some or all of the shares of common stock purchased from us at any time. We expect that the shares sold to Fusion Capital will be sold over a period of up to 30 months from the date of the common stock purchase agreement. Depending upon market liquidity at the time, a sale of shares by Fusion Capital at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock by Fusion Capital, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

         You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued to Fusion Capital under the common stock purchase agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the common stock purchase agreement to receive the same amount of proceeds. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the common stock purchase agreement at a purchase price of $0.20 (the closing sale price of our common stock on August 30, 2002) and at lower stock prices in order to fully draw down the $6.0 million available under the common stock purchase agreement. This table does not take into account any shares of our common stock that would be issued upon conversion of any options outstanding.

Purchase Price:                $0.20         $0.15           $0.12         $0.10

No. of Shares(1):         30,000,000    40,000,000      50,000,000    60,000,000

Total Outstanding(2):     75,141,293    85,141,293      95,141,293   105,141,293

Percent Outstanding(3):        39.9%         47.0%           52.6%         57.1%

______________________


(1) Represents the number of shares of common stock that could be issued to Fusion Capital at the prices set forth in the table.

(2) Represents the total number of shares of common stock outstanding after the possible issuance of the shares to Fusion Capital.

(3) Represents the shares of common stock that could be issued as a percentage of the total number shares outstanding.

         In order for us to drawn down the entire $6.0 million available under the common stock purchase agreement, it may be necessary for us to register additional shares of common stock in a new registration statement.

         Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $10,000 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has indicated to us that in the event that it ever held 9.9% of our common stock, it would likely sell shares of our common stock in order to remain under the 9.9% threshold.

WE WILL REQUIRE ADDITIONAL FINANCING TO SUSTAIN OUR OPERATIONS AND WITHOUT IT WE WILL NOT BE ABLE TO CONTINUE OPERATIONS

         At June 30, 2002, we had a working capital deficit of $1.7 million. The independent auditor's report for the years ended June 30, 2002 and June 30, 2001, includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. For the years ended 2002, 2001 and 2000, we had an operating cash flow deficit of $1.5 million, $1.6 million and $0.3 million, respectively. We do not currently have sufficient financial resources to fund our operations or pay certain existing obligations or those of our subsidiary. Therefore, we need additional funds to continue these operations and pay certain existing obligations.

         Subject to the condition that Fusion Capital is not obligated and will not be permitted to purchase shares of our common stock if the per-share price of our common stock is below the floor price of $0.10, we have the right to receive $10,000 per trading day under the common stock purchase agreement unless our stock price equals or exceeds $3.00, in which case the daily amount may be increased at our option. The selling price of our common stock to Fusion Capital will have to average at least $0.40 per share for us to receive the maximum proceeds of $6.0 million without registering additional shares of common stock in a new registration statement. Assuming a purchase price of $0.20 per share (the closing sale price of the common stock on August 30, 2002) and the purchase by Fusion Capital of the full 15,000,000 shares being registered on behalf of Fusion Capital, proceeds to us would only be $3,000,000 unless we choose to register more than the 15,000,000 shares which are being registered, which we have the right, but not the obligation, to do. The extent to which we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital form other sources, such as through the sale of our Kronos(TM) air movement and purification systems. If obtaining sufficient financing from Fusion Capital were to prove prohibitively expensive and if we are unable to commercialize and sell the products or technologies of our subsidiaries, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the funds available under the common stock purchase agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable, or prohibitively expensive when we require it, we would be forced to curtail our business operations. Additional financing could be prohibitively expensive due to the recent economic downturn in the U.S. economy and the possibility of reduced investor confidence generally in the financial markets and in emerging growth and technology companies. In addition, additional financing could be prohibitively expensive because (i) we have limited assets that have value to pledge as collateral; (ii) we have negative cash flows with an accumulated deficit; and (iii) and we have no definitive contractual revenue stream from any customers.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE COMMON STOCK PURCHASE AGREEMENT WITH FUSION CAPITAL AND ANY OTHER EQUITY FINANCING

         The sale of shares pursuant to our agreement with Fusion Capital or any other future equity financing transaction will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue under the common stock purchase agreement with Fusion Capital in order to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution. We cannot predict the actual number of shares of common stock that will be issued pursuant to the agreement with Fusion Capital or any other future equity financing transaction, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we do not know the exact amount of funds we will need.

FAILURE TO DEVELOP MANUFACTURING AND SALES CAPABILITIES WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

         We have only recently begun to manufacture and market prototype versions of our Kronos Air Technologies products and we have no experience manufacturing, marketing or distributing commercial quantities of our Kronos Air Technologies products. Kronos Air Technologies currently does not have any commercial-scale manufacturing facilities and only limited sales and marketing personnel. Kronos Air Technologies does not have any relationships with third parties to contract manufacture, market or distribute the Kronos(TM) products. If Kronos Air Technologies is unable to acquire adequate manufacturing capabilities and hire sales and marketing personnel or if it cannot enter into satisfactory arrangements with third parties to manufacture, market and distribute the Kronos(TM) products on commercially reasonable terms, we would be forced to curtail our business operations. There can be no assurance that we will be able to acquire adequate manufacturing capabilities and hire sales and marketing personnel or be able to enter into satisfactory arrangements with third parties to manufacture, market and distribute the Kronos(TM) products.

COMPETITION IN THE MARKET FOR AIR MOVEMENT AND PURIFICATION DEVICES MAY RESULT IN THE FAILURE OF THE KRONOS(TM) PRODUCTS TO ACHIEVE MARKET ACCEPTANCE

         Kronos Air Technologies presently faces competition from other companies that are developing or that currently sell air movement and purification devices. Many of these competitors have substantially greater financial, research and development, manufacturing, and sales and marketing resources than we do. Many of the products sold by Kronos Air Technologies' competitors already have brand recognition and established positions in the markets that we have targeted for penetration. In the event that the Kronos(TM) products do not favorably compete with the products sold by our competitors, we would be forced to curtail our business operations.

OUR FAILURE TO OBTAIN INTELLECTUAL PROPERTY AND ENFORCE PROTECTION WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

         Our success depends in part on our ability to obtain and defend our intellectual property, including patent protection for our products and processes, preserve our trade secrets, defend and enforce our rights against infringement and operate without infringing the proprietary rights of third parties, both in the United States and in other countries.

         We presently have no patents and patents based on pending patent applications or any future patent applications may not be issued. We have four U.S. and four foreign patent applications pending. The validity and breadth of our intellectual property claims in ion wind generation and electrostatic fluid acceleration and control technology involve complex legal and factual questions and, therefore, may be highly uncertain. Despite our efforts to protect our intellectual proprietary rights, existing copyright, trademark and trade secret laws afford only limited protection.

         Our industry is characterized by frequent intellectual property litigation based on allegations of infringement of intellectual property rights. Although we are not aware of any intellectual property claims against us, we may be a party to litigation in the future.

         Our success will also depend in part on our ability to develop commercially viable products without infringing the proprietary rights of others. We have not conducted freedom of use patent searches and patents may exist or could be filed which would have an adverse effect on our ability to market our products or maintain our competition position with respect to our products.

POSSIBLE FUTURE IMPAIRMENT OF INTANGIBLE ASSETS WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION

         Our net intangible assets of approximately $2.2 million and $2.4 million as of June 30, 2002 and 2001 relate only to the acquisition of Kronos Air Technologies, Inc. and consists principally of purchased patent technology and marketing intangibles. They comprise 94% and 79% of our total assets as of June 30, 2002 and June 30, 2001, respectively. Intangible assets are subject to periodic review and consideration for potential impairment of value. Among the factors that could give rise to impairment include a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, and projections or forecasts that demonstrate continuing losses associated with these assets. In the case of our tangible assets, specific factors that could give rise to impairment would be, but are not limited to, an inability to obtain patents, the untimely death or other loss of Dr. Igor Krichtafovitch, the inventor of the Kronos(TM) technology, or the ability to create a customer base for the sale or licensing of the Kronos(TM) technology.

         Although no events have occurred that would indicate that an impairment may exist with respect to these intangible assets, should an impairment occur, we would be required to recognize it in our financial statements. Since the intangible assets comprise 94% of out total assets as of June 30, 2002, a write-down of these intangible assets could have a material adverse impact on our total assets, net worth and results of operations.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," SUBJECT TO SPECIAL REQUIREMENTS AND CONDITIONS, AND MAY NOT BE A SUITABLE INVESTMENT

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stocks:

         o     With a price of less than $5.00 per share;
         o     That are not traded on a "recognized" national exchange;
         o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or
         o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to resell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

WE RELY ON MANAGEMENT AND KRONOS AIR TECHNOLOGIES RESEARCH PERSONNEL, THE LOSS OF WHOSE SERVICES COULD HAVE A MATERIAL ADVERSE EFFECT UPON OUR BUSINESS

         We rely principally upon the services of our Board of Directors, senior executive management, and certain key employees, including the Kronos Air Technologies research team, the loss of whose services could have a material adverse effect upon our business and prospects. Competition for appropriately qualified personnel is intense. Our ability to attract and retain highly qualified senior management and technical research and development personnel are believed to be an important element of our future success. Our failure to attract and retain such personnel may, among other things, limit the rate at which we can expand operations and achieve profitability. There can be no assurance that we will be able to attract and retain senior management and key employees having competency in those substantive areas deemed important to the successful implementation of our plans to fully capitalize on our investment in Kronos Air Technologies and the Kronos(TM) technology, and the inability to do so or any difficulties encountered by management in establishing effective working relationships among them may adversely affect our business and prospects. Currently, we do not carry key person life insurance for any of our directors, executive management, or key employees.

OUR FAILURE TO TIMELY FILE FEDERAL AND STATE INCOME TAX RETURNS FOR CALENDAR YEARS 1997 THROUGH 2001 MAY RESULT IN THE IMPOSITION OF INTEREST AND PENALTIES

         We failed to timely file federal and state income tax returns for calendar years 1997 through 2001, respectively; however, we are now current in all of our income tax filings. We had operating losses for each year during the period 1997 through 2001, and there were no income taxes due and owing for those years. These returns could be subject to review and potential examination by the respective taxing authorities. Should any of these returns come under examination by federal or state authorities, our positions on certain income tax issues could be challenged. The impact, if any, of the potential future examination cannot be determined at this time. If our positions are successfully challenged, we may be forced to pay income taxes, interest and penalties for those years.

                           FORWARD-LOOKING STATEMENTS

         Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, (e) our anticipated needs for working capital, and (f) the benefits related to our ownership of Kronos Air Technologies, Inc. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

                           MARKET FOR OUR COMMON STOCK

         Our common stock trades on the Over-the-Counter Bulletin Board under the trading symbol "KNOS." Our high and low bid prices by quarter during fiscal 2002, 2001, 2000, and 1999 are presented as follows:

                                                           FISCAL YEAR 2002
                                                        HIGH               LOW
                                                        ----               ---
    First Quarter (July 2001 to September  2001)       $0.700            $0.300
    Second Quarter (October 2001 to December 2001)     $0.530            $0.210
    Third Quarter (January 2002 to March 2002)         $0.280            $0.185
    Fourth Quarter (April 2002 to June 2002)           $0.330            $0.140

                                                           FISCAL YEAR 2001
                                                        HIGH               LOW
                                                        ----               ---
    First Quarter (July 2000 to September 2000)       $3.310             $1.150
    Second Quarter (October 2000 to December 2000)    $2.040             $1.150
    Third Quarter (January 2001 to March 2001)        $1.650             $1.060
    Fourth Quarter (April 2001 to June 2001)          $1.210             $0.580

                                                           FISCAL YEAR 2000
                                                        HIGH              LOW
                                                        ----              ---
    First Quarter (July 1999 to September 1999)        $0.875            $0.437
    Second Quarter (October 1999 to December 1999)     $2.625            $0.750
    Third Quarter (January 2000 to March 2000)         $6.750            $1.187
    Fourth Quarter (April 2000 to June 2000)           $3.370            $2.063

                                                           FISCAL YEAR 1999
                                                        HIGH              LOW
                                                        ----              ---
    First Quarter (July 1998 to September 1998)         N/A               N/A
    Second Quarter (October 1998 to December 1998)     $1.562            $0.625
    Third Quarter (January 1999 to March 1999)         $1.000            $0.250
    Fourth Quarter (April 1999 to June 1999)           $1.000            $0.437

         On August 30, 2002, the closing price of our common stock as reported on the Over-the-Counter Bulletin Board was $0.20 per share. On August 30, 2002, we had approximately 1,000 beneficial stockholders of our common stock and 45,141,293 shares of our common stock were issued and outstanding.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following summary statement of operations and summary balance sheet data is derived from our consolidated financial statements and should be read in conjunction with the audited consolidated financial statements as of June 30, 2002, 2001, 2000, and 1999 and 1998 and the Notes thereto.


                                                                   FOR THE YEAR ENDED JUNE 30,
                                                ------------------------------------------------------------------
STATEMENT OF                                       2002          2001           2000         1999          1998
OPERATIONS DATA:                                ----------    ----------     ----------   ----------    ----------
Sales                                         $     92,589  $     95,000  $          --  $        --    $       --
Cost of sales                                       77,589        62,500             --           --            --
Gross profit                                        15,000        32,500             --           --            --
Total operating expenses                         3,381,104     3,391,139      1,388,492       51,946        17,978
Other income (expense)                                 639      (207,794)         2,897          272            --
Interest expense                                  (100,520)       (6,126)            --           --            --
Net loss from continuing operations             (3,465,985)   (3,572,558)    (1,385,595)     (51,674)      (17,832)
Gain/(Loss) from discontinued
    operations                                          --    (3,846,963)      (579,588)          --            --
Loss from sale of discontinued
    operations                                     681,808    (2,446,563)            --           --            --
Net loss                                        (2,784,177)   (9,866,083)    (1,965,183)     (51,674)      (17,832)
Net income/(loss) per share-basic and
    diluted:
    From continuing operations                       (0.09)        (0.11)         (0.06)       (0.00)        (0.00)
    From discontinued operations                      0.02         (0.20)         (0.02)       (0.00)        (0.00)


                                                                                JUNE 30,
                                                ------------------------------------------------------------------
BALANCE SHEET DATA:                                2002          2001            2000          1999        1998
                                                ----------    ----------     ----------    ---------    ----------
Cash                                          $     21,510   $    32,619  $     102,949  $       536    $    3,763
Accounts Receivable, net                               700            --          4,648           --            --
Prepaids and Other Current Assets                  101,029        37,679         23,253           --            --
Total Current Assets                               123,239        70,298        130,850          536         3,763
Net Property & Equipment                            29,375        44,707         23,019           --            --
Intangibles and other                            2,213,917     2,431,524      2,970,731        2,500         3,500
Net Liabilities of Discontinued
    Operations                                          --            --      4,502,888           --            --
Deferred Financing Fees                                 --       520,800             --           --            --
Total Assets                                     2,366,531     3,067,329      7,627,488        3,036         7,263
Total Current Liabilities                        1,777,145     1,921,213        388,796       79,841        42,396
Total Liabilities                                2,002,611     2,588,763        388,796       79,841        42,396
Redeemable Warrants                                748,500            --             --           --            --
Stockholders' Equity (Deficit)                    (384,580)      478,566      7,238,692      (76,805)      (35,133)


                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to an available $6.0 million in proceeds from the sale of our common stock to Fusion Capital under the $6.0 million common stock purchase agreement. Any proceeds from Fusion Capital we receive under the common stock purchase agreement will be used for working capital and general corporate purposes. However, Fusion Capital is not obligated and is not permitted to purchase shares of our common stock if the per share price of our common stock is less than the floor price of $0.10. On August 30, 2002, the closing sale price of our common stock was $0.20.

         Upon the exercise of 1.4 million warrants by The Eagle Rock Group, LLC, we may receive $925,000. Any proceeds that we may receive pursuant to the exercise of these warrants will be used for additional product development and marketing according to market demands. The shares underlying these warrants are being registered in the accompanying Registration Statement to comply with the terms of the Warrant Agreement dated August 7, 2001, between TSET and The Eagle Rock Group. The exercise price for these warrants is $0.68. Based on the current market price of our common stock, it is not likely that these warrants will be exercised in the near future.

         For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received from the sale of our common stock to Fusion Capital under the common stock purchase agreement. The table assumes estimated offering expenses of $91,000 have been deducted from the gross proceeds.

GROSS PROCEEDS                             $1,800,000            $6,000,000
NET PROCEEDS                               $1,709,000            $5,909,000

USE OF PROCEEDS
New application and product
 development and production               $   830,000            $1,500,000
Research and development                      250,000             1,000,000
Sales and marketing                           200,000             1,000,000
Purchase of inventory                         100,000               250,000
Purchase of equipment                          75,000               250,000
General working capital                       254,000             1,909,000

TOTAL                                      $1,709,000            $5,909,000


                                 DIVIDEND POLICY

         We have not declared or paid dividends on our common stock during fiscal years 1999, 2000, 2001 or 2002. Our dividend practices are determined by our Board of Directors and may be changed from time to time. We will base any issuance of dividends upon our earnings (if any), financial condition, capital requirements, acquisition strategies, and other factors considered important by our Board of Directors. Nevada law and our articles of incorporation do not require our Board of Directors to declare dividends on our common stock. We expect to retain any earnings generated by our operations for the development and expansion of our business and do not anticipate paying any dividends to our stockholders for the foreseeable future.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following information should be read in conjunction with our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.

         Certain statements within this section and throughout this prospectus and the documents incorporated herein are "forward-looking statements."

GENERAL

         Historically, we had been seeking select business opportunities globally among a wide range of prospects. Over the past three years, we made several investments, including Kronos Air Technologies, Inc.. After further evaluation of these investments, we believe our investment in and the full development of Kronos Air Technologies and the Kronos(TM) technology represents the single best opportunity for us. As a result, we have prioritized our management and financial resources to fully capitalize on this investment opportunity.

         Based on our decision to focus our resources on Kronos Air Technologies, several actions were taken, most of which impacted the results of operations. On April 11, 2001, we sold Atomic Soccer. The sale resulted in a loss of $2,297,000. At the time of the sale, Erik W. Black, an officer and director of TSET, was Atomic Soccer's Chairman of the Board of Directors. Mr. Black resigned from Atomic Soccer's Board of Directors immediately following the execution of the sale document and was not a member of Atomic Soccer's new ownership group.

         During our fourth quarter of 2001, we determined that the assets of Aperion Audio (formerly known as EdgeAudio) were impaired and we recognized an impairment loss of $2,294,000. On June 7, 2002, we sold our shares of Aperion Audio to Aperion Audio's management group. Pursuant to the sale, Aperion Audio's management group received 500,000 shares of our common stock in exchange for any rights these individuals may have to earn-out provisions pursuant to their original agreement with TSET. Under the terms of the sale, TSET will continue to honor a commitment to provide working capital to Aperion Audio in monthly installments of $15,000 over the next 14 months. As a result of this transaction, TSET recognized a gain of $682,000. At the time of the sale, Richard A. Papworth, an officer and director of the Company, was an officer and director of Aperion Audio. Mr. Papworth resigned from the board and as an officer of Aperion Audio immediately following the execution of the sale/settlement agreement and was not a member of Aperion Audio's new ownership group.

         Based upon our decision to discontinue the development of Cancer Detection International as of June 30, 2001, we have recognized an impairment loss of the remaining goodwill of $273,000 associated with that investment. In July 2001, we also decided not to further pursue our investments in Electric Management Units and Cancer Treatment Centers.

         Effective October 10, 2001, Jeffrey D. Wilson resigned as Chairman of the Board and Chief Executive Officer of TSET, as well as Chairman of the Board of Kronos Air Technologies and Aperion Audio, respectively. Mr. Wilson remains as a director of TSET. Effective November 15, 2001, Daniel R. Dwight was appointed President and Chief Executive Officer of TSET. Effective January 1, 2002, Richard F. Tusing was appointed Chief Operating Officer of TSET.

         On January 18, 2002, we began trading shares of our common stock under a new ticker symbol (KNOS). At the same time, we announced that our Company will be doing business under the name of Kronos Advanced Technologies. We anticipate asking our shareholders to vote for the approval of an amendment to our Articles of Incorporation for a name change of our Company to Kronos Advanced Technologies, Inc. at our annual meeting in 2002.

         Kronos Air Technologies, Inc. is focused on the development and commercialization of an air movement and purification technology known as Kronos(TM) that is more fully described below. The Kronos(TM) technology operates through the application of high-voltage management across paired electrical grids that creates an ion exchange which moves air and gases at high velocities while removing odors, smoke, and particulates, as well as killing pathogens, including bacteria. We believe the technology is cost-effective and is more energy-efficient than current alternative fan and filter technologies. Kronos(TM) has U.S. and international patents pending.

         The Kronos(TM) device is comprised of state-of-the-art high-voltage electronics and electrodes attached to one or more sets of corona and target electrodes housed in a self-contained casing. The device can be flexible in size, shape and capacity and can be used in embedded electronic devices, standalone room devices, and integrated HVAC and industrial applications. The Kronos(TM) device has no moving parts or degrading elements and is composed of cost-effective, commercially available components.

         The Kronos(TM) technology combines the benefits of silent air movement, air cleaning, and odor removal. Because the Kronos(TM) air movement system is a silent, non-turbulent, and energy-efficient air movement and cleaning system, we believe that it is ideal for air circulation, cleaning and odor removal in all types of buildings as well as compact, sealed environments such as airplanes, submarines and cleanrooms. Additionally, because it has no moving parts or fans, a Kronos(TM) device can instantly block or reverse the flow of air between adjacent areas for safety in hazardous or extreme circumstances.

         The U.S. Department of Defense and Department of Energy have provided Kronos Air Technologies with various grants and contracts to develop, test and evaluate the Kronos(TM) technology. Since May 2001, the total potential value of Small Business Innovation Research (SBIR) contracts awarded to Kronos Air Technologies has been $1.7 million. In May 2001, Kronos Air Technologies was awarded its first SBIR contract sponsored by the U.S. Navy. That contract is potentially worth $837,000 in product development and testing support. The first phase of the contract is worth up to $87,000 in funding for manufacturing and testing prototype devices for air movement and ventilation onboard naval vessels. The second phase of the contract is worth up to $750,000 in additional funding. In January 2002, Kronos Air Technologies received a Phase II invitation letter for this grant with a potential $750,000 commitment. The Kronos(TM) devices manufactured under this contract will be embedded in an existing HVAC systems to move air more efficiently than the traditional, fan based technology. We are currently waiting for the announcement of the award of the Phase II contracts by the U.S. Navy.

         In April 2002, the U.S. Navy and Kronos mutually agreed to exercise the option on the first phase of the U.S. Navy SBIR contract. The option is to provide incremental funding to Kronos to further test and evaluate the Kronos(TM) devices built during the initial SBIR funding. Testing will include demonstrating the ability of these U.S. Navy Kronos(TM) devices to capture and destroy biological hazards and to effectively manage electrical magnetic interference.

         In December 2001, Kronos Air Technologies was awarded an SBIR contract sponsored by the U.S. Army. This contract is potentially worth up to $850,000 in product development and testing support for Kronos Air Technologies. Phase One of the contract is worth up to $120,000 in funding to investigate and analyze the feasibility of the Kronos(TM) technology to reduce humidity in heating, ventilation and air conditioning (HVAC) systems. Dehumidification is essential to making HVAC systems more energy efficient. Phase Two of the contract is worth up to $730,000 in additional funding for product development and testing. In May 2002, the U.S. Army requested the Company to submit a detailed Phase Two proposal by June 10, 2002 for review in the current year. The proposal was submitted on June 7, 2002. We are currently waiting for the announcement of award of the Phase II contracts by the U.S. Army.

CRITICAL ACCOUNTING POLICIES

         USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         ALLOWANCE FOR DOUBTFUL ACCOUNTS. We provide a reserve against our receivables for estimated losses that may result from our customers' inability to pay. These reserves are based on potential uncollectible accounts, aged receivables, historical losses and our customers' credit-worthiness. Should a customer's account become past due, we generally will place a hold on the account and discontinue further shipments and/or services provided to that customer, minimizing further risk of loss.

         VALUATION OF GOODWILL, INTANGIBLE AND OTHER LONG-LIVED ASSETS. We use assumptions in establishing the carrying value, fair value and estimated lives of our long-lived assets and goodwill. The criteria used for these evaluations include management's estimate of the asset's ability to generate positive income from operations and positive cash flow in future periods compared to the carrying value of the asset, the strategic significance of any identifiable intangible asset in our business objectives, as well as the market capitalization of TSET. We have used certain key assumptions in building the cash flow projections required for evaluating the recoverablility of our intangible assets. We have assumed revenues from the following applications of the Kronos technology: consumer stand-alone devices, assisted care/skilled nursing stand-alone devices, embedded devices in the hospitality industry and in specialized military applications. Expenses/cash out flows in our projections include sales and marketing, production, distribution, general and administrative expenses, research and development expenses and capital expenditures. These expenses are based on management estimates and have been compared with industry norms (relative to sales) to determine their reasonableness. We use the same key assumptions for our cash flow evaluation as we do for internal budgeting, lenders and other third parties, therefore, they are internally and externally consistent with financial statement and other public and private disclosures. We are not aware of any negative implications resulting from the projections used for purposes of evaluating the appropriateness of the carrying value of these assets. If assets are considered to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Useful lives and related amortization or depreciation expense are based on our estimate of the period that the assets will generate revenues or otherwise be used by TSET. Factors that would influence the likelihood of a material change in our reported results include significant changes in the asset's ability to generate positive cash flow, loss of legal ownership or title to the asset, a significant decline in the economic and competitive environment on which the asset depends, significant changes in our strategic business objectives, and utilization of the asset.

         VALUATION  OF  DEFERRED   INCOME  TAXES.   Valuation   allowances   are
established,  when  necessary,  to reduce  deferred  tax  assets  to the  amount expected to be realized. The likelihood of a material change in our expected realization of these assets is dependent on future taxable income, our ability to deduct tax loss carryforwards against future taxable income, the effectiveness of our tax planning and strategies among the various tax jurisdictions that we operate in, and any significant changes in the tax treatment received on our business combinations.

         ESTIMATED LOSSES FROM DISCONTINUED OPERATIONS. We provided for an accrual for the estimated loss on our discontinued Aperion Audio business based upon management's estimates of the estimated operating losses to be incurred by Aperion Audio from the date we adopted our plan to dispose of Aperion Audio in September 2001, through the ultimate disposal date, as well as estimated cost related to the disposal. To the extent that the actual operating losses incurred by Aperion Audio differ from the estimates we used to calculate our estimated loss on disposal and to the extent that the estimated disposal costs differ from the actual costs we incur, the loss from discontinued operations may change.

         REVENUE RECOGNITION. We recognize revenue in accordance with SAB 101. Further, Kronos Air Technologies recognizes revenue on the sale of custom-designed contract sales under the percentage-of-completion method of accounting in the ratio that costs incurred to date bear to estimated total costs. For uncompleted contracts where costs and estimated profits exceed billings, the net amount is included as an asset in the balance sheet. For uncompleted contracts where billings exceed costs and estimated profits, the net amount is included as a liability in the balance sheet. Revenue from government grants for research and development purposes is recognized as revenue when received. Sales are reported net of applicable cash discounts and allowances for returns.

RESULTS OF OPERATIONS

         CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED JUNE 30, 2002

         Our net loss for the current year ended June 30, 2002 was $2.8 million compared with a net loss of $9.9 million for the prior year. The decrease in the net loss for the year ended June 30, 2002, as compared to the prior year, was the result of a gain on the disposition of discontinued operations of $682,000 for the year ended June 30, 2002 compared with a loss of $6.3 million from operations and the disposition of discontinued operations for the year ended June 30, 2001. The net loss from continuing operations decreased $107,000 for the year ended June 30, 2002 compared to the prior year.

         REVENUE. Revenues are generated through sales of Kronos(TM) devices at Kronos Air Technologies, Inc. Revenues for the year ended June 30, 2002 were $93,000 compared with $95,000 in the prior year. Current year revenues were primarily from our U.S. Navy Small Business Innovative Research contract. Phase I of this contract was awarded to Kronos in May 2001.

         COST OF SALES. Cost of sales for the year ended June 30, 2002 was $78,000 compared with $63,000 for the prior year. Cost of sales is primarily research and development costs associated with our U.S. Navy Small Business Innovative Research contract.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, General and Administrative expenses for the year ended June 30, 2002 decreased $10,000 from the prior year to $3.4 million of which professional services paid/accrued to management consultants ($1.6 million), legal ($215,000) and accounting professionals ($186,000) engaged by the Company were $2.0 million or 60% compared to 22% in the prior year. The majority of the consulting fees expensed in the current year ($943,000) relate to the value of warrants and options issued for consulting services. Compensation and benefits were $520,000 or 15% compared to 35% in the prior year, depreciation and intangibles amortization were $271,000 or 8% compared to 17% in the prior year, research and development was $224,000 or 7% compared to 9% in the prior year, and other general and administrative expenses were $353,000 or 10% compared to 17% in the prior year.

         CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2002

         Our total assets at June 30, 2002 were $2.4 million compared with $3.1 million at June 30, 2001. Total assets at June 30, 2002 were comprised primarily of $2.2 million of patents/intellectual property. Total assets at June 30, 2001 were comprised primarily of $2.4 million of patents/intellectual property and $521,800 of deferred financing fees. Total current assets at June 30, 2002 and 2001 were $123,000 and $70,000, respectively, while total current liabilities for those same periods were $1.8 million and $1.9 million, respectively, creating a working capital deficit of $1.7 million at each respective period end. This working capital deficit is primarily due to accrued expenses for compensation, management consulting and other professional services. Shareholders' equity (deficit) as of June 30, 2002 and 2001 was $(385,000) and $479,000, respectively, representing a decrease of $0.8 million. The decrease in shareholders' equity is primarily the result of incurring a $2.8 million loss from continuing operations for the twelve months ended June 30, 2002, offset by the sale and issuance, net of offering costs, of $1.7 million of common stock.

         CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED JUNE 30, 2001

         REVENUE AND COST OF SALES. Revenues are generated through sales of Kronos(TM) devices at Kronos Air Technologies, Inc. Sales for the year ended June 30, 2001 were $95,000. Cost of sales for the year ended June 30, 2001 associated with the sale of Kronos(TM) devices was $62,500. There were no sales or cost of sales of Kronos(TM) devices in periods prior to the year ended June 30, 2001.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the year ended June 30, 2001 amounted to $3.4 million which compensation and benefits were 35%, professional services were 22%, research and development was 9%, depreciation, intangibles amortization and impairment was 17% and other general and administrative expenses accounted for 17%. Operating expenses for the year ended June 30, 2000 amounted to $1.4 million of which compensation and benefits were 30%, research and development was 46%, professional services were 11%, depreciation, intangibles amortization was 7% and other general and administrative expenses accounted for 6%.

         Research and development costs in 2000 included $633,000 of expense for in-process research and development purchased with the acquisition of Kronos Air Technologies. In-process R&D was the for the development and commercialization specific applications of Kronos' primary air purification and airflow technology which were in process at the time of the acquisition. In-process R&D was calculated using a discounted cash flow model with a future five-year period. Management determined that the application development project was approximately 59% complete at the time of acquisition. This development has been completed and we anticipate sales of stand-alone consumer air-purification devices using Kronos technology in early 2003. Included in the intangible amortization and impairment in 2001 is $273,000 for an impairment loss on Cancer Detection International. The increase in professional services expense was the result of our efforts to better position us to obtain additional outside financing and equity. As a result, we engaged outside consultants to assist us.

         Included in other income/expenses in 2001 is the settlement of the Foster & Price litigation in the amount of $213,750. This amount was accrued as a liability until such time as the related shares were issued to the escrow agent per the settlement agreement. Although the expense was accrued in the year ended June 30, 2001, the shares were not issued May 31, 2002.

         CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2001

         Our total assets at June 30, 2001 were $3.1 million compared with $7.6 million at June 30, 2000, a decline of $4.5 million, principally due to the loss on disposal of discontinued operations of Atomic Soccer of $2.3 million and the impairment of assets for Aperion Audio of $2.3 million, which were recorded in the fiscal year ended June 30, 2001. Total assets at June 30, 2001 were comprised mainly of $521,000 for deferred financing fees and $2.4 million of patents/intellectual property. Total assets at June 30, 2000 were comprised principally of $3.0 million of patents/intellectual property and $4.5 million of net assets of discontinued operations. Total current assets at June 30, 2001 and June 30, 2000 amounted to $70,000 and $131,000, respectively, while total current liabilities for those same periods amounted to $1.9 million and $389,000, respectively, creating a working capital deficit of $1.9 million and $258,000 at each respective period end. This working capital deficit is principally attributable to the increase in accrued expenses in both years for compensation and professional services. Total liabilities at June 30, 2001 and June 30, 2000 were $2.6 million and $389,000, respectively, representing an increase of $2.2 million. Shareholders' equity at June 30, 2001 and June 30, 2000 was $479,000 and $7.2 million, respectively, representing a decrease of $6.7 million. The decrease in shareholders' equity is principally the result of incurring a $3.6 million loss from operations, a $3.8 million loss from discontinued operations, and a $2.4 million loss on disposal of discontinued operations for the twelve months ended June 30, 2001. In addition, equity increased during the twelve month period ended June 30, 2001 through the sale and issuance of $3.1 million of common stock.

         CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED JUNE 30, 2000

         REVENUE AND COST OF SALES. There were no sales or cost of sales for the years ended June 30, 2000 and 1999.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the twelve months ended June 30, 2000 amounted to $1.3 million. Primarily as a result of the above, the net loss from continuing operations for the year ended June 30, 2000 was $1.3 million, and the loss from discontinued operations was $580,000 for a net loss of $2.0 million, thereby increasing our accumulated deficit to $2.1 million at June 30, 2000.

LIQUIDITY AND CAPITAL RESOURCES

         Historically we have relied principally on the sale of common stock to finance our operations. On May 7, 2002, we completed a successful private placement of our common stock through which we were able to obtain commitments for 1,971,176 shares of our common stock at $0.17 per share to seven accredited investors for consideration of $335,100 cash and 1,429,695 shares of our common stock at $0.17 per share to six members of our management team for consideration of $39,987 cash and commitments to convert $203,061 of debt into equity. Going forward, in addition to continued sales of common stock, we plan to rely on the proceeds from Small Business Innovation Research (SBIR) contracts with the U.S. Navy and Army as well as other government contracts and grants, and cash flow generated from the sale of Kronos(TM) devices. The SBIR contracts are potentially worth up to $1.7 million in product development and testing support for Kronos Air Technologies. The first phase of the contracts is worth up to $207,000 in funding. If awarded to Kronos Air Technologies, the second phase of the contracts would be worth up to $1.5 million in additional funding. In January 2002 and May 2002 Kronos Air Technologies received Phase II invitation letters for U.S. Navy and U.S. Army contracts, respectively, with potentially $1.5 million in commitments.

         Net cash flow used in operating activities was $1.5 million for the year ended June 30, 2002. We were able to satisfy most of our cash requirements for this period through the issuance and sale of our common stock.

         On June 19, 2001, we entered into a common stock purchase agreement with Fusion Capital. Pursuant to this agreement, we have sold 5 million shares of our common stock and have received $891,000.

         On August 12, 2002, we terminated our common stock purchase agreement dated June 19, 2001 and entered into a common stock purchase agreement with Fusion Capital. Pursuant to the common stock purchase agreement, Fusion Capital has agreed to purchase on each trading day during the term of the agreement, $10,000 of our common stock or an aggregate of $6.0 million. The $6.0 million of our common stock is to be purchased over a 30-month period, subject to a six-month extension or earlier termination at our sole discretion and subject to certain events. The purchase price of the shares of common stock will be equal to a price based upon the future market price of our common stock without any fixed discount to the then-current market price. Fusion Capital is obligated to purchase shares under the agreement as long as the share price exceeds a floor of $0.10. However, there can be no assurance of how much cash we will receive, if any, under the common stock purchase agreement with Fusion Capital.

         We estimate that achievement of our business plan will require approximately $3.0 million of funding. We anticipate that the funding of our business plan will be obtained pursuant to the Fusion Capital transaction (approximately $1.0 million), cash flow generated from government grants and contracts (approximately $0.8 million which includes funding from the Small Business Innovation Research contracts sponsored by the United States Navy and Army, recently awarded to Kronos Air Technologies), and cash flow generated from customer revenue (approximately $1.2 million). Pursuant to discussions with the companies that we will be licensing our technology for sale to the consumer markets, we anticipate generating cash flow from advance funding from these companies for production development work. We believe that the $3.0 million of funding includes amounts sufficient to satisfy our capital requirements for the next 12 months.

GOING CONCERN OPINION

         Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the 2002, 2001 and 2000 financial statements that states that we do not have significant cash or other material assets to cover our operating costs. Our ability to obtain additional funding will largely determine our ability to continue in business. Accordingly, there is substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         We can make no assurance that we will be able to successfully develop, manufacturer and sell commercial products on a broad basis. While attempting to make this transition, we will be subject to all the risks inherent in a growing venture, including, but not limited to, the need to develop and manufacture reliable and effective products, develop marketing expertise and expand our sales force.

                                    BUSINESS

OUR COMPANY

         We are a Nevada corporation. Our principal executive offices are located at 464 Common Street, Suite 301, Belmont, Massachusetts 02478. Our
telephone number is (617) 993-9965. The address of our website is www.kronosati.com. Information on our website is not part of this prospectus.

REORGANIZATION

         We had been seeking select business opportunities globally among a wide range of prospects. Over the past two years, we made several investments, including Kronos Air Technologies, Inc. After further evaluation of these investments, we believe our investment in and the full development of Kronos Air Technologies and the Kronos(TM) technology represents the single best opportunity for us. As a result, we are focusing substantially all of our management and financial resources to develop and market the Kronos(TM) technology. Effective October 10, 2001, Jeffrey D. Wilson resigned as Chairman of the Board and Chief Executive Officer of TSET, as well as Chairman of the Board of Kronos Air Technologies and Aperion Audio, respectively. Mr. Wilson remains as a director of TSET. Effective October 16, 2001, Daniel R. Dwight became our President and Chief Executive Officer. Mr. Dwight is a Director of TSET and had been a consultant to our Company prior to accepting his new position. Effective January 1, 2002, Richard F. Tusing became our Chief Operating Officer. Mr. Tusing is a Director of TSET and had been a consultant to our Company prior to accepting his new position.

         We sold our investment in Atomic Soccer USA, Ltd. in April 2001; decided not to pursue investments in Cancer Detection International LLC, Electric Management Units, and Cancer Treatment Centers, Inc.; in July 2001 sold our investment in Aperion Audio in June 2002; and terminated by mutual consent of both parties a contract to distribute Computerized Thermal Imaging, Inc. equipment in August 2000.

CORPORATE HISTORY

         TSET (formerly known as Technology Selection, Inc.) was originally incorporated under the laws of the State of Utah on September 17, 1980 as Penguin Petroleum, Inc. Penguin Petroleum Inc.'s stockholders approved a name change on October 6, 1982 to Petroleum Corporation of America, Inc. On December 29, 1996, stockholders approved a reorganization whereby they exchanged their stock on a one-for-one basis with Technology Selection, Inc., a Nevada corporation. Technology Selection, Inc.'s shares began trading on the Over-the-Counter Bulletin Board on August 28, 1996 under the symbol "TSET." On November 19, 1998, Technology Selection, Inc. changed its name to TSET, Inc.
Effective January 12, 2001, we began doing business as Kronos Advanced Technologies and, as of January 18, 2002, we changed our ticker symbol to "KNOS." We have confined most of our activities to classifying market and commercial targets, investigating potential investment and acquisition opportunities, and capitalizing on our investment in Kronos Air Technologies, and have not, to date, generated significant operating revenues. We have never been party to any bankruptcy, receivership, or similar proceedings and, other than noted above, have not been party to any material reclassification, merger, consolidation, or purchase or sale of significant assets not in the ordinary course of our business.

KRONOS AIR TECHNOLOGIES, INC.

         On March 13, 2000, we signed agreements for the acquisition of all of the issued and outstanding shares of Kronos Air Technologies, Inc. We acquired all of the issued and outstanding shares of Kronos Air Technologies' capital stock in exchange for shares of our common stock. Kronos Air Technologies is focused on the development and commercialization of an air movement and purification technology known as Kronos(TM) which is more fully described below. In the fiscal years ended June 30, 2002 and 2001, respectively, we have recorded customer-sponsored research and development expenses of approximately $50,000 and $0, respectively. In those same periods, we have recorded company-sponsored research and development expenses of approximately $224,000 and $297,000, respectively.

TECHNOLOGY DESCRIPTION AND BENEFITS

         The Kronos(TM) technology operates through the application of high voltage management across paired electrical grids that creates an ion exchange which moves air and gases at high velocities while removing odors, smoke, and particulates, as well as killing pathogens, including bacteria. We believe the technology is cost effective and is more energy efficient than current alternative fan and filter technologies. Kronos has completed the filing of four patents in the United States. The Patent for Electrostatic Fluid Acceleration is in Response to Office Action and three additional patents for the control and management of Electrostatic Fluid Acceleration are awaiting examination by the Patent Office. Each of these patents describes the inventions and claims necessary to move, control and filter air electrostatically, without the use of fans or moving parts. Additionally, the Patent for Electrostatic Fluid Acceleration has been filed in Australia, Canada, Mexico and Japan and await approval.

         The Kronos(TM) device is comprised of state-of-the-art high voltage electronics and electrodes on a single printed circuit board attached to one or more sets of corona and target electrodes housed in a self contained casing. The device can be flexible in size, shape and capacity and can be used in embedded electronic devices, standalone room devices, and integrated HVAC and industrial applications. The Kronos(TM) device has no moving parts or degrading elements and is composed of cost effective, commercially available components.

         The Kronos(TM) technology combines the benefits of silent air movement, air cleaning, odor removal, limited ozone generation, and static control (as a Kronos(TM) device can produce either positive or negative ions or both, if necessary). Because the Kronos(TM) air movement system is a silent, non-turbulent, and energy efficient air movement and cleaning system, we believe that it is ideal for air circulation, cleaning and odor removal in all types of buildings as well as compact, sealed environments such as airplanes, submarines and cleanrooms. Additionally, because it has no moving parts or fans, a Kronos(TM) device can instantly block or reverse the flow of air between adjacent areas for safety in hazardous or extreme circumstances. We believe that the benefits of the Kronos(TM) technology include the following:


         QUIET OPERATION:            Embodied in a non-turbulent, non-vibrating
                                     device - virtually silent.

         DURABILITY:                 No moving or degradable parts.

         ADAPTABILITY:               Scalable in shape, size and capacity and
                                     adaptable to existing infrastructure,
                                     hardware and HVAC systems or can be used as a standalone device. Operates under both extreme high and low temperatures;
                                     inertialess with instantaneous air movement and is capable of deployment in a wide range of applications.

         EFFICIENCY:                 Energy efficient, up to 10 times the cubic
                                     feet per minute per watt of a conventional fan at the same velocity and size.

         PURIFICATION:               Lethal towards a wide range of bacteria and
                                     spores and can remove particulate matter from the air (e.g., smoke, pollen).

         ANTI-STATIC:                Ions from the corona discharge neutralize
                                     electrostaticly charged particles in the ambient air (e.g., use in cleanrooms).

         VALUE: Built with readily available, existing electronics and hardware making the Kronos(TM) device cost effective to manufacture.

RECENT ACHIEVEMENTS

         UNITED STATES NAVY SMALL BUSINESS INNOVATION RESEARCH CONTRACT

         In July 2002, Kronos Air Technologies obtained a Pre-Award notice from the U. S. Navy for a Small Business Innovation Research Phase II contract worth $600,000, plus an option of $150,000. During the Pre-Award stage, Kronos will have to complete a government cost accounting audit and the U. S. Navy will need to complete the necessary documentation for Kronos to begin work on Phase II. Management believes that the government cost accounting audit will take approximately 30 days for us to complete and the U. S. Navy expects that completion of the documentation will take approximately 90 days. The Phase II contract is an extension of the Phase I and the Phase I Option work that began in 2001. It is intended that the Kronos(TM) devices manufactured under this contract will be embedded in existing HVAC systems in order to move air more efficiently than traditional, fan-based technology.

         MEMORANDUM OF UNDERSTANDING WITH ACCESS BUSINESS GROUP INTERNATIONAL, L.L.C.

         In July 2002, Kronos Air Technologies executed a Memorandum of Understanding with Access Business Group International L.L.C. for the potential licensing of Kronos(TM) based air movement and treatment technologies. Access Business Group is the product development, manufacturing and logistics subsidiary of Alticor Inc. and an affiliate of the Amway Corporation and Quixtar Inc. Under the proposed arrangement, Kronos will retain full rights to all of our intellectual property, as well as manufacturing of our proprietary power-supply. The final agreement is subject to negotiations between the parties. Management believes that this relationship will assist Kronos in expanding into global markets, including Europe and Asia for consumer air purification products.

         LETTER OF INTENT FOR RETAIL CONSUMER PRODUCTS

         In April 2001, Kronos Air Technologies completed development of a prototype room-based air purification device and is now moving rapidly toward commercialization of the Kronos(TM) technology outside of military applications. In May 2002, Kronos Air Technologies executed a non-binding term sheet with a consumer retail products company. The agreement provides for exclusive North American retail distribution rights for a full consumer air movement and purification product line based on the Kronos technology for a term of at least three years. Kronos will be compensated through royalty payments with minimum annual levels. The consumer products company has also agreed to provide Kronos with advanced funding to pay for any development work necessary to bring a Kronos-based consumer product line to market. The terms of the advanced funding are still being negotiated. Kronos believes it will retain full rights to all of its intellectual property, as well as manufacturing of its proprietary power supply. The final agreement is subject to negotiations between the parties. The product line launch is scheduled for first quarter 2003. Kronos has completed the development of the core Kronos(TM) technology. We are currently focused on applying the Kronos(TM) technology to specific customer applications. Customer application development requires us to tailor the Kronos(TM) technology to meet the customer's specific product requirements, including airflow volume and velocity, the level of particulate removal, the amount of gas destruction, the size and shape of the devices and the measurement and monitoring of airflow and air quality. This includes developing the product specifications, designing the actual product, building and testing prototypes, finalizing the design for the manufacturer, and the manufacturing of the actual product. Kronos is required to keep the identity of the consumer products company confidential until the formal announcement of the product launch. Management believes that the cash flow generated from this relationship will assist Kronos in expanding the Kronos(TM) technology for applications in, including: (1) air movement and purification in health care, hospitality, residential and commercial facilities; (2) air purification for unique spaces, such as cleanrooms, automobiles, cruise ships and airplanes; (3) specialized military uses in naval vessels, closed vehicles and environmental devices; (4) embedded cooling and cleaning for electronic devices and medical equipment; (5) industrial scrubbing with respect to product storage and diesel and other emissions; and (6) hazardous gas destruction for incineration and chemical facilities. Management further believes that this relationship will assist Kronos in expanding into global markets, including Australia and New Zealand.

         UNDERWRITERS LABORATORIES' APPROVAL

         In June 2001, Kronos Air Technologies obtained Underwriters Laboratories, Inc.'s approval for the Kronos(TM) device's core electronics. The electronic module is the key component of Kronos Air Technologies' proprietary technology and is used in all Kronos(TM) based products. We believe the
Underwriters Laboratories' approval of the electronics should shorten the Underwriters Laboratories' approval process for all future Kronos Air Technologies air movement and purification products. Final Underwriters
Laboratories' approval for each Kronos(TM) based device (based on using the current core electronics) will depend on meeting mechanical and material standards for each device. This final Underwriters Laboratories' effort will focus primarily on safety standards applied to the casing for the device and materials used in final design.

         LOCKHEED MARTIN AND GENERAL DYNAMICS CONTRACTS

         In the fourth quarter 2001, Kronos Air Technologies began to generate revenue for the first time in the military marketplace with the sale of Kronos(TM) devices to Lockheed Martin and the delivery of its first commercialized Kronos(TM) devices to Bath Iron Works, a division of General Dynamics. The Bath Iron Works' air movement and purification devices are being used in the chief quarters of the USS WINSTON CHURCHILL (DDG-81).

         With respect to General Dynamics, we are currently working to develop the relationship with them, including providing demonstrations of our Kronos(TM) technology. We do not currently have any specific plans with General Dynamics and/or Lockheed Martin. There are no anticipated time frames as to when we may receive any future revenue from these companies.

         SMALL BUSINESS INNOVATION RESEARCH CONTRACTS AWARDED

         UNITED STATES NAVY. In May 2001, Kronos Air Technologies was awarded a Small Business Innovation Research contract. This contract is sponsored by the United States Navy and is potentially worth up to $837,000 in product development and testing support for Kronos Air Technologies. The first phase of the contract is worth up to $87,000 in funding for manufacturing and testing a prototype device for air movement and ventilation onboard naval vessels. If awarded to Kronos Air Technologies, the second phase of the contract would be worth up to $750,000 in additional funding. The Kronos(TM) devices manufactured under this contract will be embedded in an existing HVAC systems to move air more efficiently than the current fan based technology. This contract is an extension of the commercialization effort by Kronos Air Technologies in the specialized military marketplace. In April 2002, the United States Navy and Kronos mutually agreed to exercise the option on the first phase of the United States Navy SBIR contract. The option is to provide incremental funding to Kronos to further test and evaluate the Kronos(TM) devices built during the initial funding. Testing will include demonstrating the ability of the United States Navy Kronos(TM) devices to capture and destroy biological hazards to effectively manage electrical magnetic interference.

         UNITED STATES ARMY. In December 2001, Kronos Air Technologies was awarded a Small Business Innovation Research contract. This contract is sponsored by the United States Army and potentially worth up to $870,000 in product development and testing support for Kronos Air Technologies. The first phase of the contract is worth up to $120,000 in funding to investigate and analyze the feasibility of the Kronos(TM) technology to reduce humidity in heating, ventilation and air conditioning (HVAC) systems. If awarded to Kronos Air Technologies, the second phase of the contract would be worth up to $650,000 in additional funding. The Kronos(TM) devices manufactured under this contract will be to further demonstrate the versatility of the Kronos(TM) technology to meet airflow, system pressure and reduced humidity requirements for HVAC systems. This contract is an extension of the commercialization effort by Kronos Air Technologies in the specialized military marketplace. In May 2002, the United States Army requested our company to submit a detailed phase two proposal by June 10, 2002. The proposal was submitted on June 7, 2002 and the evaluation period for this proposal by the United States Army is expected to be approximately 9 months.

BUSINESS STRATEGY

         Kronos Air Technologies' business development strategy is to sell and license the Kronos(TM) technology to six distinct market segments: (1) air movement and purification (health care, hospitality, residential and commercial facilities); (2) air purification for unique spaces (cleanrooms, automotive, cruise ships and airplanes); (3) specialized military (naval vessels, closed vehicles and environmental devices); (4) embedded cooling and cleaning (electronic devices and medical equipment); (5) industrial scrubbing (produce storage and diesel and other emissions), and (6) hazardous gas destruction (incineration and chemical facilities).

         AIR MOVEMENT AND PURIFICATION. Indoor air pollution, including "sick building syndrome" and "building related illness," is caused by inadequate ventilation, chemical contaminants from indoor and outdoor sources and biological contaminants. The addressable air movement and purification segment is made up of four principal applications: (1) health care, (2) hospitality (3) residential and (4) commercial. Kronos Air Technologies is attempting to develop a Kronos(TM) device intended to address the specific air quality issues, including odors, found in most nursing home and assisted living facilities.

         AIR PURIFICATION FOR UNIQUE SPACES. Electronics, high-tech, semiconductor, pharmaceutical, aerospace, medical and many other producers depend on cleanroom technology. As products such as electronic devices become smaller, the chance of contamination in manufacturing becomes higher. For pharmaceutical companies, clean, safe and contaminant-free products are imperative to manufacturing and distributing a viable product. Other potential applications for the Kronos(TM) technology include contained spaces such as aircraft, cruise ships and other transportation modes that require people to breathe contaminated, re-circulated air for extended periods. Kronos Air Technologies is also evaluating the effectiveness of the Kronos(TM) technology on reducing diesel emissions.

         SPECIALIZED MILITARY. Kronos Air Technologies has been working with General Dynamics on commercializing specific military applications of the Kronos(TM) technology. To date, Kronos Air Technologies has developed and shipped miniature Kronos(TM) based devices for retrofitting the sailors' bunk fans on United States Naval ships and a larger embedded device for retrofitting fans in the ductwork of United States Naval ships. In addition, Kronos Air Technologies was awarded a Small Business Innovation Research contract sponsored by the United States Navy and is potentially worth up to $837,000 in funding for product development and testing. The Kronos(TM) devices manufactured under this contract will be embedded in existing HVAC systems to move air more efficiently than the current fan based technology. In addition, Kronos Air Technologies was awarded a Small Business Innovation Research contract sponsored by the United States Army and is potentially worth up to $850,000 in funding for product development and testing. The Kronos(TM) devices manufactured under this contract will be used to demonstrate the ability to commercialize the Kronos(TM) technology for mass production.

         OTHER  MARKET  SEGMENTS.  The  technology  demonstrated  in  the  Small
Business Innovation Research contract has direct applications to other commercial market segments that Kronos Air Technologies is pursuing, including industrial ventilation for building HVAC systems, embedded cooling for electronic equipment and hazardous gas scrubber systems.

         For each of these market segments, there exists a large number of incumbent specialty, national and global competitors. These competitors have firmly established products, customers, distribution and sales channels and broad brand recognition. These competitors have significantly greater financial resources than our company. The consumer, commercial and industrial fan, air movement and air purification markets are highly competitive on price, availability, customization, service and warranty. Kronos Air Technologies intends to utilize its advantages in features and performance to create a beneficial value to its customers. Kronos Air Technologies will compete in licensing of air movement and purification technologies to existing manufacturers and product sales organizations. Kronos Air Technologies will also design, develop and manufacture air movement and air purification components and products for wholesale and retail sales.

MILESTONES

         Our primary business objectives over the next twelve months are the further development and commercialization of the Kronos(TM) technology with a view toward generating cash flow from customers. The primary milestones necessary to achieve these objectives are as follows:

         o completion of commercialization of standalone Kronos(TM) devices to generate revenues, including completion of design of finished products, obtaining final Underwriters Laboratories' approval for the finished products, and completion of customer beta testing programs;

         o development of corporate capability to manage the outsourcing of production and post-sale servicing of Kronos(TM) products, including final selection of contract manufacturers and design of product tooling;

         o    further  development and augmentation of Kronos Air  Technologies'
              operational   capabilities   to  support   revenue   stream,   and
              identification of new applications for Kronos(TM) technology;

         o expansion of technical resources and product engineering to better position Kronos Air Technologies' ability to address specific customer issues and needs, including expanding Kronos Air Technologies' chemical and materials technical expertise;

         o hiring additional marketing and sales personnel to expand customer base to allow Kronos Air Technologies to grow both near term and long term revenue; and

         o    continuation  of   implementation   of  Kronos  Air  Technologies'
              intellectual property strategies, including continuation of its U.S. and international patent filing process to enable a full development and effectively management of intellectual property rights and assets.

         We  estimate  that   achievement  of  these   milestones  will  require
approximately $3,000,000 of funding. We anticipate that such funding will be obtained pursuant to the Fusion Capital transaction, cash flow generated from government grants and contracts (including the Small Business Innovation Research contracts sponsored by the United States Navy and Army, recently awarded to Kronos Air Technologies), and cash flow generated from customer revenue. Kronos has completed the development of the core Kronos(TM) technology. We are currently focused on applying the Kronos(TM) technology to specific customer applications, depending upon customer needs. We modify applications of our existing Kronos(TM) technology on a customer-by-customer basis.

         CORPORATE RESTRUCTURING AND RELATED ACTIVITIES

         We have reorganized in order to prioritize and focus management and financial resources on Kronos Air Technologies and the Kronos(TM) technology. This reorganization has resulted in the decision to no longer pursue other investment opportunities previously identified.

         ACQUISITION AND SALE OF ATOMIC SOCCER USA, LTD. Pursuant to a Letter Agreement dated as of April 11, 2001, we transferred ownership of 100% of the issued and outstanding shares of common stock of Atomic Soccer to a new ownership group comprised primarily of Atomic Soccer's current and former management. We determined that continued financial and other support of Atomic Soccer was not consistent with our long-term strategic plan of concentrating and consolidating financial and management resources on Kronos Air Technologies.

         ACQUISITION AND SALE OF APERION AUDIO, INC. Pursuant to a Settlement and Mutual Release Agreement dated as of June 7, 2002, we transferred ownership of 100% of the issued and outstanding shares of common stock of Aperion Audio to a new ownership group comprised primarily of Aperion Audio's current management.

         OTHER INVESTMENTS. Our reorganization has resulted in our decision to no longer pursue other investment opportunities previously identified. We decided not to pursue further investments in Cancer Detection International LLC, Electric Management Units, and Cancer Treatment Centers, Inc. in July 2001; and terminated by mutual consent a contract to distribute Computerized Thermal Imaging, Inc. equipment in August 2000.

RETENTION OF THE EAGLE ROCK GROUP, LLC

         On July 9, 2001, we signed an agreement to utilize the strategic planning and business plan execution services of The Eagle Rock Group, LLC. The Eagle Rock Group will work with the Kronos Air Technologies team to fully develop and capitalize on the Kronos(TM) technology. We believe that The Eagle Rock Group can assist us in unlocking the potential value of the Kronos(TM) technology.

         We believe that The Eagle Rock Group's multi-disciplined approach, which uses seasoned business executives and leverages relationships and networks, can accelerate the Kronos(TM) opportunity versus the timing and development if we were to continue on a go-it-alone strategy or if we were to work and coordinate with the myriad of groups necessary to duplicate The Eagle Rock Group team. Specifically, we initially envision The Eagle Rock Group working to augment and enhance our efforts in the following areas (i) capital raising and allocation, (ii) strategic partner introduction and evaluation,
(iii) distribution channel development, (iv) product focus and brand development, (v) human resource placement, and (vi) capital market introduction and awareness.

         Pursuant to the agreement that we entered into with The Eagle Rock Group, we issued to The Eagle Rock Group a ten-year warrant granting them the right to purchase 1,400,000 shares of our common stock at an exercise price of $0.68 per share. The shares underlying the warrant have piggy-back and demand registration rights, as well as subscription rights in the event that we issue any rights to all of our stockholders to subscribe for shares of our common stock. In addition, the warrant contains redemption rights in the event that we enter into a transaction that results in a change of control of our company.

         Effective March 11, 2002, we entered into an agreement with The Eagle Rock Group extending our relationship with The Eagle Rock Group until March 1, 2003. Pursuant to the agreement, we agreed to convert the then-currently owed amounts to The Eagle Rock Group of $120,000 into a promissory note due and payable on March 1, 2003 and agreed to grant to The Eagle Rock Group a ten-year warrant for the right to purchase 2,000,000 shares of our common stock. Five hundred thousand (500,000) warrant shares are earned over a 12-month period and will fully vest on March 1, 2003. The remainder of the shares may be earned, contingent upon the occurrence of various events, including a successful capital raise, securing contracts with the U.S. military, securing contracts with consumer-oriented distribution organizations, and the adoption of a branding/marketing campaign principally developed by The Eagle Rock Group. The exercise price of these warrant shares will be equal to our common stock's closing price as of the day an initial letter of intent or term sheet related to such transaction is executed.

FUSION CAPITAL TRANSACTION

         On August 12, 2002, we entered into a common stock purchases agreement with Fusion Capital. Pursuant to the common stock purchase agreement and subject to the condition that Fusion Capital is not obligated nor permitted to purchase shares of our common stock if the per-share price of our common stock does not equal or exceed the floor price of $0.10, Fusion Capital has agreed to purchase on each trading day during the term of the agreement, $10,000 of our common stock or an aggregate of $6.0 million. The $6.0 million of our common stock is to be purchased over a 30-month period, subject to a six-month extension or earlier termination at our sole discretion and subject to certain events. The purchase price per share is equal to the lesser of (i) the lowest price of our common stock on the purchase date; or (ii) the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive trading days prior to the date of a purchase by Fusion Capital. However, there can be no assurance of how much cash we will receive, if any, under the common stock purchase agreement with Fusion Capital.

LEGAL PROCEEDINGS

         On June 6, 2002, Dutchess Advisors Ltd. initiated legal proceedings in Middlesex County, Massachusetts, against TSET. The complaint alleges, among other things, breach of contract, QUANTUM MERUIT, unjust enrichment and conversion with respect to a letter agreement, dated June 19, 2001, between TSET and Dutchess Advisors Ltd., and seeks, among other things, a judgment in the amount of $75,000, exclusive of pre-judgment interest, costs and attorneys' costs. TSET contested the allegations made by Dutchess by serving a motion to dismiss all claims. Dutchess subsequently filed an amended complaint with the court on August 16, 2002. Dutchess seeks to recover up to three times its actual damages as well as its costs and attorneys' fees. TSET intends to file a motion to dismiss all counts in the amended complaint. TSET believes that it has meritorious defenses and intends to vigorously defend this matter.

         On February 2, 2001, we initiated, together with Kronos Air Technologies, legal proceedings in Clackamas County, Oregon against W. Alan
Thompson, Ingrid T. Fuhriman, and Robert L. Fuhriman II, each of whom were formerly executive officers and members of the Board of Directors of Kronos Air Technologies. This suit alleges, among other things, breach of fiduciary duties and breach of contract by these individuals, and seeks, among other things, an order from the court referring the dispute to arbitration in accordance with the terms of these individuals. We have agreed to a change of venue of this matter to King County, Washington, and arbitrators have been selected. The parties are in the process of exchanging and complying with requests for discovery.

         On January 13, 2000, we initiated legal proceedings in Clackamas County, Oregon against Foster & Price Ltd., an Isle of Man corporation, seeking, among other things, a judicial declaration that a certain term sheet signed by us and Foster & Price was lawfully terminated by us due to Foster & Price's failure to perform certain terms thereunder and was therefore null and void, and that we and Foster & Price had no further contractual obligations between ourselves. Foster & Price claimed entitlement to the issuance of 10,000,000 shares of our common stock, notwithstanding its alleged nonperformance of certain important obligations under the term sheet. On July 7, 2001, we entered into a mutual release and settlement agreement with Foster & Price and Alex D. Saenz, pursuant to which our company, Foster & Price and Mr. Saenz mutually and fully released each other from all related claims and counterclaims and agreed to the dismissal of the litigation initiated by us against Foster & Price on January 13, 2000. The settlement agreement does not contain any admission of liability or fault by any party. The parties also agreed, among other things, to not institute any future litigation relating to the term sheet of the previous relationship. As settlement consideration, we delivered to Foster & Price and Mr. Saenz, collectively, a total of 375,000 registered shares of our common stock valued at $213,750 on May 31, 2002. This amount was accrued at June 30, 2001 and is included in Other Income/Expense in the Statement of Operations for the period ended June 30, 2001. The shares were not issued until the following year. Once the shares were issued, the transaction was properly reflected in shareholders' equity. Foster & Price and Mr. Saenz have agreed that in no case shall they sell on any given trading day more than 5,000 shares, or more than 12,500 shares in any consecutive five-day trading period, or more than 50,000 shares in any 30-day consecutive trading period. Foster & Price and Mr. Saenz have agreed to certain confidential provisions and to indemnify us against claims arising out of any dispute between Foster & Price and Mr. Saenz relating to any allocation of shares between them as well as claims brought by persons who are not parties to the settlement agreement.

         On January 11, 2002, Aperion Audio, Inc. (f/k/a EdgeAudio.com), a company in which TSET owns common shares, initiated arbitration in a dispute over the Agreement and Plan of Reorganization between the parties. Aperion Audio, Inc. requested damages of $213,900 plus consequential damages. On June 7, 2002, TSET settled all outstanding litigation with Aperion Audio, Inc., including the dismissal of arbitration proceedings, pursuant to a Settlement Agreement and Mutual Release, which included the sale of TSET-owned shares of Aperion Audio, Inc. common stock. Under this settlement, we have agreed to make the remaining $213,900 capital contributions previously agreed to at the time TSET acquired Aperion Audio in the form of a non-interest bearing note payable over the next 14 months. We also agreed to sell Aperion Audio to two of its managers and former shareholders. As a result, we are returning all of the shares of Aperion Audio and 500,000 shares of TSET common stock in exchange for a full release of all liabilities and claims, including the release of the potential liability for $3 million of additional consideration to be paid in shares of TSET common stock via an earn-out provision in the Acquisition Agreement.

DESCRIPTION OF OUR PROPERTIES

         Our principal executive office is located at 464 Common Street, Suite 301, Belmont, Massachusetts.

         The offices of Kronos Air Technologies are located at 8549 / 8551 154th Avenue NE, Redmond, Washington 98052. Kronos Air Technologies is committed through June 30, 2003 to annual lease payments on operating leases for 4,000 square feet of office/research lab premises of $42,670 per year.

         We consider our existing facilities to be adequate for our foreseeable needs.

                                   MANAGEMENT

         Our directors and executive officers and their ages as of the date of this prospectus are as follows:

     NAME                      AGE    POSITION
     ---------------------    -----   -----------------------------------
     Daniel R. Dwight           42    Director; President and
                                      Chief Executive Officer

     Richard A. Papworth        44    Director; Chief Financial Officer,
                                      Secretary, and Treasurer

     Richard F. Tusing          45    Director; Chief Operating Officer

     James P. McDermott         40    Director

     Charles D. Strang          79    Director

     Erik W. Black              31    Director

     Jeffrey D. Wilson          47    Director

         DANIEL R. DWIGHT, 42, has served as a Director of TSET since November 2000, and as a Director and Chief Executive Officer of Kronos Air Technologies since January 2001. Effective October 16, 2001, Mr. Dwight was appointed President and Chief Executive Officer of TSET. He has extensive experience in private equity and operations in a wide variety of high growth and core industrial businesses. Mr. Dwight is currently an independent management consultant who provides business development, strategic consulting, financial planning, merchant banking, and operational execution services to a wide range of clients. Prior to starting his consulting practice, Mr. Dwight spent 17 years with General Electric including 10 years of operations, manufacturing, and business development experience with GE's industrial businesses, and seven years of international investment and private equity experience with GE Capital. He has had responsibility for over a $1 billion in merger and acquisition and private equity transactions at GE. Most recently, Mr. Dwight initiated GE Capital's entry in the Asia private equity market. Between 1995 and 1999, the Asian equity portfolio grew to include consolidations, leveraged buyouts, growth capital and minority investments in diverse industries, including information technology, telecommunications services, consumer products, services and distribution, and contract manufacturing. Mr. Dwight led deal teams with responsibility for the execution of transactions, monitoring of portfolio companies and realization of investments. Since 1982, Mr. Dwight has held other leadership positions domestically and internationally with GE Capital, as well as senior positions with GE Corporate Business Development (1989-1992) and GE Corporate Audit Staff (1984-1987). His responsibilities included identifying, analyzing and implementing reorganizations, restructurings, consolidating acquisitions, and divestitures of GE businesses. He also had responsibility for the development of new business ventures and commercialization of new technologies strategic to GE's industrial businesses. Mr. Dwight holds an MBA in Finance and Marketing with Honors from the University of Chicago in 1989 and a B.S. in Accounting with Honors from the University of Vermont in 1982.

         RICHARD A. PAPWORTH, 44, became a Director of TSET in June 2001, was appointed Chief Financial Officer of TSET in May 2000, and has served as a
Director, Chief Financial Officer, and Treasurer of Kronos Air Technologies since January 2001, and as Assistant Secretary of Kronos Air Technologies since December 2000. Mr. Papworth has had diverse finance, tax, and accounting experience in a range of industries, including real estate development/construction, software development, publishing, distribution, financial institutions, and investment companies. From 1997-2000, he was Vice-President and Controller of the U.S. and European operations of Wilshire Financial Services Group, a Portland, Oregon-based publicly held specialty loan servicing and investment company with more than $2 billion under management. In this capacity, Mr. Papworth was responsible for accounting and control system, financial reporting and analysis, and business decision support for the worldwide organization. From 1996-97, he was Chief Financial Officer of First Bank of Beverly Hills, a $550 million banking subsidiary of WFSG. From 1995-96, Mr. Papworth was Treasurer for Maintenance Warehouse America Corporation in which capacity he successfully negotiated more than $50 million of real estate and working capital financing, and was responsible for management of Maintenance Warehouse America Corporation's insurance program and tax compliance. From 1994-95, he maintained a private management and finance consulting practice for select clients. From 1989-94, Mr. Papworth worked for Morrison Homes, the U.S. home building division of U.K.-based George Wimpey Plc., during which period he held various positions including Chief Financial Officer, Treasurer, and Assistant Treasurer. From 1985-89, he engaged in tax consulting with Deloitte and Touche, a Big Five accounting firm. He received a B.S. in accounting (with minors in business, economics, and Spanish) and a Macc (Masters of Accountancy) with emphasis in tax law, from Brigham Young University in 1984. Mr. Papworth became licensed as a certified public accountant in the State of California in 1987. Mr. Papworth speaks Spanish fluently.

         RICHARD F. TUSING, 45, has served as a Director of TSET since October 2000 and as a Director of Kronos Air Technologies since January 2001 and was appointed Chief Operating Officer on January 1, 2002. Mr. Tusing has had extensive experience in developing new enterprises, negotiating the licensing of intellectual property rights, and managing technical and financial organizations, and has more than 20 years of business development, operations, and consulting experience in the technology and telecommunications industries. He has spent four years in executive management with several emerging technology companies, 14 years in various managerial and executive positions with MCI Communications Corporation, and three additional years in managerial consulting. While acting as an independent management consultant from 1996 to the present, Mr. Tusing's experience with emerging technology companies includes serving as Chief Executive Officer and Chief Technology Officer for Avalon Media Group (a turnkey advertising services company); primary responsibility for technology planning, licensing, and strategic technology architecture relationships for ICU, Inc. (a mobile video conferencing company); and Executive Vice-President, Chief Technology Officer, and Director of Entertainment Made Convenient (Emc3) International, Inc. (a video and data downloading services company). Through his private consultancy, Mr. Tusing provides, among other things, managerial, financial planning, technical, and strategic planning services. From 1982-1996, Mr. Tusing held multiple managerial and executive positions with MCI
Communications Corporation. From 1994-1996, he served as MCI's Director of Strategy and Technology, managing MCI's emerging technologies division (having primary responsibility for evaluating, licensing, investing in, and acquiring third-party technologies deemed of strategic importance to MCI), and also oversaw the development of several early-stage and venture-backed software and hardware companies; in this capacity, Mr. Tusing managed more than 100 scientists and engineers developing state-of-the-art technologies. From 1992-1994, Mr. Tusing founded MCI Metro, MCI's entree into the local telephone services business and, as MCI Metro's Managing Director, managed telecommunications operations, developed financial and ordering systems, and led efforts in designing its marketing campaigns. From 1990-1992, he served as Director of Finance and Business Development for MCI's western region, overseeing $1,000,000,000 in annual revenue and a $90,000,000 operating budget. From 1982-1990, Mr. Tusing held other management and leadership positions within MCI, including service as MCI's Pacific Division's Regional Financial Controller, Manager of MCI's Western Region's Information Technology Division, and led MCI's National Corporate Financial Systems Development Organization. Mr. Tusing received B.S. degrees in business management and psychology from the University of Maryland in 1979.

         JAMES P. MCDERMOTT, 40 became a Director of TSET in July 2001. Mr. McDermott has over 18 years of financial and operational problem-solving experience. Mr. McDermott is a co-founder and is currently a Managing Director of Eagle Rock Advisors, LLC, the Manager for The Eagle Rock Group, LLC. From 1992 through 2000, Mr. McDermott held various managerial and executive positions with PennCorp Financial Group, Inc. and its affiliates. From 1998 through 2000, Mr. McDermott was Executive Vice-President and Chief Financial Officer of PennCorp Financial Group. While serving in this position, Mr. McDermott was one-third of the executive management team that was responsible for developing and implementing operational stabilization, debt reduction and recapitalization plans for the company. From 1995 through 1998, Mr. McDermott served as Senior Vice-President of PennCorp Financial Group. Mr. McDermott worked closely with the Audit Committee of the Board of Directors on evaluating the PennCorp's accounting and actuarial practices. In addition, Mr. McDermott was responsible for developing a corporate-wide technology management program resulting in technology convergence and cost savings to the company's technology budget. From 1994 through 1998, Mr. McDermott was a principal in Knightsbridge Capital Fund I, LP, a $92 million investment fund specializing in leverage-equity acquisitions of insurance and insurance-related businesses. Mr. McDermott was also the founding Chairman of the e-business Internet service provider, Kivex.com, and a senior manager of one of the world's leading public accounting firms, KPMG. Mr. McDermott received a B.S. Degree in Business Administration from the University of Wisconsin, Madison.

         CHARLES D. STRANG, 79, has served as a Director of TSET since September 2000 and as a Director of Kronos Air Technologies since January 2001. Mr. Strang was named National Commissioner of NASCAR (National Association for Stock Car Racing) in 1998 and continues to serve in that capacity. In 1989 Mr. Strang received President Bush's American Vocation Success Award; in 1992 was elected to the Hall of Fame of the National Marine Manufacturers Association; in 1990 was awarded the Medal of Honor of the Union for International Motorboating; and is a life member of the Society of Automotive Engineers. He also currently serves as a Director of the American Power Boat Association (the U.S. governing body for powerboat racing) and Senior Vice-President of the Union for International Motorboating (the world governing body for powerboat racing, with approximately 60 member nations). He joined Outboard Marine Corporation as Director of Marine Engineering in 1966, and retired as Chief Executive Officer in 1990 and as Chairman in 1993 after a more than 40-year career in the marine industry. Mr. Strang retired as a Director of Outboard Marine Corporation in 1996 and has been retired since that time. Mr. Strang's accomplishments during this period include the invention of the modern-day stern-drive (inboard/outboard) power system, the evolution of high horsepower outboard motors, dozens of patents in the field of engine design, marine propulsion devices, and powerboats, and the movement of the marine industry to vertically integrate engine manufacturers with boat builders; these efforts have accelerated the consolidation of the marine industry and the trend to "packaged" boat and motor marketing. Under his leadership, Outboard Marine Corporation was transformed into a vertically-integrated producer of complete, factory-rigged and -powered boats; his engineering and management leadership has had a lasting, substantial influence on the marine industry. Mr. Strang graduated with a degree in mechanical engineering from Polytechnic University in 1943 and worked for several years in the aerospace industry (including research and testing projects on aircraft engines) and served on the mechanical engineering staff of Massachusetts Institute of Technology. He spent 13 years with Kiekhaefer Corporation (manufacturer of Mercury outboard motors), rising from Director of Research to Executive Vice-President, and was also proprietor of U.S. Executives, Inc., a management consulting firm, and Hydro-Mechanical Development, an engineering firm.

         ERIK W. BLACK, 31, became a Director of TSET in June 2001, was appointed Executive Vice-President - Business Development of TSET in May 2000, and also served as Chairman of the Board of Directors of Atomic Soccer from November 2000 until the sale of Atomic Soccer in April 2001. Mr. Black resigned as Executive Vice-President - Business Development of TSET - effective December 31, 2001. Before joining TSET, Mr. Black served from 1997-2000 as a business and corporate strategy consultant to the office of the Chairman on Funding Selection, Inc., an investment banking and mergers and acquisitions company. He also developed, launched, and managed GI Bill Express.com LLP from February 1999 until its acquisition by Military.com in April 2000. Mr. Black has also worked as an e-business associate consultant for IBM Global Services in Phoenix, Arizona, from March 1999 until April 2000. In addition, Mr. Black was the sole proprietor of E.B. Web Designs, an Internet development services and consulting company founded in 1998. Mr. Black worked as the communications coordinator for the Synthetic Organic Chemical Manufacturers Association in Washington, D.C. from 1996-97 and as an associate consultant for Robert Charles Lesser & Co., a real estate consulting firm, from 1995-96. He received an M.B.A. and a Masters of Information Management degrees from Arizona State University in 2000 (where he received the ASU MBA Kiplinger Foundation Prize for outstanding scholarship, service, and contribution, and served as Vice-President - communications of the ASU MBA Student Body Association in 1999-2000), a Global Leadership Certificate from Thunderbird - The American Graduate School of International Management in 2000, and a B.A. from Pomona College in 1995, where he graduated magna cum laude and was elected to Phi Beta Kappa. Mr. Black speaks Russian fluently.

         JEFFREY D. WILSON, 47, was appointed Chairman of the Board of Directors and Chief Executive Officer of TSET in April 1999. On October 10, 2001, Mr. Wilson resigned as Chairman of the Board of Directors and Chief Executive Officer of TSET, as well as Chairman of the Board of Directors of Kronos Air Technologies and Aperion Audio, respectively. Mr. Wilson remains a director of TSET. Mr. Wilson has had extensive international transactions experience in Asia, Europe, Latin America, Africa, and the U.S., having represented clients in a wide range of joint venture, corporate finance, public and private securities, regulatory, asset acquisition, licensing, investment, technology, mergers and acquisitions, leveraged buy-out, and other transactions, and has assisted clients in gaining access to foreign markets and in government lobbying activities. Mr. Wilson served as Chairman of the Board of Directors of Kronos Air Technologies and Atomic Soccer since March 2000; Mr. Wilson resigned as Chairman of Atomic Soccer in November 2000. From 1992-1999, Mr. Wilson maintained a private international consulting practice for select clients and engaged in entrepreneurial ventures. From 1990-1992, he served as international legal advisor for GGS Co., Ltd., a Tokyo-based Japanese investment company (and including its Hong Kong, Australian, Canadian, and U.S. affiliates), having primary responsibility for its international projects. From 1982-1990, he engaged in the private practice of law. Mr. Wilson received a B.A. from Brigham Young University in 1979 and a J.D. from the University of Kansas in 1982, where he was also associate editor of the KANSAS LAW REVIEW and President of the International Law Society. Mr. Wilson speaks Japanese fluently.

DIRECTORS

         Our Board of Directors consists of eight seats. Directors serve for a term of one year and stand for election at our annual meeting of stockholders. Four of our current directors were reelected at our annual meeting of stockholders held on December 15, 2000, and two additional directors were appointed in June 2001. One vacancy currently exists on the Board of Directors as of the date of this prospectus. Pursuant to our Bylaws, a majority of directors may appoint a successor to fill any vacancy on the Board of Directors. Daniel R. Dwight, our President and Chief Executive Officer, Richard A. Papworth, our Chief Financial Officer, Secretary, and Treasurer, and Richard F. Tusing, our Chief Operating Officer, are also executive officers of TSET. James
P. McDermott, a principal of The Eagle Rock Group, LLC, was appointed to our Board of Directors in July 2001.

ADVISORY BOARD

         We established an Advisory Board in July 2001 to assist management in the development of long-range business plans for our Company. Currently, William Poster is the sole Advisory Board Member. Mr. Poster is a seasoned entrepreneur with a successful track record as a founder of several businesses spanning five continents. Mr. Poster has experience in developing business opportunities in the United States, Europe, Asia and the Middle East. Mr. Poster recently stepped down as President of Computer Systems & Communications Corporation, a wholly-owned subsidiary of General Dynamics. Computer Systems & Communications Corporation is a cutting-edge communications and technology company that Mr. Poster founded and later sold to General Dynamics. Mr. Poster is currently a principal with Eagle Rock Advisors, LLC.

         We will continue to evaluate additional potential candidates for our Advisory Board.


COMMITTEES

         On September 11, 2001, the Board of Directors established a Compensation Committee consisting of two independent members of the Board of Directors. The Compensation Committee and Chairman will be designated annually by the Board of Directors. The Compensation Committee is charged with reviewing and making recommendations concerning TSET's general compensation strategy, reviewing salaries for officers, reviewing employee benefit plans, and administering TSET's stock incentive plan, once adopted and implemented.

COMPENSATION OF DIRECTORS

         CASH COMPENSATION. Our Bylaws provide that, by resolution of the Board of Directors, each director may be reimbursed his expenses of attendance at meetings of the Board of Directors; likewise, each director may be paid a fixed sum or receive a stated salary as a director. As of the date of this prospectus, no director receives any salary or other form of cash compensation for such service. No director is precluded from serving our Company in any other capacity and receiving compensation from us in connection therewith.

         SHARE-BASED COMPENSATION. Each director is entitled to receive annually 50,000 restricted shares of our common stock, either granted as shares or in the form of fully-vested options, as compensation for their services as members of our Board of Directors. The Chairman of our Board of Directors is entitled to receive annually an additional 50,000 shares of our common stock, either granted as shares or in the form of fully-vested options, as compensation for his services as Chairman of our Board of Directors. As of the date of this prospectus, Messrs. Wilson and Strang have been granted 200,000 and 50,000 options, respectively as compensation for Mr. Wilson's services as Chairman of our Board of Directors and Mr. Strang's services as a member of our Board of Directors. Messrs. Tusing and Dwight have each been granted 50,000 shares of our common stock as compensation for their services as members of our Board of Directors.

EXECUTIVE COMPENSATION

         The following table sets forth compensation for the fiscal year ended June 30, 2002 for our executive officers:


                                                     SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION                                  LONG-TERM COMPENSATION
                        ----------------------------------------------   --------------------------------------------------------
                                                                                   AWARDS                      PAYOUTS
                                                                         ---------------------------  ---------------------------
                                                                         RESTRICTED     SECURITIES                     ALL
                                                            OTHER          STOCK        UNDERLYING       LTIP         OTHER
NAME AND PRINCIPAL                 SALARY     BONUS     COMPENSATION       AWARDS     OPTIONS/SAR'S    PAYOUTS    COMPENSATION
FISCAL POSITION          YEAR        $          $             $               $              #             $            $
-------------------     ------    --------   -------   ---------------   -----------  -------------   ---------   ------------
(a)                      (b)        (c)        (d)           (e)             (f)            (g)           (h)          (i)
-------------------     ------    --------   -------   ---------------   -----------  -------------   ---------   ------------
Daniel R. Dwight,        2002     112,500        --          7,620            --         2,600,000         --           --
    President and        2001          --        --             --            --                --         --           --
    Chief Executive      2000          --        --             --            --                --         --           --
    Officer(1)

Richard F. Tusing,       2002          --        --             --            --                --         --           --
    Chief Operating      2001          --        --             --            --                --         --           --
    Officer(2)           2000          --        --             --            --                --         --           --




                                                                 29


                                        ANNUAL COMPENSATION                                  LONG-TERM COMPENSATION
                        ----------------------------------------------   --------------------------------------------------------
                                                                                   AWARDS                      PAYOUTS
                                                                         ---------------------------  ---------------------------
                                                                         RESTRICTED     SECURITIES                     ALL
                                                            OTHER          STOCK        UNDERLYING       LTIP         OTHER
NAME AND PRINCIPAL                 SALARY     BONUS     COMPENSATION       AWARDS     OPTIONS/SAR'S    PAYOUTS    COMPENSATION
FISCAL POSITION          YEAR        $          $             $               $              #             $            $
-------------------     ------    --------   -------   ---------------   -----------  -------------   ---------   ------------
(a)                      (b)        (c)        (d)           (e)             (f)            (g)           (h)          (i)
-------------------     ------    --------   -------   ---------------   -----------  -------------   ---------   ------------

Jeffrey D. Wilson,       2002      70,000        --          3,500             --           50,000           --            --
    Former Chairman of   2001     180,000        --         12,000             --          600,000(4)        --            --
    the Board of         2000     155,000(5) 30,000(6)       2,670(7)     700,000(8)            --           --            --
    Directors and
    Chief
    Executive
    Officer(3)

Richard A. Papworth,     2002     120,000(9)     --             --             --          300,000           --            --
    Chief Financial      2001     120,000        --          2,000             --          448,475(10)       --            --
    Officer              2000      10,000(11)    --             --         50,000(12)           --           --            --

Erik W. Black,           2002      60,000(14)    --          6,000             --               --         --              --
    Former Executive     2001     100,000        --          6,000             --         50,000(15)       --              --
    Vice-President -     2000       4,167(16)    --          4,500(17)         --               --         --              --
    Business
    Development(13)
____________________

(1)      Mr. Dwight became President and Chief Executive Officer of TSET effective November 15, 2001.
(2)      Mr. Tusing became Chief Operating Officer of TSET effective January 1, 2002.
(3)      Effective October 10, 2001, Mr. Wilson resigned as Chairman of the Board of Directors and Chief Executive Officer of
         TSET pursuant to a mutual agreement between TSET and Mr. Wilson.
(4)      Mr. Wilson was granted  350,000  options  pursuant to a letter  agreement dated April 10, 2001 amending Mr. Wilson's employment agreement, dated April 16, 1999. 125,000 options were fully vested as of April 10, 2001 and the remaining
         225,000 options were to vest upon the achievement of certain performance objectives. The exercise price was equal to
         $0.885 per share,  which was the  closing  price of our  Company's  common  stock as quoted on the  Over-the-Counter
         Bulletin  Board on April 9, 2001.  TSET has determined  that the options to purchase  350,000 shares of common stock granted to Mr.  Wilson  pursuant to the letter  agreement are void as of April 10, 2001,  the effective  date of the letter  agreement.  Mr. Wilson was granted 50,000  options on April 9, 2001.  These options are fully vested and the exercise price is equal to $0.885 per share. In addition, Mr. Wilson, was granted 200,000 options on May 3, 2001, in connection  with his service as Chairman of the Board of Directors in 1999 and 2000.  These options are fully vested and the exercise price is equal to $0.71 per share.
(5)      Mr.  Wilson's  2000 salary of $155,000  consisted  of ten months at $12,500  and two months at $15,000.  Mr.  Wilson deferred  all salary  during  fiscal  years 1999 and 2000 and was  entitled  to receive  12% annual  interest on all deferred  amounts.  Pursuant to an agreement  between TSET and Mr. Wilson effective  October 10, 2001, TSET issued a promissory note in the amount of $350,000 and will pay $30,000 in cash within sixty days of October 15, 2001,  which represents all of Mr. Wilson's accrued salary,  bonus and interest.  In addition,  TSET will also pay Mr. Wilson his unpaid reimbursable expenses.
(6)      Under the terms of his employment  agreement,  Mr. Wilson was to receive a cash bonus of $30,000 on or before May 1,
         2000;  however,  Mr.  Wilson  deferred his cash bonus during fiscal year 2000 and was entitled to receive 12% annual interest on all deferred compensation.  Pursuant to an agreement between TSET and Mr. Wilson dated October 10, 2001,
         TSET issued a  promissory  note in the amount of $350,000  and will pay $30,000 in cash within sixty days of October
         15, 2001, which represents all of Mr. Wilson's accrued salary,  bonus and interest.  In addition,  TSET will pay Mr.
         Wilson his unpaid reimbursable expenses.
(7)      Mr. Wilson was entitled to an automobile  allowance of $1,000 per month, of which $2,670 was received in fiscal year
         2000.
(8)      As a signing bonus to his employment  agreement,  Mr. Wilson's nominee,  The Pangaea Group LLC,  received  1,000,000 restricted  shares of our  common  stock.  Such stock  vested at a rate of 100,000  shares per month over a 10-month period;  700,000 shares vested during fiscal year 2000.  The $700,000  value was obtained by multiplying  the vested shares with the closing market price of our unrestricted common stock ($1.00 per share) on the date such shares were granted (April 20, 1999).  Notwithstanding  the above calculation,  we expensed such stock transaction at a value of
         $300,000,  or $0.30 per share. TSET has determined that the issuance of the 1,000,000 shares of common stock is void as of April 16, 1999, the effective date of Mr. Wilson's employment agreement.
(9)      TSET accrued $45,000 of Mr. Papworth's 2002 salary.
(10)     Mr. Papworth was granted an option to purchase  398,475  restricted  shares of our common stock pursuant to a letter agreement dated April 10, 2001 amending Mr. Papworth's  employment  agreement,  dated May 19, 2000. The options were fully vested as of April 10, 2001 and the exercise  price is equal to $0.885 per share,  which was the closing price of our common stock as quoted on the Over-the-Counter Bulletin Board on April 9, 2001. In addition, Mr. Papworth was granted  50,000  options on April 9, 2001.  These options are fully vested and the exercise price is equal to $0.885 per share.
(11)     Mr. Papworth joined our Company in May 2000. He is compensated $120,000 annually.
(12)     As a signing bonus to his employment agreement,  Mr. Papworth received 14,815 restricted shares of our common stock.
         The $50,000  value is  determined  by  multiplying  the number of such shares with the closing  market  price of our
         Company's unrestricted common stock ($3.374 per share) on the date such shares were granted (May 19, 2000).
(13)     Mr. Black resigned as Executive Vice-President - Business Development of TSET effective December 31, 2001.
(14)     TSET accrued $60,000 of Mr. Black's 2002 salary.
(15)     Mr. Black was granted  50,000  options on April 9, 2001.  These  options are fully vested and the exercise  price is equal to $0.885 per share.
(16)     Mr. Black joined our Company in May 2000.  He was  compensated  $100,000  annually,  of which $4,167 was received in fiscal year 2000.
(17)     Mr. Black was entitled to an automobile  allowance of $500 per month, and a one-time relocation allowance of $5,000, of which $4,500 was received in fiscal year 2000.


                                           AGGREGATED OPTIONS/SAR EXERCISES
                                               IN LAST FISCAL YEAR AND
                                         FISCAL YEAR END OPTIONS/SAR VALUES(1)

                                                                            NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                        SHARES                             UNDERLYING UNEXERCISED        IN-THE-MONEY
                                     ACQUIRED ON             VALUE            OPTIONS/SAR'S AT         OPTIONS/SAR'S AT
             NAME                      EXERCISE           REALIZED ($)       FISCAL YEAR END(1)       FISCAL YEAR END(2)
--------------------------        ------------------   ----------------- --------------------------- ---------------------
Daniel R. Dwight                          -0-                 -0-          Exercisable:   1,321,700          $0
President and                                                              Unexercisable: 1,600,000          $0
Chief Executive Officer(3)

Richard F. Tusing                         -0-                 -0-          Exercisable:    473,000           $0
Chief Operating Officer(4)                                                 Unexercisable:  950,000           $0


Jeffrey D. Wilson                         -0-                 -0-          Exercisable:   310,000(6)         $0
Former Chairman of the Board                                               Unexercisable: 350,000(6)         $0
of Directors and
Chief Executive Officer(5)

Richard A. Papworth                       -0-                 -0-          Exercisable:    448,475           $0
Chief Financial Officer                                                    Unexercisable:  300,000           $0

Erik W. Black                             -0-                 -0-          Exercisable:     50,000           $0
Former Executive Vice-President                                            Unexercisable:        0           $0
Business Development(7)
_________________________________

(1)      These grants represent options to purchase common stock.  No SAR's have been granted.

(2)      The value of the unexercised  in-the-money  options were  calculated by determining the difference  between the fair market value of the common stock  underlying  the options and the exercise price of the options as of June
         30, 2002.

(3)      Mr. Dwight became President and Chief Executive Officer of TSET effective November 15, 2001.

(4)      Mr. Tusing became Chief Operating Officer of TSET effective January 1, 2002.

(5)      Effective  October 10, 2001,  Mr.  Wilson  resigned as Chairman of the Board of Directors  and Chief  Executive
         Officer of TSET pursuant to a mutual agreement between TSET and Mr. Wilson.

(6)      TSET has determined that the options to purchase  350,000 shares of common stock granted to Mr. Wilson pursuant to a letter  agreement  dated April 10, 2001 are void as of April 10, 2001,  the  effective  date of the letter agreement.  Of these options to purchase 350,000 shares of common stock,  options to purchase 125,000 shares of common stock were exercisable at fiscal year end 2001 and 225,000 options were unexercisable at fiscal year end
         2001.

(7)      Mr. Black  resigned as Executive  Vice  President - Business  Development  of TSET effective as of December 31,
         2001.



                                                      OPTION/SAR GRANTS TABLE

                                                            % TOTAL
                                  NO. OF SECURITIES      OPTIONS/SAR'S
                                      UNDERLYING           GRANTED TO
                                    OPTIONS/SAR'S         EMPLOYEES IN         EXERCISE OR BASE PRICE
             NAME                    GRANTED (#)        FISCAL YEAR (%)            ($ PER SHARE)           EXPIRATION DATE
---------------------------     --------------------  ------------------       -----------------------   -------------------
Daniel R. Dwight                    93,600(2)                1.5%                   $0.960                November 15, 2004
President and                       1,000,000               16.4%                   $0.680                February 12, 2012
Chief Executive Officer(1)            600,000                9.9%                   $0.250                February 12, 2012
                                   500,000(3)                8.2%                   $0.420                November 15, 2011
                                   250,000(3)                4.1%                   $0.660                November 15, 2011
                                   250,000(3)                4.1%                   $0.560                November 15, 2011

Richard F. Tusing                  246,500(5)                4.1%                   $0.960                    June 30, 2005
Chief Operating Officer(4)            600,000                9.9%                   $0.680                February 12, 2012
                                      350,000                5.8%                   $0.250                February 12, 2012



                                                           31

                                                            % TOTAL
                                  NO. OF SECURITIES      OPTIONS/SAR'S
                                      UNDERLYING           GRANTED TO
                                    OPTIONS/SAR'S         EMPLOYEES IN         EXERCISE OR BASE PRICE
             NAME                    GRANTED (#)        FISCAL YEAR (%)            ($ PER SHARE)           EXPIRATION DATE
---------------------------     --------------------  ------------------       -----------------------   -------------------

Jeffrey D. Wilson                      50,000                0.8%                   $0.885                    April 9, 2006
Former Chairman of the Board           10,000                0.1%                   $0.210                   March 31, 2005
of Directors and
Chief Executive Officer(6)

Richard A. Papworth                   100,000                1.6%                   $0.680                February 12, 2012
Chief Financial Officer               200,000                3.3%                   $0.250                February 12, 2012

_________________________________

(1) Mr. Dwight became President and Chief Executive Officer of TSET effective November 15, 2001.

(2) Represents options granted pursuant to Mr. Dwight's Consulting Agreements dated August 11, 2000 (individual agreement) and January 1, 2001 (Dwight Tusing & Associates' agreement), as amended April 12, 2001.

(3)      Represents   options  granted  pursuant  to  Mr.  Dwight's   Employment
         Agreement effective November 15, 2001 and Stock Option Agreement dated April 1, 2002.

(4)      Mr. Tusing became Chief Operating  Officer of TSET effective January 1,
         2002.

(5) Represents options granted pursuant to Mr. Tusing's Consulting Agreements dated August 11, 2000 (individual agreement) and January 1, 2001 (Dwight Tusing & Associates' agreement), as amended April 12, 2001.

(6) Effective October 10, 2001, Mr. Wilson resigned as Chairman of the Board of Directors and Chief Executive Officer of TSET pursuant to a mutual agreement between TSET and Mr. Wilson.

(__) TSET has determined that the options to purchase 350,000 shares of common stock granted to Mr. Wilson pursuant to a letter agreement dated April 10, 2001 are void as of April 10, 2001, the effective date of the letter agreement.


STOCK OPTION PLAN

         On February 12, 2002, the Board of Directors approved the TSET, Inc. Stock Option Plan under which TSET's key employees, consultants, independent contractors, officers and directors are eligible to receive grants of stock options. TSET has reserved a total of 6,250,000 shares of common stock under the Stock Option Plan. It is presently administered by TSET's Board of Directors. Subject to the provisions of the Stock Option Plan, the Board of Directors has full and final authority to select the individuals to whom options will be granted, to grant the options and to determine the terms and conditions and the number of shares issued pursuant thereto.

EMPLOYMENT AGREEMENTS

         The Employment Agreement of Jeffrey D. Wilson, our former Chairman and Chief Executive Officer, was dated as of April 20, 1999 and continued for an "evergreen" term of five years unless Mr. Wilson provided at least 60 days' prior written notice of his resignation. Such agreement provided for base cash compensation during the first 12-month period in the amount of $12,500 per month, plus a cash bonus in the amount of $30,000 to be paid in one lump sum on or before May 1, 2000. During the second 12-month period, Mr. Wilson's base cash compensation was to increase to $15,000 per month, and during the third 12-month period such base cash compensation was to increase to $20,000 per month. Mr. Wilson deferred all cash and bonus compensation from April 1999 through August 2000; however, commencing in September 2000, Mr. Wilson began receiving cash compensation in the amount of $17,500 per month, approved by the Board of Directors, in consideration of his previous deferral of such compensation. We were obligated to pay interest at the rate of 12% annually on all compensation deferred by Mr. Wilson until all such amounts have been paid in full. Mr. Wilson's nominee, The Pangaea Group, LLC, received a signing bonus of 100,000 fully vested and non-forfeitable restricted shares of our common stock; The Pangaea Group, LLC received an additional 900,000 restricted shares of our common stock, which vested at the rate of 100,000 shares per month over the 9-month period following Mr. Wilson's acceptance of the terms of his employment agreement. Mr. Wilson was entitled to fully participate in any and all 401(k), stock option, stock bonus, savings, profit-sharing, insurance, and other similar plans and benefits of employment; however, as of the date of this prospectus, we have not adopted or implemented any such plans. Mr. Wilson had "piggyback" registration rights with respect to all restricted shares owned by him, as well as "demand" registration rights with respect thereto exercisable two times during each 5-year term of his employment. The cost of exercising such piggyback and demand registration rights was to be borne by us. As of the date of this prospectus, Mr. Wilson had not exercised such registration rights. Mr. Wilson is entitled to be indemnified, defended, and held harmless by us from and against any and all costs, losses, damages, penalties, fines, or expenses (including, without limitation, reasonable attorneys' fees, court costs, and associated expenses) suffered, imposed upon, or incurred by him in any manner in connection with his service as our Chairman and Chief Executive Officer.

         On April 10, 2001, we entered into a Letter Agreement with Mr. Wilson amending Mr. Wilson's Employment Agreement. Pursuant to the Letter Agreement, Mr. Wilson waived the anti-dilution provision of his Employment Agreement in consideration for options to purchase 350,000 shares of our restricted common stock. The option to purchase 125,000 shares of common stock was fully vested as of April 10, 2001 and the remaining 225,000 share option was to vest upon the achievement of certain performance objectives. The exercise price of these options was equal to $0.885 per share, which was the closing price of our common stock as quoted on the Over-the-Counter Bulletin Board on April 9, 2001.

         In September 2001, TSET determined that, among other things, our Board of Directors never validly approved Mr. Wilson's Employment Agreement. Accordingly, TSET determined that Mr. Wilson's Employment Agreement and the Letter Agreement are null and void from their inception. As a consequence, TSET has determined that the issuance of 1,000,000 shares of common stock pursuant to Mr. Wilson's Employment Agreement and the grant of options to purchase 350,000 shares of common stock pursuant to the Letter Agreement were void as of the effective dates of the Employment Agreement and Letter Agreement, respectively, and that these shares of common stock and options are treated as if they were never issued or granted, as the case may be. Effective October 10, 2001, Mr. Wilson resigned as Chairman of the Board of Directors and Chief Executive Officer of TSET. Mr. Wilson remains as a director of TSET.

         Daniel R. Dwight, our President and Chief Executive Officer, and our company entered into an Employment agreement effective as of November 15, 2001. The initial term of Mr. Dwight's Employment Agreement is for 2 years and will automatically renew for successive 1 year terms unless TSET or Mr. Dwight provide the other party with written notice within 3 months of the end of the initial term or any subsequent renewal term. Mr. Dwight's Employment Agreement provides for base cash compensation of $180,000 per year. Mr. Dwight is eligible for annual incentive bonus compensation in an amount equal to Mr. Dwight's annual salary based on the achievement of certain bonus objectives. In addition, TSET granted Mr. Dwight 1,000,000 immediately vested and exercisable, ten-year stock options at various exercise prices. Mr. Dwight will be entitled to fully participate in any and all 401(k), stock option, stock bonus, savings, profit-sharing, insurance, and other similar plans and benefits of employment. Mr. Dwight is entitled to be indemnified, defended, and held harmless by us from and against any and all costs, losses, damages, penalties, fines, or expenses (including, without limitation, reasonable attorneys' fees, court costs, and associated expenses) suffered, imposed upon, or incurred by him in any manner in connection with his service as our Chief Executive Officer.

         Richard A. Papworth, our Chief Financial Officer, has an Employment Agreement dated as of May 19, 2000, which continues for an "evergreen" term of two years, unless Mr. Papworth provides at least 90 days' prior written notice of his resignation. Mr. Papworth's Employment Agreement provides for base cash compensation in the amount of $10,000 per month, a signing bonus of $50,000 worth of fully vested and non-forfeitable restricted shares of our common stock, plus a year-end bonus payable in cash and additional shares, in a "blended" amount to be determined. Mr. Papworth will be entitled to fully participate in any and all 401(k), stock option, stock bonus, savings, profit-sharing, insurance, and other similar plans and benefits of employment; however, as of the date of this prospectus, we have not adopted or implemented any such plans. Mr. Papworth is entitled to be indemnified, defended, and held harmless by us from and against any and all costs, losses, damages, penalties, fines, or expenses (including, without limitation, reasonable attorneys' fees, court costs, and associated expenses) suffered, imposed upon, or incurred by him in any manner in connection with his service as our Chief Financial Officer.

         On April 10, 2001, we entered into a Letter Agreement with Mr. Papworth amending Mr. Papworth's Employment Agreement. Pursuant to the Letter Agreement, Mr. Papworth waived the anti-dilution provision of his Employment Agreement in consideration for an option to purchase 398,475 shares of our restricted common stock. The option was fully vested as of April 10, 2001 and the exercise price is equal to $0.885 per share, which was the closing price of our common stock as quoted on the Over-the-Counter Bulletin Board on April 9, 2001.

EXECUTIVE SEVERANCE AGREEMENTS

         The Employment Agreement of Richard A. Papworth, our Chief Financial Officer, provides that upon the occurrence of any transaction involving a change of control of TSET pursuant to which his employment is terminated, any shares of our common stock to which Mr. Papworth is entitled through any stock option or other stock ownership plan shall immediately vest and Mr. Papworth will be entitled to receive all the compensation and benefits of employment that he would have received for the full term of his employment but for such termination (i.e., given the 2-year "evergreen" term of his employment, Mr. Papworth would therefore receive two years' worth of such compensation), the immediate vesting of shares in any stock option or other stock ownership plan, and the immediate vesting of all matching contributions made by us in any 401(k), savings, profit-sharing, or other similar plan or benefit program.

         The Employment Agreement of Daniel R. Dwight, our Chief Executive Officer, provides that, upon the occurrence of any transaction as defined as a "change of control" of TSET, Mr. Dwight shall receive his salary and benefits for a period of time that is the greater of (i) one year or (ii) the remainder of Mr. Dwight's employment term.

         As of the date of this prospectus, we have not adopted any separate executive severance agreements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We believe that all prior related party transactions have been entered into upon terms no less favorable to us than those that could be obtained from unaffiliated third parties. Our reasonable belief of fair value is based upon proximate similar transactions with third parties or attempts to obtain the consideration from third parties. All ongoing and future transactions with such persons, including any loans or compensation to such persons, will be approved by a majority of disinterested members of the Board of Directors.

         In connection with his Employment Agreement, Jeffrey D. Wilson's nominee, The Pangaea Group LLC, received a signing bonus of 100,000 restricted shares of our common stock; such shares were fully vested and non-forfeitable upon issuance. In addition, The Pangaea Group LLC received an additional 900,000 restricted shares of our common stock, vesting at the rate of 100,000 shares per month over the 9-month period ended January 2000. In September 2001, TSET determined that, among other things, our Board of Directors never validly approved Mr. Wilson's Employment Agreement. Accordingly, TSET has determined that Mr. Wilson's Employment agreement was null and void from its inception. As a consequence, TSET has determined that the issuance of 1,000,000 shares of common stock pursuant to Mr. Wilson's Employment Agreement is void as of the effective date of the Employment Agreement, and that these shares of common stock are treated as if they were never issued.

         On August 11, 2000, we entered into a Finders Agreement with Richard F. Tusing and Daniel R. Dwight, pursuant to which Messrs. Tusing and Dwight will introduce us to prospective investors and brokers that would thereafter make similar introductions, and otherwise assist us in corporate finance matters. We approved the list of prospective investors and brokers provided by Messrs. Tusing and Dwight contemporaneously with the execution and delivery of the Finders Agreement. Under the Finders Agreement, we will pay to Messrs. Tusing and Dwight a finders fee equal to 1% of the total investment value realized from investors introduced by them that provide equity or debt capital to us. In the case of provision of equity or debt capital by investors introduced by brokers introduced by Messrs. Tusing and Dwight, the finders fee will be equal to 0.25% of the total investment value realized from such investors. We retain the right to negotiate the specific terms of any financing transaction arising out of any such introductions and are not obligated to accept any financing offered by any such investors or through any such brokers. Out-of-pocket expenses incurred by Messrs. Tusing and Dwight in connection with provision of their services under the Finders Agreement will be reimbursed by us up to $15,000, unless expenses in excess of this limit are approved in writing by us. The Finders Agreement was entered into prior to Messrs. Tusing's and Dwight's appointment as members of our Board of Directors in October 2000 and was negotiated at arm's length. We intend that the Finders Agreement will remain in place, notwithstanding the appointment of Messrs. Tusing and Dwight to our Board of Directors. We believe that the compensation and other provisions of the Finders Agreement are fair, reasonable, customary, and favorable to us. Pursuant to TSET and Mr. Dwight entering into his Employment Agreement, effective November 15, 2001, Mr. Dwight's Finders Agreement is no longer in effect. Mr. Tusing's Finder Agreement is currently in effect.

         On August 11, 2000, we entered into a Consulting Agreement with Richard
F. Tusing and Daniel R. Dwight, pursuant to which Messrs. Tusing and Dwight will provide management, financial, strategic, and other consulting services to us in exchange for consulting fees payable in cash and options of our common stock. Out-of-pocket expenses incurred by Messrs. Tusing and Dwight in connection with provision of their services under the Consulting Agreement will also be reimbursed by us. The Consulting Agreement was entered into prior to Messrs. Tusing's and Dwight's appointment as members of our Board of Directors in
October 2000 and was negotiated at arm's length. We believe that the compensation and other provisions of the Consulting Agreement are fair, reasonable, customary, and favorable to us. The Consulting Agreement was renewed with Dwight, Tusing & Associates on similar terms and conditions with a rate adjustment as of January 1, 2001, and was amended on April 12, 2001 to decrease the strike price of the options granted as partial compensation thereunder. Pursuant to TSET and Mr. Dwight entering into his Employment Agreement, effective November 15, 2001, Mr. Dwight's Consulting Agreement is no longer in effect. Pursuant to his Consulting Agreement, Mr. Dwight earned $208,400 and $179,600, respectively, in the years ended June 30, 2001 and 2002, respectively. Of the aggregate amount of $388,000, we have paid $202,400 to Mr. Dwight and the balance of $185,600 remains payable. Mr. Tusing's Consulting Agreement is currently in effect. The initial term of Mr. Tusing's Consulting Agreement was six months and is automatically renewed for successive terms of six months, unless our company or Mr. Tusing terminate the agreement upon 30 days' prior written notice. Mr. Tusing performs management and business consulting services under the Consulting Agreement. Pursuant to the agreement, Mr. Tusing is compensated $150 per hour for his services and the number of hours worked is mutually determined by our company and Mr. Tusing. At Mr. Tusing's discretion, he may elect to convert his unpaid hourly cash compensation for an option to purchase restricted shares of TSET common stock at one hundred option shares for each hour of consulting services. Such option, once elected, is exercisable for three years at an exercise price of $2.00 per share. Pursuant to his Consulting

Agreement, Mr. Tusing earned $207,400 and $377,750, respectively, in the years ended June 30, 2001 and 2002 and $30,750 through July 31, 2002. Of the aggregate amount of $615,900, we have paid $294,000 to Mr. Tusing and the balance of $331,900 remains payable.

         Effective October 10, 2001, we entered into a Consulting Agreement with Jeffrey D. Wilson, pursuant to which Mr. Wilson will provide thirty-five hours per month of management and other consulting services to us in exchange for consulting fees payable in cash and options of our common stock. The term of Mr. Wilson's Consulting Agreement is one year. Mr. Wilson is compensated $150 per hour for his services. Pursuant to his Consulting Agreement, Mr. Wilson earned $51,200 in the year ended June 30, 2002 and $5,300 through July 31, 2002. Of the aggregate amount of $56,500, we have paid $5,200 to Mr. Wilson and the balance of $51,300 remains payable. In addition, our company granted Mr. Wilson an option to purchase 100,000 shares of TSET common stock upon the successful conclusion of TSET's legal proceedings against W. Alan Thompson, Ingrid T. Fuhriman, Robert L. Fuhriman II and Weihao Long. The option is for three years and fully vests and becomes exercisable immediately upon the grant thereof. The exercise price of the option will be the closing price of TSET's common stock on the option's date of grant. Out-of-pocket expenses incurred by Mr. Wilson in connection with provision of his services under the Consulting Agreement will also be reimbursed by us. The Consulting Agreement was negotiated at arm's length. We believe that the compensation and other provisions of the Consulting Agreement are fair, reasonable, customary, and favorable to us. Mr. Wilson's Consulting Agreement is currently in effect.

         Pursuant to Daniel R. Dwight's Employment Agreement, effective November 15, 2001, our company and Mr. Dwight agreed that the Consulting Agreement, dated January 1, 2001, between our company and Mr. Dwight and the Finders Agreement, dated August 11, 2000, between our company and Mr. Dwight were terminated effective November 15, 2001. We acknowledged and agreed that pursuant to the terms of the Consulting Agreement, we owe Mr. Dwight past-due amounts equal to $250,582. We agreed that this past-due amount will accrue interest at 1% per month until paid in full. Payments from our company to Mr. Dwight shall be allocated first to out-of-pocket expenses, second to salary, and third to repayment of the past-due amount. In addition, we acknowledged and agreed that, pursuant to the Consulting Agreement and the Finders Agreement, Mr. Dwight has earned 271,700 options that are fully vested and exercisable under the terms and conditions of the Consulting Agreement, the Finders Agreement and a Letter Agreement, dated April 12, 2001 between our company and Mr. Dwight.

                         THE FUSION CAPITAL TRANSACTION


GENERAL

         On August 12, 2002, we entered into a common stock purchase agreement with Fusion Capital pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement, $10,000 of our common stock or an aggregate, under certain conditions, of $6.0 million. The $6.0 million of common stock is to be purchased over a 30-month period, subject to a six-month extension or earlier termination at our discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of our common stock.

PURCHASE OF SHARES UNDER THE COMMON STOCK PURCHASE AGREEMENT

         Subject to the condition that the floor price of our common stock exceeds $0.10 per share, under the common stock purchase agreement, on each trading day Fusion Capital is obligated to purchase a specified dollar amount of our common stock. Subject to our right to suspend such purchases at any time and our right to terminate the agreement with Fusion Capital at any time, each as described below, Fusion Capital shall purchase on each trading day during the term of the agreement $10,000 of our common stock. We may decrease this daily purchase amount at any time. We also have the right to increase the daily purchase amount at any time, provided however, we may not increase the daily purchase amount above $10,000 unless our stock price is above $3.00 per share for five consecutive trading days. The purchase price per share is equal to the lesser of:

         o    the lowest sale price of our common stock on the purchase date; or

         o the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive trading days prior to the date of a purchase by Fusion Capital.

         The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction occurring during the trading days in which the closing sale price is used to compute the purchase price. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $10,000 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%.

         The following table sets forth the number of shares of our common stock that would be sold to Fusion Capital under the common stock purchase agreement at varying purchase prices with respect to the $6.0 million available to us under such agreement:


                                                         PERCENTAGE OUTSTANDING             PROCEEDS FROM THE SALE OF
  ASSUMED AVERAGE     NUMBER OF SHARES TO BE           AFTER GIVING EFFECT TO THE      SHARES TO FUSION CAPITAL UNDER THE
  PURCHASE PRICE      ISSUED IF FULL PURCHASE        ISSUANCE TO FUSION CAPITAL(1)       COMMON STOCK PURCHASE AGREEMENT
  --------------      -----------------------        -----------------------------       -------------------------------

        $0.15               15,000,000                           24.9%                            $2,250,000
        $0.20               15,000,000                           24.9%                            $3,000,000
        $0.25               15,000,000                           24.9%                            $3,750,000
        $0.50               12,000,000                           21.0%                            $6,000,000
        $0.75                8,000,000                           15.1%                            $6,000,000
        $1.00                6,000,000                           11.7%                            $6,000,000
        $1.50                4,000,000                            8.1%                            $6,000,000
        $2.00                3,000,000                            6.2%                            $6,000,000
        $3.00                2,000,000                            4.2%                            $6,000,000
        $4.00                1,500,000                            3.2%                            $6,000,000


____________________

(1)      Based on 45,141,293 shares outstanding as of August 30, 2002.

FLOOR PRICE

         Pursuant to the common stock purchase agreement, Fusion Capital is not permitted nor obligated to purchase shares of our common stock if the purchase price is less than the floor price of $0.10 per share.

OUR RIGHT TO SUSPEND PURCHASES

         We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day's notice. Any suspension would remain in effect until our revocation of the suspension. To the extent we need to use the cash proceeds of the sales of common stock under the common stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement.

OUR RIGHT TO INCREASE AND DECREASE THE DAILY PURCHASE AMOUNT

         We have the unconditional right to decrease the daily amount to be purchased by Fusion Capital at any time for any reason effective upon one trading day's notice. We also have the right to increase the daily purchase amount at any time for any reason; provided however, we may not increase the daily purchase amount above $10,000 unless our stock price has been above $3.00 per share for five consecutive trading days. For any trading day that the sale price of our common stock is below $3.00, the daily purchase amount shall not be greater than $10,000.

OUR TERMINATION RIGHTS

         We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the common stock purchase agreement. Such notice shall be effective one trading day after Fusion Capital receives such notice.

EFFECT OF PERFORMANCE OF THE COMMON STOCK PURCHASE AGREEMENT ON OUR STOCKHOLDERS

         We are obligated to register the shares to be sold under the common stock purchase agreement. It is anticipated that such shares will be sold over a period of up to 30 months from August 12, 2002. The sale of a significant amount of shares at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock issuable under the common stock purchase agreement, and it may sell some, none or all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right at any time for any reason to: (1) reduce the daily purchase amount, (2) suspend purchases of the common stock by Fusion Capital and (3) terminate the common stock purchase agreement.

NO SHORT-SELLING OR HEDGING BY FUSION CAPITAL

         Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

EVENTS OF DEFAULT

         Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:

         o if for any reason the shares registered pursuant to the terms of the common stock purchase agreement cannot be sold for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

         o suspension by our principal market of our common stock from trading for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

         o our failure to satisfy any listing criteria of our principal market for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

         o the transfer agent's failure for 5 trading days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement;

         o any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of 10 trading days;

         o a default by us of any payment obligation in excess of $1.0 million; or

         o any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

NO VARIABLE PRICED FINANCINGS

         Until the termination of the common stock purchase agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless we have obtained Fusion Capital's prior written consent.

                             PRINCIPAL SHAREHOLDERS

         The following table presents certain information regarding the beneficial ownership of all shares of common stock at August 30, 2002 for each executive officer and director of our company and for each person known to us who owns beneficially more than 5% of the outstanding shares of our common stock. The percentage ownership shown in such table is based upon the 45,141,293 common shares issued and outstanding at August 30, 2002 and ownership by these persons of options or warrants exercisable within 60 days of such date. Also included is beneficial ownership on a fully diluted basis showing all authorized, but unissued, shares of our common stock at August 30, 2002 as issued and outstanding. Unless otherwise indicated, each person has sole voting and investment power over such shares.

                                                             COMMON STOCK
                                                         BENEFICIALLY OWNED
                                                 -------------------------------
NAME AND ADDRESS                                       NUMBER            PERCENT
-------------------------------                  -------------------------------

Daniel R. Dwight                                 3,215,818(1)               6.9%
464 Common Street
Suite 301
Belmont, MA  02478

Richard A. Papworth                                822,114(2)               1.8%
464 Common Street
Suite 301
Belmont, MA  02478

Richard F. Tusing                                1,717,118(3)               3.8%
464 Common Street
Suite 301
Belmont, MA  02478

Jeffrey D. Wilson                                  310,000(4)                  *
464 Common Street
Suite 301
Belmont, MA  02478

Erik Black                                         272,983(5)                  *
464 Common Street
Suite 301
Belmont, MA  02478

Charles D. Strang                                  100,000(6)                  *
464 Common Street
Suite 301
Belmont, MA  02478

James P. McDermott                                    294,118                  *
464 Common Street
Suite 301
Belmont, MA  02478

All Officers and Directors of TSET               6,732,151(7)              14.1%
_______________

--------------------------------------------------------------------------------

*        Less than 1%.

(1) Includes options to purchase 1,321,700 shares of common stock that can be acquired within sixty days of August 30, 2002

(2) Includes options to purchase 448,475 shares of common stock that can be acquired within sixty days of August 30, 2002.

(3) Includes options to purchase 473,000 shares of common stock that can be acquired within sixty days of August 30, 2002.

(4) Includes options to purchase 310,000 shares of common stock that can be acquired within sixty days of August 30, 2002.

(5) Includes options to purchase 50,000 shares of common stock that can be acquired within sixty days of August 30, 2002.

(6) Includes options to purchase 100,000 shares of common stock that can be acquired within sixty days of August 30, 2002.

(7) Includes options to purchase 2,703,175 shares of common stock that can be acquired within sixty days of August 30, 2002.

         We are unaware of any arrangement or understanding that may, at a subsequent date, result in a change of control of our company.

                              SELLING STOCKHOLDERS

SELLING STOCKHOLDER

         The following table presents information regarding the selling stockholders. Fusion Capital has not held a position or office, or had any other material relationship, with our Company. Mr. James P. McDermott, a director of our Company, is currently a Managing Director of Eagle Rock Advisors, LLC, the Manager for The Eagle Rock Group, LLC.

                                                       PERCENTAGE OF                         PERCENTAGE OF
                                                        OUTSTANDING                           OUTSTANDING
                                       SHARES              SHARES                               SHARES
                                    BENEFICIALLY        BENEFICIALLY                         BENEFICIALLY
            SELLING                 OWNED BEFORE        OWNED BEFORE     SHARES TO BE SOLD    OWNED AFTER
          STOCKHOLDER                 OFFERING          OFFERING(1)       IN THE OFFERING      OFFERING(2)
   ------------------------------  -------------      ---------------    -----------------   ---------------
   Fusion Capital Fund II, LLC(3)  1,000,000(4)          2.2%(4)         15,000,000             0.0%

   The Eagle Rock Group, LLC(5)    1,400,000(6)          3.1%             1,400,000             0.0%

_________________________

(1) Percentage of outstanding shares is based on 45,141,293 shares of common stock outstanding as of August 30, 2002, which includes all shares of common stock beneficially owned by the selling shareholders before this offering.

(2) Percentage of outstanding shares is based on 45,141,293 shares of common stock outstanding as of August 30, 2002, together with the 15,000,000 shares of common stock that may be purchased by Fusion Capital from TSET under the common stock purchase agreement. The shares to be issued to Fusion Capital under the common stock purchase agreement are treated as outstanding for the purpose of computing Fusion Capital's percentage ownership.

(3) Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be the beneficial owners of all of the shares owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and dispositive power of the shares being offered under this Prospectus.

(4) Includes 640,000 shares which Fusion Capital received as a commitment fee under a prior common stock purchase agreement dated June 19, 2001, which were registered in our prior Form S-1 Registration Statement declared effective by the Securities and Exchange Commission on November 19, 2001, and 360,000 shares which are beneficially owned by Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $10,000 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%.

(5) Eagle Rock Advisors, LLC is the manager for The Eagle Rock Group, LLC. James P. McDermott and William Poster are the principals of Eagle Rock Advisors, LLC.

(6) Includes 1,400,000 shares which The Eagle Rock Group, LLC may acquire pursuant to an outstanding warrant.


         Fusion Capital may acquire additional shares under the common stock purchase agreement.

                              PLAN OF DISTRIBUTION

         The common stock offered by this prospectus is being offered by selling stockholders. The common stock may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

         o  ordinary brokers' transactions;

         o transactions involving cross or block trades or otherwise on the Over-the-Counter Bulletin Board;

         o  "at the market" into an existing market for the common stock;

         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         o  in privately negotiated transactions; or

         o  any combination of the foregoing.

         In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

         Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

         Fusion Capital, a selling stockholder, is an "underwriter" within the meaning of the Securities Act of 1933, as amended. The Eagle Rock Group, a selling stockholder, may be deemed an "underwriter" within the meaning of the Securities Act of 1933, as amended.

         Neither we nor the selling stockholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the selling stockholders, any other stockholders, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholders and any other required information.

         We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Fusion Capital against specified liabilities, including liabilities under the Securities Act of 1933, as amended.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore, unenforceable.

         Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

         We have advised the selling stockholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

         This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

                           SHARES ELIGIBLE FOR RESALE

         Sales of substantial amounts of our common stock in the public market following this offering could negatively affect the market price of our common stock. Such sales could also impair our future ability to raise capital through the sale of our equity securities.

         At the time of this prospectus, we have outstanding 45,141,293 shares of our common stock. Of these shares, approximately:

         o 33,384,589 shares will be freely tradable by persons, other than "affiliates", without restriction under the Securities Act of 1933, as amended; and

         o 11,756,704 shares will be "restricted" securities, within the meaning of Rule 144 under the Securities Act of 1933, as amended, and may not be sold in the absence of registration under the Securities Act of 1933, as amended, unless an exemption from registration is available, including the exemption provided by Rule
            144. As of August 30, 2002, 978,973 shares are held by affiliates of our Company, and may only be sold pursuant to Rule 144.

         In general, under Rule 144, a person or persons whose shares are aggregated, including any affiliate of our Company who has beneficially owned restricted securities for at least one year, would be entitled to sell within any three-month period, a number of shares that does not exceed 1% of the number of common stock then outstanding.

         Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about our Company. Under Rule 144(k), a person who is not considered to have been an affiliate of our Company at any time during the 90 days preceding a sale, and who has beneficially owned restricted securities for at least two years, including the holding period of any prior owner except an affiliate of our Company, may sell these shares without following the terms of Rule 144.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, no par value. As of August 30, 2002, 45,141,293 shares of common stock were issued and outstanding; no shares of our preferred stock are issued and outstanding. In this offering, we may issue up to an additional 16,400,000 shares of common stock, all of such common stock to be issued in connection with the common stock purchase agreement with Fusion Capital and a warrant issued to The Eagle Rock Group, LLC. The rights and preferences of the preferred stock will be determined upon issuance by our Board of Directors. The following description is a summary of our capital stock and contains the material terms thereof. Additional information can be found in our Articles of Incorporation and Bylaws, which were filed as exhibits to our Registration Statement on Form S-1 filed on August 7, 2001 with the Securities and Exchange Commission.

COMMON STOCK

         Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors. Accordingly, holders of a majority of our common stock entitled to vote in any election of directors may elect all of the directors standing for election should they choose to do so. Neither our Articles of Incorporation nor our Bylaws provide for cumulative voting for the election of directors. Holders of our common stock are entitled to receive their pro rata share of any dividends declared from time to time by the Board of Directors out of funds legally available therefor. Holders of our common stock have no preemptive, subscription, conversion, sinking fund, or redemption rights. All outstanding shares of our common stock are fully paid and non-assessable. In the event of liquidation, dissolution, or winding up of TSET, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock (if any) then outstanding.

PREFERRED STOCK

         Our Articles of Incorporation authorizes 50,000,000 shares of preferred stock, no par value. No shares of preferred stock are issued and outstanding as of the date of this prospectus. The Board of Directors is authorized, subject to any limitations prescribed by the Nevada Revised Statutes, or the rules of any quotation system or national securities exchange on which our stock may be quoted or listed, to provide for the issuance of shares of preferred stock in one or more series; to establish from time to time the number of shares to be included in each such series; to fix the rights, powers, preferences, and privileges of the shares of such series, without further vote or action by the stockholders. Depending upon the terms of the preferred stock established by the Board of Directors, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon liquidation of TSET or could have voting or conversion rights that could adversely affect the holders of the outstanding common stock. As of the date of this prospectus, the voting and other rights associated with the preferred stock have yet to be determined by the Board of Directors. There are no present plans by the Board of Directors to issue preferred shares or address the rights to be assigned thereto.

OPTIONS

         In April 2001, we entered into agreements with employees, consultants and directors for the grant of stock options to purchase shares of our common stock. All stock option grants are exercisable at the fair market value of the shares on the date of grant, except for those options granted to the consultants. The exercise price in the consulting agreements is fixed and in excess of the fair market value on the date of grants. On April 10, 2001, Messrs. Jeffrey D. Wilson and Richard A. Papworth were granted options to acquire, collectively, 748,475 shares of common stock in consideration for their relinquishment of the anti-dilution clauses in their employment agreements. We have determined that the options to purchase 350,000 shares of common stock granted to Mr. Wilson on April 10, 2001 are void as of that date, and these options are treated as if they were never granted. On April 10, 2001, members of our management team and Board of Directors were granted stock options totaling 450,000 shares. On May 4, 2001, two members of the Board of Directors were granted stock options for 250,000 shares of common stock. On February 12, 2002, eight employees of TSET were granted stock options for 4,580,000 shares of common stock. On November 15, 2001, Daniel R. Dwight was granted stock options for 1,000,000 shares of common stock as a signing bonus in connection with Mr. Dwight's Employment Agreement.

         As of August 30, 2002, the following options had been granted in the amounts and to the individuals shown below; as of the date hereof, none of such options has been exercised:


-------------------------------------------------------------------------------------------------------------------------------
                                                       NUMBER
NAME                                                 OF OPTIONS         STRIKE PRICE       DATE OF GRANT        EXPIRATION
-------------------------------------------------------------------------------------------------------------------------------
Jeffrey D. Wilson                                        50,000             $0.885            04/09/01           04/09/06
                                                     200,000(1)             $0.710            05/03/01           05/03/11
                                                      50,000(2)             $0.360            10/10/01           10/10/04
                                                         10,000             $0.210            03/31/02           03/31/05

Richard A. Papworth                                      50,000             $0.885            04/09/01           04/09/06
                                                        398,475             $0.885            04/09/01           04/09/11
                                                        100,000             $0.680            02/12/02           02/12/12
                                                        200,000             $0.250            02/12/02           02/12/12

Richard F. Tusing                                        50,000             $0.885            04/09/01           04/09/06
                                                     176,500(3)             $0.960            05/07/01           05/07/04
                                                     246,500(3)             $0.960            06/30/02           06/30/05
                                                        600,000             $0.680            02/12/02           02/12/12
                                                        350,000             $0.250            02/12/02           02/12/12

Erik W. Black                                            50,000             $0.885            04/09/01           04/09/06

Charles H. Wellington, Jr.                               50,000             $0.885            04/09/01           04/09/06

J. Alexander Chriss                                      50,000             $0.885            04/09/01           04/09/06
                                                     104,000(4)             $1.120            04/30/01           04/30/04
                                                     104,800(4)             $1.120            12/31/01           12/31/04
                                                        350,000             $0.680            02/12/02           02/12/12
                                                        300,000             $0.250            02/12/02           02/12/12

Igor Krichtafovitch                                      50,000             $0.885            04/09/01           04/09/06
                                                        600,000             $0.680            02/12/02           02/12/12
                                                        400,000             $0.250            02/12/02           02/12/12

Charles D. Strang                                        50,000             $0.885            04/09/01           04/09/06
                                                      50,000(5)             $0.710            05/03/01           05/03/11

Daniel R. Dwight                                         50,000             $0.885            04/09/01           04/09/06
                                                     178,100(6)             $0.960            05/07/01           05/07/04
                                                      93,600(6)             $0.960            11/15/01           11/15/04
                                                      1,000,000             $0.680            02/12/02           02/12/12
                                                        600,000             $0.250            12/12/02           02/12/12
                                                     500,000(7)             $0.420            11/15/01           11/15/11
                                                     250,000(7)             $0.560            11/15/01           11/15/11
                                                     250,000(7)             $0.660            11/15/01           11/15/11

Vladimir Gorobets                                        30,000             $0.250            02/12/02           02/12/12


                                                       46

-------------------------------------------------------------------------------------------------------------------------------
                                                       NUMBER
NAME                                                 OF OPTIONS         STRIKE PRICE       DATE OF GRANT        EXPIRATION
-------------------------------------------------------------------------------------------------------------------------------

Bruce Long                                               20,000             $0.250            02/12/02           02/12/12

Jacob Oharah                                             30,000             $0.250            02/12/02           02/12/12

_______________


(1) Mr. Wilson was granted options to purchase 100,000 shares of common stock annually for his service as Chairman of TSET's Board of Directors. Options shown reflect such options for such service for years 1999 and 2000, respectively.

(2) Pursuant to an agreement dated October 10, 2001 between TSET and Mr. Wilson, Mr. Wilson was granted an option to purchase 50,000 shares of common stock in consideration of Mr. Wilson's service in year 2001, prior to his resignation, as Chairman of TSET's Board of Directors.

(3)      Pursuant  to  consulting   agreements  dated  as  of  August  11,  2000
         (individually) and January 1, 2001 (as Dwight Tusing & Associates), as amended April 12, 2001.

(4) Pursuant to a consulting agreement dated as of March 18, 2001; option grant effective as of April 30, 2001.

(5) Mr. Strang is entitled to receive 50,000 restricted shares of common stock annually for his service as a member of TSET's Board of Directors.

(6)      Pursuant  to  consulting   agreements  dated  as  of  August  11,  2000
         (individually) and January 1, 2001 (as Dwight Tusing & Associates), as amended April 12, 2001.

(7) Pursuant to an employment agreement dated November 15, 2001 and a corresponding stock option agreement dated November 15, 2001.

WARRANTS

         On August 7, 2001, we entered into a Warrant Agreement with The Eagle Rock Group, LLC, pursuant to which The Eagle Rock Group was granted a ten-year warrant to acquire 1,400,000 shares of our common stock at an exercise price of $0.68 per share (the fair market value on the date of grant). The shares underlying the warrant have piggyback and demand registration rights, as well as subscription rights in the event that we issue any rights to all of our stockholders to subscribe for shares of our common stock. In addition, the warrant contains redemption rights in the event that we enter into a transaction that results in a change of control of our company. We are registering all of the shares underlying The Eagle Rock Group's warrant in this prospectus.

         Effective March 11, 2002, we entered into an agreement with The Eagle Rock Group extending our relationship with The Eagle Rock Group until March 1, 2003. Pursuant to the agreement, we agreed to grant to The Eagle Rock Group a ten-year warrant for the right to purchase 2,000,000 shares of our common stock. Five hundred thousand (500,000) warrant shares are earned over a 12-month period and will fully vest on March 1, 2003. The remainder of the shares may be earned, contingent upon the occurrence of various events, including a successful capital raise, securing contracts with the U.S. military, securing contracts with consumer-oriented distribution organizations, and the adoption of a branding/marketing campaign principally developed by The Eagle Rock Group. The exercise price of these warrant shares will be equal to our common stock's closing price as of the day an initial letter of intent or term sheet related to such transaction is executed.

LIMITATION OF LIABILITY; INDEMNIFICATION

         As permitted by the Nevada Revised Statutes, our Bylaws provide for the indemnification of our directors, officers, and employees or of any corporation in which any such person serves as a director, officer, or employee at our request, to the fullest extent allowed by the Nevada Revised Statutes, against expenses (including, without limitation, attorney's fees, judgments, awards, fines, penalties, and amounts paid in satisfaction of judgment or in settlement of any action, suit, or proceeding) incurred by any such director, officer, or employee. The Nevada Revised Statutes currently provides that such liability may be so limited, except for: (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (b) the payment of distributions in violation of Nevada Revised Statutes 78.300. As a result of this provision, our company and our stockholders may be unable to obtain monetary damages from such persons for breach of their duty of care. Although stockholders may continue to seek injunctive and other equitable relief for an alleged breach of fiduciary duty by such persons, stockholders may have no effective remedy against the challenged conduct if equitable remedies are unavailable.

         We provide director and officer liability insurance and pays all premiums and other costs associated with maintaining such insurance coverage. We have also entered into indemnification agreements with each director and officer.

REGISTRATION RIGHTS

         On July 7, 2001, we entered into a Warrant Agreement with The Eagle Rock Group, LLC, pursuant to which The Eagle Rock Group was granted a ten-year warrant to acquire 1,400,000 shares of our common stock. The shares underlying the warrant have piggyback and demand registration rights, as well as subscription rights in the event that we issue any rights to all of our stockholders to subscribe for shares of our common stock. We will pay all costs associated with the exercise of the registration rights of The Eagle Rock Group. We are obligated to register all of the shares underlying The Eagle Rock Group's warrant to be effected within a specified period after we file our quarterly report on Form 10-Q with the Securities and Exchange Commission for the period ending December 31, 2001.We are registering in this prospectus the 1,400,000 shares of our common stock underlying the warrants held by The Eagle Rock Group, LLC.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Merit Transfer Company, 68 South Main Street, Suite 708, Salt Lake City, UT 84101, Telephone
(801) 531-7558.

                                     EXPERTS

         The consolidated financial statements of TSET and its subsidiaries as of June 30, 2002, 2001 and 2000 have been included in the registration statement in reliance upon the report of Grant Thornton LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         Kirkpatrick & Lockhart LLP, Miami, Florida, has passed upon the validity of the issuance of the shares of common stock offered under this prospectus.

                              AVAILABLE INFORMATION

         For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other statement filed with the Securities and Exchange Commission or included as an exhibit, or otherwise, each such statement, being qualified by and subject to such reference in all respects.

         We are a reporting company and have distributed to our stockholders annual reports containing audited financial statements. Our annual report on Form 10-K for the fiscal year ended June 30, 2001 has been filed with the Securities and Exchange Commission.

         Reports, registration statements, proxy and information statements, and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference room maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Securities and Exchange Commission maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, registration statements, proxy and information statements and other information. You may obtain information on the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

                          INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                        --------
TSET, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS AT JUNE 30, 2002 (AUDITED)

    Report of Independent Certified Public Accountants....................  F-2

    Consolidated Balance Sheets as of June 30, 2002 and June 30, 2001.....  F-3

    Consolidated Statements of Operations for the years ended June 30,
      2002, 2001 and 2000.................................................  F-4

    Consolidated Statements of Cash Flows for the years ended June 30,
      2002, 2001 and 2000.................................................  F-5

    Consolidated Statement of Changes of Shareholders' Equity for
      years ended June 30, 2002, 2001 and 2000............................  F-6

    Notes to Consolidated Financial Statements............................  F-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Shareholders
TSET, Inc.

We have audited the accompanying consolidated balance sheets of TSET, Inc. and its subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TSET, Inc. and its subsidiaries as of June 30, 2002 and 2001, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended June 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss from continuing operations of $3,465,985 during the year ended June 30, 2002, and, as of that date, the Company's current liabilities exceeded its current assets by $1,653,906. These factors, among others, as discussed in Note 3 of Notes to Consolidated Financial Statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Grant Thornton LLP


Portland, Oregon
September 4, 2002

                                    TSET, INC
                           CONSOLIDATED BALANCE SHEETS


                                                           June 30,               June 30,
                                                            2002                   2001

                                                    ---------------------    ------------------
 Assets

 Current Assets
       Cash                                         $             21,510     $          32,619
       Accounts receivable, net                                      700                    --
       Prepaids and other current assets                         101,029                37,679

                                                    ---------------------    ------------------
            Total Current Assets                                 123,239                70,298
                                                    ---------------------    ------------------

 Property and Equipment                                           62,723                62,723
       Less: Accumulated Depreciation                            (33,348)              (18,016)

                                                    ---------------------    ------------------
            Net Property and Equipment                            29,375                44,707
                                                    ---------------------    ------------------

 Other Assets
       Intangibles                                             2,213,917             2,431,524
       Deferred financing fees                                        --               520,800

                                                    ---------------------    ------------------
            Total Other Assets                                 2,213,917             2,952,324
                                                    ---------------------    ------------------

 Total Assets                                       $          2,366,531     $       3,067,329
                                                    =====================    ==================


 Liabilities and Shareholders' Equity

 Current Liabilities
       Accounts payable                             $            956,684     $         323,045
       Accrued expenses                                          284,761             1,284,268
       Notes payable, current portion                            535,700               313,900

                                                    ---------------------    ------------------
            Total Current Liabilities                          1,777,145             1,921,213
                                                    ---------------------    ------------------
 Long Term Liabilities
       Notes payable                                             225,466                    --
                                                    ---------------------    ------------------
            Total Long Term Liabilities                          225,466                    --
                                                    ---------------------    ------------------

                                                    ---------------------    ------------------
 Net liabilities of discontinued operations                            -               667,550
                                                    ---------------------    ------------------

                                                    ---------------------    ------------------
            Total Liabilities                                  2,002,611             2,588,763
                                                    ---------------------    ------------------

                                                    ---------------------    ------------------
 Redeemable Warrants                                             748,500                    --
                                                    ---------------------    ------------------

 Shareholders' Equity (Deficit)
       Common stock, authorized 500,000,000                       43,938                34,001
            shares of $.001 par value
       Capital in excess of par value                         14,371,113            12,418,350
       Deferred equity compensation                              (41,668)                   --
       Retained earnings (Accumulated deficit)               (14,757,963)          (11,973,785)

                                                    ---------------------    ------------------
            Total Shareholders' Equity (Deficit)                (384,580)              478,566
                                                    ---------------------    ------------------

 Total Liabilities and Shareholders' Equity         $          2,366,531     $       3,067,329
                                                    =====================    ==================


   The accompanying notes are an integral part of these financial statements.

                                    TSET, INC
                         CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     Year ended June 30,
                                                             --------------------------------------------------------------------
                                                                    2002                   2001                      2000

 Sales                                                       $         92,589       $        95,000            $             -

 Cost of sales                                                         77,589                62,500                          -

                                                             -----------------      ----------------           ----------------
 Gross Profit                                                          15,000                32,500                          -
                                                             -----------------      ----------------           ----------------
 Selling, General and Administrative expenses
       Compensation and benefits                                      520,021             1,201,048                    413,414
       Research and development                                       224,086               297,004                    636,175
       Professional services                                        2,012,485               735,296                    151,989
       Impairment of investment in CDI                                      -               272,945                          -
       Amortization of intangibles                                    271,364               323,164                     98,543
       Other selling general & administrative expenses                353,148               561,682                     88,371

                                                             -----------------      ----------------           ----------------
 Total Selling, General and Administrative expenses                 3,381,104             3,391,139                  1,388,492
                                                             -----------------      ----------------           ----------------

 Net Operating Income (Loss)                                       (3,366,104)           (3,358,639)                (1,388,492)
 Other Income / (expense)                                                 639              (207,793)                     2,897

 Interest Expense                                                    (100,520)               (6,126)                         -

                                                             -----------------      ----------------           ----------------
 Net Income (Loss) Before Income Taxes                             (3,465,985)           (3,572,558)                (1,385,595)

 Provision for Income Taxes                                                 -                     -                          -
                                                             -----------------      ----------------           ----------------

 Net Income (Loss) from continuing operations                      (3,465,985)           (3,572,558)                (1,385,595)
 Income (Loss) from discontinued operations, net of                         -            (3,846,963)                  (579,588)
    income tax of $0
 Gain (Loss) on disposal of discontinued operations,                  681,808            (2,446,562)                         -
    net of income tax of $0

                                                             -----------------      ----------------           ----------------
 Net Income (Loss)                                           $     (2,784,177)      $    (9,866,083)           $    (1,965,183)
                                                             =================      ================           ================
 Basic Earnings (Loss) Per Share

       Income (loss) from continuing operations                         (0.09)                (0.11)                     (0.06)
       Income (loss) from discontinued operations                        0.02                 (0.20)                     (0.02)
                                                             -----------------      ----------------           ----------------
       Net Income (loss)                                     $          (0.07)      $         (0.31)           $         (0.08)
                                                             =================      ================           ================

 Diluted Earnings (Loss) Per Share

       Income (loss) from continuing operations                         (0.09)                (0.11)                     (0.06)
       Income (loss)  from discontinued operations                       0.02                 (0.20)                     (0.02)
                                                             -----------------      ----------------           ----------------
       Net Income (loss)                                     $          (0.07)      $         (0.31)           $         (0.08)
                                                             =================      ================           ================

   The accompanying notes are an integral part of these financial statements.

                                    TSET, INC
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                            Year Ended June 30,
                                                                       --------------------------------------------------------
                                                                                 2002              2001               2000
CASH FLOWS FROM OPERATING ACTIVITIES
                                                                       --------------------------------------------------------
     Net loss from continuing operations                                  $    (3,465,985)     $ (3,572,558)      $ (1,385,595)
     Adjustments to reconcile net loss to net cash
         (used in) provided by operations
         Depreciation and amortization                                            286,696           322,528             98,542
         In-process technology                                                          -                 -            633,229
         Impairment of of assets                                                        -           272,945             50,000
         Common stock issued for compensation/services                            805,167           111,973             50,000
         Cancellation of note payable                                                   -           (22,383)                 -
     Change In
         Accounts receivable                                                         (700)            4,648             (4,648)
         Prepaid expenses and other assets                                        (63,350)          (14,426)           (23,253)
         Accounts Payable                                                         826,700           300,832             22,213
         Accrued Expenses and other liabilities                                   108,475           982,868            271,250
                                                                       --------------------------------------------------------
            Net cash (used in) provided by Continuing Operations               (1,502,997)       (1,613,573)          (288,262)
CASH FLOWS FROM INVESTING ACTIVITIES
         Purchases of property and equipment                                            -           (37,507)           (22,712)
         Investment in patent protection                                          (53,757)          (79,697)                 -
         Investment in discontinued operations                                          -          (435,823)          (726,225)
                                                                       --------------------------------------------------------
            Net cash (used in) provided by Investing Activities                   (53,757)         (553,027)          (748,937)
                                                                       --------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
         Issuance of common stock                                               1,649,695         2,056,270          1,124,125
         Proceeds from short-term borrowings                                      130,700           100,000             15,490
         Repayments of short-term borrowings                                     (155,000)                -                  -
         Deferred finances costs paid                                             (79,750)          (60,000)                 -

                                                                       --------------------------------------------------------
            Net cash (used in) provided by Financing Activities                 1,545,645         2,096,270          1,139,615
                                                                       --------------------------------------------------------
NET (DECREASE) INCREASE IN CASH                                                   (11,109)          (70,330)           102,413
CASH
     Beginning of period                                                           32,619           102,949                536
                                                                       --------------------------------------------------------
     End of period                                                        $        21,510      $     32,619       $    102,949
                                                                       ========================================================

Supplemental schedule of non-cash investing and financing activities:
     Interest paid in cash                                                $        22,149                 -                  -
     Income taxes                                                                       -                 -                  -

Non-cash investing and financing activities:
     Deferred financing fees                                              $             -      $    460,800        $         -
     Debt satisfied with stock                                            $       696,195      $    516,163        $         -
     Issuance of notes payable for accrued liabilities                    $       471,566      $    213,900        $         -
     Issuance of stock in legal settlement                                $       115,000      $          -        $         -
     Acquisition of subsidiaries with stock                               $             -      $          -        $ 8,106,555

    The accompanying notes are an integral part of this financial statement.

                                                                      TSET, INC
                                                    STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                         Common Stock
                                                                     --------------------------                         Retained
                                                                                                                        Earnings
                                                                                                       Capital in     (Accmulated
                                                                         Shares         Amount        Excess of Par     Deficit)
                                                                     --------------------------------------------------------------

 BALANCE at June 30, 1999                                                23,997,730      $ 23,997         $ 41,718      $ (142,520)
       Shares reissued from prior year cancellation                           4,000             4
       Shares issued on August 31, 1999 to acquire the patents              100,000           100           49,900
       Shares issued on March 14, 2000 to acquire Atomic Soccer USA, Ltd  1,000,000         1,000        1,805,250
       Shares issued on March 14, 2000                                       37,555            38              (38)
       Shares issued on March 14, 2000 to acquire Kronos Air
         Technologies, Inc.                                               2,250,000         2,250        3,344,625
       Shares issued on for May 9, 2000 to acquire EdgeAudio.com, Inc.    1,298,701         1,299        2,548,701
       Shares issued on May 9 to acquire Cancer Detection
         International Inc.                                                 180,000           180          353,250
       Shares issued on May 19, 2000 as compensation                         14,815            15           49,985
       Shares of restricted common stock issued on June 30, 2000 for cash   768,860           769        1,123,352
       Net loss for the year ended June 30, 2000                                                                        (1,965,183)

                                                                     --------------------------------------------------------------
 BALANCE at June 30, 2000                                                29,651,661      $ 29,652      $ 9,316,743    $ (2,107,703)
       Purchase price adjustment on Cancer Detection International, Inc.    (20,000)          (20)         (39,230)
       Shares issued on July 20, 2000 for cash                              161,538           161          188,839
       Shares issued on August 3, 2000                                        5,000             5            6,555
       Shares issued to liqudate debt of Atomic Soccer USA, Ltd             362,259           362          375,981
       Shares issued in September 2000 for cash                             832,000           832          831,168
       Shares issued in September to liquidate TSET, Inc. debt               42,800            43           42,757
       Shares issued on December 8, 2000 for cash                           168,492           169           99,831
       Shares issued on December 27, 2000 for cash                           39,091            39           22,301
       Shares issued on January 8, 2001 for cash                            687,500           688          399,312
       Shares issued on January 12, 2001 for cash                            57,693            57           34,943
       Shares issued on January 19, 2001 for cash                            10,000            10            6,390
       Shares issued on January 19, 2001 for services and comp               44,915            45           56,098
       Shares issued on March 23, 2001 for cash                             186,302           186          134,814
       Shares issued on April 9, 2001 as compensation                         2,000             2            1,768
       Shares issued on April 9, 2001 to liquidate debt of Atomic Soccer     97,020            97           96,923
       Shares issued in April 2001 for cash                                  38,038            38           17,492
       Shares issued on May 3, 2001 for cash                                 52,778            53           18,947
       Shares issued on May 7, 2001 for cash                                891,891           892          299,108
       Shares issued on June 14, 2001 as compensation                        50,000            50           47,450
       Shares issued on June 29, 2001 as a financing fee                    640,000           640          460,160
       Net loss for the year ended June 30, 2001                                                                        (9,866,083)
                                                                     --------------------------------------------------------------
 BALANCE at June 30, 2001                                                34,000,978      $ 34,001     $ 12,418,350   $ (11,973,785)



                                                              F-6

                                                                         Common Stock
                                                                     --------------------------                         Retained
                                                                                                                        Earnings
                                                                                                       Capital in     (Accmulated
                                                                         Shares         Amount        Excess of Par     Deficit)
                                                                     --------------------------------------------------------------

       Shares issued on July 6, 2001 for cash                               238,806         239           79,761
       Shares issued on July 20, 2001 as compensation                           250                          113
       Shares issued on October 1, 2001 for consulting services             360,000         360          100,440
       Shares issued on October 1, 2001 as compensation                       2,250           2            1,446
       Shares issued on October 1, 2001 for cash                          1,000,000       1,000          446,982
       Shares issued on November 30, 2001 to Fusion Capital for cash        100,000         100           23,400
       Shares issued on December 10, 2001 to Fusion Capital for cash         50,000          50           10,950
       Shares issued on December 12, 2001 to Fusion Capital for cash        100,000         100           20,900
       Shares issued on December 13, 2001 to Fusion Capital for cash         75,000          75           16,050
       Shares issued on December 14, 2001 to Fusion Capital for cash        500,000         500          107,000
       Shares issued in January 2002 to Fusion Capital for cash             925,000         925          194,700
       Shares issued in February 2002 to Fusion Capital for cash            350,000         350           69,150
       Shares issued in March 2002 to Fusion Capital for cash             1,683,333       1,684          260,691
       Shares issued in April 2002 to Fusion Capital for cash               178,571         179           24,821
       Shares issued in May 2002 to Fusion Capital for cash                  97,848          98           14,903
       Shares issued on May 31, 2002 for cash                             2,206,394       2,206          372,881
       Shares issued on May 31, 2002 for debt forgiveness                 1,194,477       1,194          201,867
       Shares issued on May 31, 2002 in settlement
         of Foster & Price litigation                                       375,000         375          213,375
       Shares issued on June 7, 2002 in Aperion Audio sale and settlement   500,000         500          114,500
       Stock options granted at June 30, 2002 for consulting services                                    279,384
       Amortization of deferred financing fees                                                          (600,550)
       Deferred Equity Compensation at June 30, 2002
       Net loss for the year ended June 30, 2002                                                                      (2,784,177)

                                                                     ------------------------------------------------------------
 BALANCE at June 30, 2002                                                43,937,907    $ 43,938     $ 14,371,113   $ (14,757,963)
                                                                     ============================================================

      The accompanying notes are an integral part of this financial statement.




                                      F-7


                                                                      TSET, INC
                                                    STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY



                                                                             Deferred             Total
                                                                              Equity          Shareholders
                                                                           Compensation     Equity (Deficit)


                                                                     ---------------------------------------------------------------

 BALANCE at June 30, 1999                                                             $0        $   (76,805)
       Shares reissued from prior year cancellation                                                       4
       Shares issued on August 31, 1999 to acquire the patents                                       50,000
       Shares issued on March 14, 2000 to acquire Atomic Soccer USA, Ltd                          1,806,250
       Shares issued on March 14, 2000                                                                    -
       Shares issued on March 14, 2000 to acquire Kronos Air
         Technologies, Inc.                                                                       3,346,875
       Shares issued on for May 9, 2000 to acquire EdgeAudio.com, Inc.                            2,550,000
       Shares issued on May 9 to acquire Cancer Detection
         International Inc.                                                                         353,430
       Shares issued on May 19, 2000 as compensation                                                 50,000
       Shares of restricted common stock issued on June 30, 2000 for cash                         1,124,121
       Net loss for the year ended June 30, 2000 (Restated)                                      (1,965,183)

                                                                     ----------------------------------------
 BALANCE at June 30, 2000                                                             $0        $ 7,238,692
       Purchase price adjustment on Cancer Detection International, Inc.                            (39,250)
       Shares issued on July 20, 2000 for cash                                                      189,000
       Shares issued on August 3, 2000                                                                6,560
       Shares issued to liqudate debt of Atomic Soccer USA, Ltd                                     376,343
       Shares issued in September 2000 for cash                                                     832,000
       Shares issued in September to liquidate TSET, Inc. debt                                       42,800
       Shares issued on December 8, 2000 for cash                                                   100,000
       Shares issued on December 27, 2000 for cash                                                   22,340
       Shares issued on January 8, 2001 for cash                                                    400,000
       Shares issued on January 12, 2001 for cash                                                    35,000
       Shares issued on January 19, 2001 for cash                                                     6,400
       Shares issued on January 19, 2001 for services and comp                                       56,143
       Shares issued on March 23, 2001 for cash                                                     135,000
       Shares issued on April 9, 2001 as compensation                                                 1,770
       Shares issued on April 9, 2001 to liquidate debt of Atomic Soccer                             97,020
       Shares issued in April 2001 for cash                                                          17,530
       Shares issued on May 3, 2001 for cash                                                         19,000
       Shares issued on May 7, 2001 for cash                                                        300,000
       Shares issued on June 14, 2001 as compensation                                                47,500
       Shares issued on June 29, 2001 as a financing fee                                            460,800
       Net loss for the year ended June 30, 2001                                                 (9,866,083)
                                                                     ----------------------------------------
 BALANCE at June 30, 2001                                                      $       -          $ 478,566



                                                              F-6(A)

       Shares issued on July 6, 2001 for cash                                                        80,000
       Shares issued on July 20, 2001 as compensation                                                   113
       Shares issued on October 1, 2001 for consulting services                                     100,800
       Shares issued on October 1, 2001 as compensation                                               1,448
       Shares issued on October 1, 2001 for cash                                                    447,982
       Shares issued on November 30, 2001 to Fusion Capital for cash                                 23,500
       Shares issued on December 10, 2001 to Fusion Capital for cash                                 11,000
       Shares issued on December 12, 2001 to Fusion Capital for cash                                 21,000
       Shares issued on December 13, 2001 to Fusion Capital for cash                                 16,125
       Shares issued on December 14, 2001 to Fusion Capital for cash                                107,500
       Shares issued in January 2002 to Fusion Capital for cash                                     195,625
       Shares issued in February 2002 to Fusion Capital for cash                                     69,500
       Shares issued in March 2002 to Fusion Capital for cash                                       262,375
       Shares issued in April 2002 to Fusion Capital for cash                                        25,000
       Shares issued in May 2002 to Fusion Capital for cash                                          15,001
       Shares issued on May 31, 2002 for cash                                                       375,087
       Shares issued on May 31, 2002 for debt forgiveness                                           203,061
       Shares issued on May 31, 2002 in settlement
         of Foster & Price litigation                                                               213,750
       Shares issued on June 7, 2002 in Aperion Audio sale and settlement                           115,000
       Stock options granted at June 30, 2002 for consulting services                               279,384
       Amortization of deferred financing fees                                                     (600,550)
       Deferred Equity Compensation at June 30, 2002                             (41,668)           (41,668)
       Net loss for the year ended June 30, 2002                                                 (2,784,177)

                                                                     ---------------------------------------
 BALANCE at June 30, 2002                                                      $ (41,668)        $ (384,580)
                                                                     =======================================

      The accompanying notes are an integral part of this financial statement.



                                      F-7(A)

                           TSET, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

         TSET, Inc. (formerly, Technology Selection, Inc.), is a Nevada corporation (the "Company"). The Company's shares began trading on the over-the-counter bulletin board exchange on August 28, 1996 under the symbol "TSET." Effective January 12, 2002, the Company began doing business as Kronos Advanced Technologies and, as of January 18, 2002, we changed the Company ticker symbol to "KNOS." The Company historically had been seeking select business opportunities globally among a wide range of prospects. Over the past two years the Company made several investments, including Kronos Air Technologies, Inc. ("Kronos"). After further evaluation of these investments, the Company decided to only continue with the development of Kronos. As a result, the Company has prioritized its management and financial resources to focus on this investment opportunity.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ACCOUNTING METHOD. The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a June 30 fiscal year end.

         PRINCIPLES OF CONSOLIDATION. The consolidated financial statements of the Company include those of the Company and of each of its subsidiaries for the periods in which the subsidiaries were owned/held by the Company. All significant intercompany accounts and transactions have been eliminated in the preparation of the consolidated financial statements.

         USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

         CONCENTRATIONS OF CREDIT RISK. Financial instruments which can potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company manages its exposure to risk through ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains an allowance for doubtful accounts for potential losses and does not believe it is exposed to concentrations of credit risk that are likely to have a material adverse impact on the Company's financial position or results of operations.

         CASH AND CASH EQUIVALENTS. The Company considers all highly liquid short-term investments, with a remaining maturity of three months or less when purchased, to be cash equivalents.

         ACCOUNTS RECEIVABLE. The Company provides an allowance for losses on trade receivables based on a review of the current status of existing receivables and management's evaluation of periodic aging of accounts. Accounts receivable are shown net of allowances for doubtful accounts of $0 at June 30, 2002 and 2001. The Company charges off accounts receivable against the allowance for losses when an account is deemed to be uncollectable.

         PROPERTY AND EQUIPMENT. Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets, which range from three to seven years. Expenditures for major renewals and betterments that extend the original estimated economic useful lives of the applicable assets are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

         INTANGIBLES. The Company uses assumptions in establishing the carrying value, fair value and estimated lives of our long-lived assets and goodwill. The criteria used for these evaluations include management's estimate of the asset's ability to generate positive income from operations and positive cash flow in future periods compared to the carrying value of the asset, the strategic significance of any identifiable intangible asset in our business objectives, as well as the market capitalization of the Company. Cash flow projections used for recoverability and impairment analysis use the same key assumptions and are consistent with projections used for internal budgeting, and for lenders and other third parties. If assets are considered to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Useful lives and related amortization or depreciation expense are based on our estimate of the period that the assets will generate revenues or otherwise be used by TSET. Factors that would influence the likelihood of a material change in our reported results include significant changes in the asset's ability to generate positive cash flow, loss of legal ownership or title to the asset, a significant decline in the economic and competitive environment on which the asset depends, significant changes in our strategic business objectives, and utilization of the asset (see Note 3).

         INCOME TAXES. Income taxes are accounted for in accordance with the provisions of SFAS No. 109. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized, but no less than quarterly.

         RESEARCH AND DEVELOPMENT EXPENSES. Costs related to research and development are charged to research and development expense as incurred.

         EARNINGS (LOSS) PER SHARE. Basic earnings (loss) per share is computed using the weighted average number of shares outstanding. Diluted earnings (loss) per share is computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to outstanding options and warrants to purchase common stock, when their effect is dilutive.

         REVENUE RECOGNITION. The Company recognizes revenue in accordance with Staff Accounting Bulletin (SAB) 101, which requires evidence of an agreement, delivery of the product or services at a fixed or determinable price, and assurance of collection within a reasonable period of time. Further, Kronos Air Technologies recognizes revenue on the sale of the custom-designed contract sales under the percentage-of-completion method of accounting in the ratio that costs incurred to date bear to estimated total costs. For uncompleted contracts where costs and estimated profits exceed billings, the net amount is included as an asset in the balance sheet. For uncompleted contracts where billings exceed costs and estimated profits, the net amount is included as a liability in the balance sheet. Sales are reported net of applicable cash discounts and allowances for returns. Revenue from government grants for research and development purposes is recognized as revenue as long as the Company determines that the government will not be the sole or principal expected ultimate customer for the research and development activity or the products resulting from the research and development activity. Otherwise, such revenue is recorded as an offset to research and development expenses in accordance with the Audit and Accounting Guide, Audits of Federal Government Contractors. In either case, the revenue or expense offset is not recognized until the grant funding is received and any customer acceptance provisions are met or lapse.

         STOCK, OPTIONS AND WARRANTS ISSUED FOR SERVICES. Issuances of shares of the Company's stock to employees or third-parties for compensation or services is valued using the closing market price on the date of grant for employees and the date services are completed for non-employees.

         Stock options and warrants issued to non-employees for services are valued on the measurement date using the Black-Scholes option pricing model.

         STOCK OPTIONS. The Company accounts for its stock option plans under SFAS No. 123 "Accounting for Stock-Based Compensation." As allowed under this statement, the Company continues to account for stock options for employees under APB No. 25, "Accounting for Stock Issued to Employees," and has adopted the disclosure only requirements of SFAS No. 123. Accordingly, no compensation expense has been recognized for stock option grants to employees since the options have exercise prices equal to the market value of the stock on the date of grant.

         OTHER ASSETS. In 2002, deferred financing costs relating to a common stock purchase agreement have been offset against the proceeds on a dollar-for-dollar basis (see Note 21). Financing costs related to future financing where the proceeds are certain and are received at established intervals will be offset ratably against the proceeds as they are received.

         RECENT ACCOUNTING PRONOUNCEMENTS.

         SFAS No. 142 establishes new standards for goodwill acquired in a business combination, eliminates amortization of goodwill and instead sets forth methods to periodically evaluate goodwill for impairment. Intangible assets with a determinable useful life will continue to be amortized over that period. The Company adopted this statement during the quarter ending September 30, 2002. Goodwill and intangible assets acquired after June 30, 2001 will be subject immediately to the non-amortization and amortization provisions of the statement. The Company does not currently have any goodwill recorded on its financial statements and management is in the process of determining whether there will be any impact on the Company's financial statements as a result of the adoption of this statement.

         In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses the financial accounting and reporting for the retirement of tangible long-lived assets and the associated asset retirement costs. The Company believes the adoption of SFAS 143 will have no significant impact on its financial statements. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002.

         In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. The Company believes the adoption of SFAS 144 will have no significant impact on its financial statements. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2001.

         RECLASSIFICATION. Certain reclassifications have been made to the 2000 and 2001 financial statements in order to conform to the 2002 presentation.


NOTE 3 - REALIZATION OF ASSETS

         The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has sustained losses from operations in recent years, and such losses have continued through the current year ended June 30, 2002. In addition, the Company has used, rather than provided cash in its operations. The Company is currently using its resources to raise capital necessary to complete research and development work, and to provide for its working capital needs.

         In view of the matters described in the preceding paragraph, recoverability of a major portion of the asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain present financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

         Management has taken the following steps with respect to its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue in existence:

         1. In May 2001, Kronos Air Technologies was awarded a Small Business Innovation Research contract. This contract is sponsored by the United States Navy and is potentially worth up to $837,000 in product development and testing support for Kronos Air Technologies. The first phase of the contract is worth up to $87,000 in funding for manufacturing and testing a prototype device for air movement and ventilation onboard naval vessels. In April 2002, the U.S. Navy and Kronos mutually agreed to exercise the option on the first phase of the U.S. Navy SBIR contract. The option is to provide incremental funding to Kronos to further test and evaluate Kronos(TM)devices built during the initial SBIR funding. Testing will include demonstrating the ability of these U.S. Navy Kronos(TM) devices to capture and destroy biological hazards and to effectively manage electrical magnetic interference. If awarded to Kronos Air Technologies, the second phase of the contract would be worth up to $750,000 in additional funding. The Kronos(TM)devices manufactured under this contract will be embedded in an existing HVAC systems to move air more efficiently than the current fan based technology. This contract is an extension of the commercialization effort by Kronos Air Technologies in the specialized military marketplace. We are currently waiting for the determination of the award of the phase II contracts by the Navy.

         2. In December 2001, Kronos Air Technologies was awarded an SBIR contract sponsored by the U.S. Army. This contract is potentially worth up to $850,000 in product development and testing support for Kronos Air Technologies. Phase One of the contract is worth up to $120,000 in funding to investigate and analyze the feasibility of the Kronos(TM)technology to reduce humidity in heating, ventilation and air conditioning (HVAC) systems. Dehumidification is essential to making HVAC systems more energy efficient. Phase Two of the contract is worth up to $730,000 in additional funding for product development and testing. We are currently under contract for and working on phase One. In May 2002, the U.S. Army requested the Company to submit a detailed Phase Two proposal by June 10, 2002 for review in the current year. We submitted the proposal on June 7, 2002. We are currently waiting for the determination of the award of the phase II contracts by the Army.

         3.  On July 2, 2001,  we signed a six month  agreement  to utilize  the strategic planning and business plan execution services of The Eagle Rock Group, LLC. The Eagle Rock Group will work with the Kronos Air Technologies team to fully develop and capitalize on the Kronos(TM) technology. We believe that The Eagle Rock Group can assist us in unlocking the potential value of the Kronos(TM)technology. The Eagle Rock Group's multi-disciplined approach, which uses seasoned business executives and leverages relationships and networks, can accelerate the Kronos(TM)opportunity versus the timing and development if we were to continue on a go-it-alone strategy or if we were to work and coordinate with the myriad of groups necessary to duplicate The Eagle Rock Group team. Specifically, The Eagle Rock Group is working to augment and enhance our efforts in the following areas
             (i) capital raising and allocation, (ii) strategic partner introduction and evaluation, (iii) distribution channel development, (iv) product focus and brand development, (v) human resource placement, and (vi) capital market introduction and awareness. Pursuant to the agreement that we entered into with The Eagle Rock Group, we issued to The Eagle Rock Group a ten-year warrant granting them the right to purchase 1,400,000 shares of our common stock at an exercise price of $0.68 per share. The shares underlying the warrant have piggy-back and demand registration rights, as well as subscription rights in the event that we issue any rights to all of our stockholders to subscribe for shares of our common stock. In addition, the warrant contains redemption rights in the event that we enter into a transaction that results in a change of control of our company.

         4. On March 1, 2002, the Company entered into a 12-month consulting agreement with The Eagle Rock Group. Pursuant to the agreement, the Company granted The Eagle Rock Group a 10 year warrant for up to 2,000,000 shares of our common stock. Of this, 500,000 shares will be earned over a period of 12 months. The 500,000 warrants are for general consulting services for a 12 month period. The remainder of the warrants may be earned contingent upon the occurrence of various events including a successful capital raise equal to or greater than $1.5 million, securing contracts with the U.S.

             military, securing contracts with consumer-oriented distribution organizations, and the adoption of a branding/marketing campaign which has been principally developed by The Eagle Rock Group.

         5. On May 3, 2002, the Company executed a non-binding term sheet with a consumer retail products company. The agreement provides for exclusive North American retail distribution rights for a full consumer air movement and purification product line based on the Kronos(TM)technology for a term of at least three years. Kronos will be compensated through royalty payments with minimum annual levels. The consumer products company has also agreed to provide Kronos with advanced funding to pay for certain development work necessary to bring a Kronos-based consumer product line to market. The terms of the advanced funding are still being negotiated.
             Kronos believes it will retain full rights to all of its intellectual property, as well as manufacturing of its proprietary power supply. The final agreement is subject to negotiations between the parties. The product line launch is scheduled for the first quarter of calendar year 2003. Kronos has completed the development of the core Kronos(TM) technology. We are currently focused on applying the Kronos(TM) technology to specific customer applications. Customer application development requires us to tailor the Kronos(TM) technology to meet the customer's specific product requirements, including airflow volume and velocity, the level of particulate removal, the amount of gas destruction, the size and shape of the devices and the measurement and monitoring of airflow and air quality. This includes developing the product specifications, designing the actual product, building and testing prototypes, finalizing the design for the manufacturer, and the manufacturing of the actual product. Kronos is required to keep the identity of the consumer products company confidential until the formal announcement of the product launch.

         6. On May 7, 2002, we completed a private placement of our common stock pursuant to which we sold 1,971,176 shares of our common stock at $0.17 per share to seven accredited investors for consideration of $335,100 cash and 1,429,695 shares of our common stock at $0.17 per share to six members of our management team for consideration of $39,987 cash and commitments to convert $203,061 of debt.

         7. In July 2002, Kronos Air Technologies executed a Memorandum of Understanding with Access Business Group International L.L.C. for the production of a limited number of Kronos(TM) devices and for the potential licensing of Kronos(TM) based air movement and treatment technologies. Access Business Group is the product development, manufacturing and logistics subsidiary of Alticor Inc. and an affiliate of the Amway Corporation and Quixtar Inc. Under the proposed arrangement, Kronos will retain full rights to all of our intellectual property, as well as manufacturing of our proprietary power-supply. The final agreement is subject to negotiations between the parties.

         8. During our year ended June 30, 2002, we sold 5,059,752 shares of our common stock to Fusion Capital for $1,194,608 under the terms of a Common Stock Purchase Agreement dated June 19, 2001. On August 12, 2002, we entered into a new Common Stock Purchase Agreement with Fusion (See Note 18).

NOTE 4 - BUSINESS COMBINATIONS

         On March 13, 2000,  the Company  acquired  Kronos Air  Technologies  (a development stage company), a Nevada corporation. Kronos Air Technologies is a research and development company having headquarters in Redmond, Washington. Kronos Air Technologies owns all of the intellectual property rights, including certain patents pending, for a technology known as "Kronos(TM)" (formerly named the "electron wind generator"). The consideration for the acquisition was 2,250,000 shares of the Company's common stock. The Company acquired all of the issued and outstanding shares of Kronos Air Technologies. The transaction was accounted for using the purchase method of accounting, accordingly, the results of operations from March 13, 2000 are included in the consolidated statement of operations. The total purchase price of $3.3 million was determined based upon the market value of stock issued which incorporates the restrictions on the transferability of the shares and was allocated to the net assets acquired based on their fair market values at the date of acquisition. Of the purchase price, $633,000 was expensed and allocated to in-process technology which had not reached technological feasibility and which had no alternative future use. The remainder of the purchase price was allocated to purchased technology ($2.1 million) and identifiable intangibles ($0.6 million), which are being amortized on a straight line basis over 10 years.

         On March 6, 2000, the Company acquired all of the issued and outstanding shares of Atomic Soccer, a Wisconsin corporation. The consideration for the acquisition was 1,000,000 shares of TSET common stock. This subsidiary was sold in April 2001 generating a loss of $2.3 million (See note 14).

         On May 4, 2000, the Company acquired Aperion Audio. The Company acquired all of Aperion Audio's issued and outstanding shares in exchange for 1,298,701 shares of the Company's common stock. This subsidiary was sold on June 7, 2002 generating a gain (after impairment adjustment) of $0.7 million (See note 14).

         On May 4, 2000, the Company acquired 100% ownership of CDI, in exchange for 160,000 shares of the Company's common stock. Upon performing impairment analysis, management determined this asset was fully impaired at June 30, 2001.


NOTE 5 - PREPAID AND OTHER CURRENT ASSETS

         Prepaid and other current assets at June 30, consist of the following:

                                                  2002                 2001
                                             ----------------   ----------------
         Lease deposits                          $  23,253          $  29,110
         Advances to employees                      15,000              8,569
         Prepaid insurance                          22,456                  -
         Prepaid consulting fees                    40,320                  -
                                             ----------------   ----------------
         Prepaid and other current assets       $  101,029          $  37,679
                                             ================   ================


NOTE 6 - PROPERTY AND EQUIPMENT

         Property and equipment at June 30, consists of the following:

                                                     2002               2001
                                             ----------------    ---------------
           Leasehold improvements               $     5,139         $   5,139
           Office furniture and fixtures             54,061            54,061
           Machinery and equipment                    3,523             3,523
                                             ----------------    ---------------
                                                    62,723             62,723
           Less accumulated depreciation           (33,348)           (18,016)
                                             ----------------    ---------------
           Net property and equipment           $    29,375         $  44,707
                                             ================    ===============

         Depreciation expense for the years ended June 30, 2002, 2001 and 2000 was $15,332, $16,456 and $2,197, respectively.


NOTE 7 - INTANGIBLES

         Intangible assets at June 30, consist of the following:

                                                  2002                 2001
                                            -----------------   ----------------
             Marketing intangibles             $   587,711         $   587,711
             Purchased patent technology         2,125,935           2,125,935
             Developed patent technology           133,454              79,697
                                            -----------------   ----------------
                                                 2,847,100           2,793,343
             Less accumulated amortization       (633,183)            (361,819)
                                            -----------------   ----------------
             Net intangible assets             $ 2,213,917         $ 2,431,524
                                            =================   ================

         Purchased patent technology was acquired in the Kronos acquisition and relates to a patent application that was pending at the acquisition date. The patent application is in process and remains pending at June 30, 2002.

         Amortization expense for the years ended June 30, 2002, 2001 and 2000 was $271,364, $306,709 and $96,345, respectively. The Company recognized an impairment loss of $272,945 on the goodwill of CDI during 2001.

NOTE 8 - ACCRUED EXPENSES

         Accrued expenses at June 30, consist of the following:

                                                   2002               2001
                                             ----------------   --------------
         Accrued compensation                   $   154,928      $    480,382
         Deferred compensation                            -           200,000
         Deferred revenue                            20,000                 -
         Accrued interest                            29,038            33,423
         Accrued professional services               80,795           420,463
         Other accruals                                   -           150,000
                                             ----------------   --------------
                                                $   284,761      $  1,284,268
                                             ================   ==============


NOTE 9 - NOTES PAYABLE

         The Company had the following obligations as of June 30, 2002 and 2001,

                                                      2002               2001
                                                  --------------   -------------
       (1) Obligation to Fusion Capital              $  123,000      $  100,000
       (2) Obligation to Aperion Audio                  200,466         213,900
       (3) Obligation to Directors                      360,000               -
       (4) Obligation to The Eagle Rock Group            70,000               -
           Obligations to stockholders                    7,700               -
                                                  --------------   -------------
                                                        761,166         313,900
          Less:
           Current portion                              535,700         313,900

           Total long term obligations net of
                current portion                      $  225,466      $        -
                                                  ==============   =============

---------------------

(1)      This  is  a  non-interest   bearing  demand   obligation  and  is  only
         outstanding until Fusion Capital purchases enough stock from the Company to eliminate the advance position.

(2) This note is non-interest bearing with an initial payment of $35,000 and monthly payments thereafter of $15,000 until the note is paid in full.

(3) This note is to a director of the Company and bears interest at 4.59%. The note calls for quarterly payments of principal and interest of $20,000 until the note is paid in full.

(4) This note bears interest at the rate of 12%. Payment terms are for monthly interest only payments with the balance due on March 1, 2003.

NOTE 10 - LEASES

         The Company has entered into a noncancelable operating lease for facilities. Rental expense was approximately $62,000, $53,000 and $12,000 for years ended June 30, 2002, 2001 and 2000, respectively. Future minimum lease payments under this operating lease are $36,633 for the year ending June 30, 2003 and $0 thereafter.


NOTE 11 - EARNINGS (LOSS) PER SHARE

         Weighted average shares outstanding used in the earnings per share calculation were 37,088,274, 31,481,874 and 25,263,333 for the years ended June 30, 2002, 2001 and 2000, respectively.

         As of June 30, 2002, there were outstanding options to purchase 7,641,975 shares of the Company's common stock. These options have been excluded from the earnings per share calculation as their effect is anti-dilutive. As of June 30, 2001, there were outstanding options to purchase 1,557,075 shares of TSET common stock. These options have been excluded from the earnings per share calculation as their effect is anti-dilutive.

NOTE 12 - INCOME TAXES

         The composition of deferred tax assets and the related tax effects at June 30, 2001 and 2000 are as follows:

                                                     2002                2001
                                                ----------------  --------------
Benefit from carryforward of capital and net      $ 2,685,915     $ 1,538,801
  operating losses
Other temporary differences                            220,332        228,121
Less:
  Valuation allowance                              (2,906,247)     (1,766,922)
                                                ----------------  --------------
  Net deferred tax asset                          $         -     $         -
                                                ================  ==============

         The other temporary differences shown above relate primarily to gain and loss on discontinued operations, impairment reserves for intangible assets, accrued expenses, and accrued and deferred compensation. The difference between the income tax benefit in the accompanying statements of operations and the amount that would result if the statutory rates were applied to pre-tax loss is as follows:

                                                                                  June 30,
                                               --------------------------------------------------------------------------------
                                                                 2002                                    2001
                                               --------------------------------------------------------------------------------
                                                       Amount         % of pre-tax Loss         Amount          % of pre-tax
                                                                                                                    Loss
                                               --------------------------------------------------------------------------------
Benefit for income tax at
 Federal statutory rate                           $      946,620            34.0%            $ 3,354,468             34.0%
 State statutory rate                                     55,494             2.0%                197,322              2.0%
Non-deductible expenses                                (111,278)           (4.0%)            (1,909,415)           (19.4)%
Acquired NOL and other                                   248,489             8.9%              (669,612)            (6.8)%
Increase in valuation allowance                      (1,139,325)          (40.9)%              (972,743)            (9.8)%
                                               --------------------------------------------------------------------------------
                                                  $            -             0.0%               $      -              0.0%
                                               ================================================================================

         The non-deductible expenses shown above related primarily to the amortization of intangible assets and to the accrual of stock options for compensation using different valuation methods for financial and tax reporting purposes.

         The Company has filed all of its federal and state income tax returns for all years through June 30, 2001. The Company is current on all income tax filings. At June 30, 2002, the Company has approximately $6.4 million of unused Federal net operating losses, $1.0 million capital losses and $3.3 State net operating losses available for carryforward to future years. The benefit from carryforward of such losses will expire in various years between 2006 and 2022 and could be subject to limitations if significant ownership changes occur in the Company.

NOTE 13 - CONSULTING AGREEMENTS

         In July 2001, the Company signed a six-month agreement to utilize the strategic planning and business plan execution services of The Eagle Rock Group, LLC. The Eagle Rock Group will work with the Kronos Air Technologies team to fully develop and capitalize the Kronos(TM) technology.

         Pursuant to the agreement that the Company entered into with The Eagle Rock Group, the Company issued to The Eagle Rock Group a ten-year warrant granting them the right to purchase 1,400,000 shares of the Company's common stock at an exercise price of $0.68 per share. The warrants were immediately vested and non-forfeitable. The warrant was valued at $686,000 using the Black-Scholes option valuation model and was initially recorded as deferred equity compensation and amortized into current period professional services expense at a rate of $137,200 per month over the term of the agreement. Amortization for the year ended June 30, 2002 was $686,000. The shares underlying the warrant have piggy-back and demand registration rights, as well as subscription rights in the event that the Company issues any rights to all of its stockholders to subscribe for shares of the Company's common stock. In addition, the warrant contains redemption rights in the event that the Company enters into a transaction that results in a change of control of the Company.

         On October 1, 2001, the Company entered into a 15-month consulting agreement with Joshua B. Scheinfeld and Steven G. Martin, principals of Fusion Capital, for consulting services with respect to operations, executive employment issues, employee staffing, strategy, capital structure and other matters as specified from time to time. As consideration for their services, the

Company issued 360,000 shares of its common stock. In accordance with EITF 96-18, the measurement date was established as the contract date of October 1, 2001 as the share grant was non-forfeitable and fully vested on that date. The stock was valued on that date at $0.28 a share (the closing price for the Company's common stock on the measurement date). The stock issuance has been recorded as a prepaid consulting fee and is being amortized to Professional Fee Expense ratably over the 15 month term of the contract.

         On March 1, 2002, the Company entered into a 12-month consulting agreement with The Eagle Rock Group. Pursuant to the agreement, the Company issued a note for the outstanding balance of $120,000 due to The Eagle Rock Group. The note is due on March 1, 2003 and bears interest at the rate of 12% per annum. The Company also granted The Eagle Rock Group a 10 year warrant for up to 2,000,000 shares. The warrant contains redemption rights in the event that the Company enters into a transaction that results in a change of control of the Company. Of this, 500,000 shares will be earned over a period of 12 months. The exercise price of the initial 500,000 warrants is $0.42 for 250,000 warrants and $0.205 (the closing price of the Company's common stock on March 1, 2002) for 250,000 warrants. These warrants are irrevocable and are fully vested. The measurement date is March 1, 2002 as the warrants are fully vested and non-forfeitable on that date. The value assigned to these warrants is $62,500 and was determined using the Black-Scholes option valuation model. The 500,000 warrants are for general consulting services for a 12 month period. The $62,500 will be expensed ratably over the term of the consulting contract. The remainder of the shares may be earned contingent upon the occurrence of various events including a successful capital raise equal to or greater than $1.5 million, securing contracts with the U.S. military, securing contracts with consumer-oriented distribution organizations, and the adoption of a branding/marketing campaign which has been principally developed by The Eagle Rock Group. The remaining potential 1,500,000 shares covered by the warrant will be valued if and when earned under the terms of the contract. The exercise price for the remaining shares will be the market price on the date the grant is earned.


NOTE 14 - DISCONTINUED OPERATIONS

         In early January 2001, management committed to a formal plan of action to sell or otherwise dispose of Atomic Soccer. Agreement was reached with a buyer group, that included current and former Atomic Soccer management, to sell them the outstanding shares of common stock of Atomic Soccer for $1,000. The transaction was effective on April 11, 2001 and resulted in a loss of $2.3 million.

         At June 30, 2001, the Company recognized an impairment loss on the intangible asset related to its acquisition of Aperion Audio of $2,294,000. On September 14, 2001 the board approved a formal plan of action to sell or otherwise dispose of Aperion Audio. The Company accrued $150,000 for anticipated operating losses during the phase-out period. The sale of TSET-owned shares of Aperion Audio common stock was completed on June 7, 2002, pursuant to a Settlement Agreement and Mutual Release. The Company sold its shares of Aperion Audio to Aperion Audio's management group ("the Buyers"). Pursuant to the sale, the Buyers received 500,000 shares of the Company's common stock. Under this agreement/settlement, the Company agreed to pay the remaining $213,900 of capital contributions previously agreed to at the time the Company acquired
Aperion Audio, as well as Aperion Audio's legal fees associated with the arbitration of $21,566, in the form of a non-interest bearing note payable over the next 14 months. In exchange, the Company received a full release of all liabilities, and claims including the release of the potential liability for $3.75 million of additional consideration to be paid in shares of TSET, Inc. common stock via an earn-out provision in the Acquisition Agreement. As a result, the Company has no additional risk of loss or any other commitments other than the $235,466 fixed payment, of which $35,000 was paid prior to year end.

         At June 30, 2001, the Company wrote down to $0 the intangible asset associated with its investment in Aperion Audio creating a negative book value for this investment of approximately $800,000. The sale has resulted in a gain, after offsetting the value of 500,000 shares issued in the transaction, of $682,000. For income tax purposes, there was no write down in the Aperion Audio intangible asset, therefore, there will be no tax effect on this gain.

         Both Atomic Soccer and Aperion Audio are included in the financial statements as discontinued operations. The Company's consolidated financial statements for all periods have been reclassified to report separately the results of operations and operating cash flows from continuing operations and the discontinued operations. The net revenues of Aperion Audio are included in the financial statements under Net Income (Loss) from Discontinued Operations. The assets and liabilities of Aperion Audio at June 30, 2001 are included in the balance sheet as Net Liabilities of Discontinued Operations. Net liabilities of discontinued operations at June 30, 2002 was $0. Net liabilities and operating results of discontinued operations for the years ended June 30, are as follows:

           NET LIABILITIES OF DISCONTINUED OPERATIONS AT JUNE 30, 2001

                                                   APERION AUDIO
                                                   -------------

         Current Assets                                $294,100
         Net Property and Equipment                      48,835
         Current Liabilities                          (464,788)
         Minority Interest                            (545,697)
                                                     ----------

         Net Assets (Liabilities)                    $(667,550)
                                                     ==========


         In September 2000, the Company authorized a minority investment of 20% of Aperion Audio. The following is a summary of the calculation of minority interest at June 30, 2001:



Initial capital contribution by the minority interest holder        $    700,000
Minority interest in net loss for the period ended June 30, 2001       (154,303)
                                                                   -------------
Minority interest at June 30, 2001                                  $    545,697
                                                                   =============


                  OPERATING RESULTS OF DISCONTINUED OPERATIONS:

                                                   OPERATING RESULTS OF DISCONTINUED OPERATIONS:
                                     --------------------------------------------------------------------
                                                              FOR THE YEAR ENDED JUNE 30,
                                     --------------------------------------------------------------------
                                         2002                                            2001
                                     ------------         -----------------------------------------------
                                     APERION AUDIO         ATOMIC          APERION AUDIO          TOTAL
                                     ------------         ----------      ----------------   ------------

Sales                                    $853,656          $ 714,464          $ 757,100         $1,471,564
Cost of sales                           (340,479)          (512,282)          (381,341)          (893,623)
Depreciation and amortization            (12,133)          (215,398)          (270,071)          (485,469)
General and administrative              (672,127)          (369,058)        (1,107,041)        (1,476,099)
                                        ---------         ----------       ------------       ------------
Operating income (loss)                 (171,083)          (382,274)        (1,001,353)        (1,383,627)

Other income                               22,799                735          (239,858)          (239,123)
Interest expense                         (25,584)           (69,232)           (14,968)           (84,200)
Provision for asset impairment                  -                  -        (2,294,316)        (2,294,316)
Reserve for operating losses
 during phase-out period                  139,094                  -                  -                  -
Minority interest                          34,774                  -            154,303            154,303
                                        ---------         ----------       ------------       ------------
Income (Loss) pre-tax                           0          (450,771)        (3,396,192)        (3,846,963)

Income taxes (benefits)                         -                  -                  -                  -
                                        ---------         ----------       ------------       ------------
Loss from discontinued operations              $0         $(450,771)       $(3,396,192)       $(3,846,963)

                                        =========         ==========       ============       ============

                                                       OPERATING RESULTS OF DISCONTINUED OPERATIONS:
                                                  --------------------------------------------------------
                                                                FOR THE YEAR ENDED JUNE 30,
                                                  --------------------------------------------------------
                                                                           2000
                                                  --------------------------------------------------------
                                                   ATOMIC             APERION AUDIO             TOTAL
                                                  -----------         --------------           -----------

Sales                                               $ 292,889               $ 13,182              $306,071
Cost of sales                                       (248,773)                (7,820)             (256,593)
Depreciation and amortization                        (98,138)               (43,289)             (141,427)
General and administrative                          (261,600)              (184,255)             (445,855)
                                                   ----------             ----------            ----------
Operating income (loss)                             (315,622)              (222,182)             (537,804)

Interest expense                                     (41,784)                      -              (41,784)
----------------                                   ----------             ----------            ----------
Income (Loss) pre-tax                               (357,406)              (222,182)             (579,588)
Income taxes (benefits)                                     -                      -                     -
                                                   ----------             ----------            ----------
Loss from discontinued operations                  $(357,406)             $(222,182)            $(579,588)
                                                   ==========             ==========            ==========

NOTE 15 - STOCK OPTIONS

         On February 12, 2002, the Board of Directors approved the TSET, Inc. Stock Option Plan under which TSET's key employees, consultants, independent contractors, officers and directors are eligible to receive grants of stock options. TSET has reserved a total of 6,250,000 shares of common stock under the Stock Option Plan. Prior to that, the Company had no formal stock option plan but offered as special compensation to certain officers, directors and third party consultants the granting of non-qualified options to purchase Company shares at the market price of such shares as of the option grant date. The options generally have terms of three to ten years. The Company granted non-qualified stock options totaling 6,084,900, 1,557,075, and 0 shares in the years ended June 30, 2002, 2001 and 2000, respectively.

         The Company has elected to follow APB No. 25; "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized. Pro forma information regarding net income per share is required by SFAS No. 123, "Accounting for Stock-Based Compensation", and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following range of assumptions for the years ended June 30:

                                                2002                 2001
                                          ----------------    ------------------
              Risk free interest rate       4.0% to 4.4%         4.5% to 4.9%
              Expected dividend yield            0%                   0%
              Expected lives                3 to 10 years       3 to 10 years
              Expected volatility             143.00%               91.00%

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the Company's opinion the existing available models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options.

         Using the Black-Scholes option valuation model, the weighted average grant date fair value of options granted during the years ended June 30, 2002, 2001 and 2000 was $.14, $.65, and $0 per option share, respectively.

         For the purpose of pro forma disclosures, the estimated fair value of the options is amortized over the vesting period.

         The Company's pro forma information, had compensation costs been determined based on the fair value of the options on the date of grant, is as follows (in thousands, except per share amounts):

                                                                          June 30,
                              ---------------------------------------------------------------------------------------
                                          2002                           2001                         2000
                              ----------------------------  ----------------------------  ---------------------------
                                                 Pro                            Pro                            Pro
                                Reported         Forma          Reported        Forma         Reported         Forma
                              -----------      -----------  -------------     ----------  --------------    ---------

Net income (loss)              $  (2,784)       $ (3,602)      $  (9,866)     $(10,642)      $   (1,965)     $(1,965)
Earnings (loss) per Share:
         Basic                     (0.07)          (0.10)          (0.31)        (0.34)           (0.07)       (0.07)
         Diluted                   (0.07)          (0.10)          (0.31)        (0.34)           (0.07)       (0.07)


         A  summary  of  the  Company's   stock  option   activity  and  related
information for the years ended June 30, 2002, 2001 and 2000 is as follows (in thousands, except per share amounts):

                                                                    Weighted
                                                                     Average
                                                                     Exercise
                                                     Shares           Price
                                                     -----------    ------------
           Outstanding at June 30, 1999                        0    $          -
                    Granted                                    0               -
                    Exercised                                  0               -
                    Cancelled                                  0               -
                                                     -----------    ------------

           Outstanding at June 30, 2000                        0               -
                    Granted                                1,557            0.89
                    Exercised                                  0               -
                    Cancelled                                  0               -
                                                     -----------    ------------

           Outstanding at June 30, 2001                    1,557            0.89
                    Granted                                6,085            0.54
                    Exercised                                  0               -
                    Cancelled                                  0               -
                                                     -----------    ------------

           Outstanding as June 30, 2002                    7,642    $       0.61
                                                     ===========    ============


         A summary of options outstanding and exercisable at June 30, 2002 is as follows (in thousands, except per share amounts):

                                                                                                         Options
                                                           Options Outstanding                         Exercisable
                                          -------------------------------------------------------  ---------------
                                                              Weighted Average        Weighted
                           Range of                            Remaining Life         Average
                        Exercise Prices      Options             (in years)        Exercise Price        Options
                     -------------------- ---------------- --------------------- ----------------  ---------------
June 30, 2002            $0.71 - $1.12         2,002                 6.31               $   0.91           2,002
                         $0.50 - $0.70         3,150                 10.0               $   0.67             500
                         $0.21 - $0.49         2,490                 9.97               $   0.28             560

June 30, 2001            $0.71 - $1.12         1,557                 7.14               $   0.89           1,557

The weighted average exercise price for exercisable options are $0.91, $0.61, and $0.42 for options outstanding at June 30, 2002 and $0.89 for options outstanding at June 30, 2001.

NOTE 16 - COMMITMENTS AND CONTINGENCIES

         LITIGATION. On June 6, 2002, Dutchess Advisors Ltd. initiated legal proceedings in Middlesex County, Massachusetts, against TSET. The complaint alleges, among other things, breach of contract, QUANTUM MERUIT, unjust enrichment and conversion with respect to a letter agreement, dated June 19, 2001, between TSET and Dutchess Advisors Ltd., and seeks, among other things, a judgment in the amount of $75,000, exclusive of pre-judgment interest, costs and attorneys' costs. TSET contested the allegations made by Dutchess by serving a motion to dismiss all claims. Dutchess subsequently filed an amended complaint with the court on August 16, 2002. Dutchess seeks to recover up to three times its actual damages as well as its costs and attorneys' fees. TSET intends to file a motion to dismiss all counts in the amended complaint. TSET believes that it has meritorious defenses and to vigorously defend this matter.

         On February 2, 2001, we initiated, together with Kronos Air Technologies, legal proceedings in Clackamas County, Oregon against W. Alan
Thompson, Ingrid T. Fuhriman, and Robert L. Fuhriman II, each of whom were formerly executive officers and members of the Board of Directors of Kronos Air Technologies. This suit alleges, among other things, breach of fiduciary duties and breach of contract by these individuals, and seeks, among other things, an order form the court referring the dispute to arbitration in accordance with the terms of these individuals' respective employment agreements, which were terminated by us on January 30, 2001, and other appropriate equitable relief. Arbitration has been ordered and the arbitrators selected. The Company has agreed to arbitration proceedings in the state of Washington. The parties are in the process of exchanging and complying with requests for discovery.

         APERION AUDIO "EARN-OUT" PROVISION. Part of the consideration given by the Company for the acquisition of Aperion Audio is related to an earn-out provision in which the Company would award additional common stock of the Company as Aperion Audio achieves stipulated revenue milestones over a five year period commencing on May 4, 2000. Through June 30, 2002, Aperion Audio has not achieved any of these milestones. As part of the settlement and sale of Aperion Audio, all parties except for one, who has a 10% interest in the earn-out, have agreed to relinquish all rights to this earn-out provision. Upon achieving each of the five milestones, an additional $75,000 of TSET common stock would be issued to him.

NOTE 17 - SEGMENTS OF BUSINESS

         The Company operates principally in one segment of business: The Kronos plans to license, manufacture and distribute air movement and purification devices utilizing the Kronos(TM) technology. All other segments have been disposed of or discontinued. Although there are future plans for expansion into foreign markets, in the year ended June 30, 2002, the Company operated only in the U.S.

NOTE 18 - SUBSEQUENT EVENT

         On August 12, 2002, the Company terminated the Common Stock Purchase Agreement with Fusion Capital Fund II, LLC, dated June 19, 2001 and entered into a new Common Stock Purchase Agreement. The new agreement contains the same provisions as the previous agreement with three notable changes. First, the new agreement is for the purchase of $6,000,000 in shares of the Company's common stock, whereas the June 19, 2001 agreement was for the purchase of $10,000,000 in shares. Second, the new agreement has established a purchase floor of $0.10 per share and Fusion cannot purchase shares as long as the trading price is below the floor. Under the June 19, 2001 agreement, the purchase floor was $0.25 per share and Fusion was able to continue purchasing shares when the trading price was below the floor, even through they were not obligated to do so. Third, the new agreement obligates Fusion to purchase on each trading day $10,000 of our common stock, provided the agreement is not suspended, terminated or an event of default has occurred. Under the June 19, 2001 agreement, Fusion was obligated to purchase on each trading day $12,500 of our common stock. The agreement is for 30 months with an option available to the Company, in its sole discretion, to extend for an additional six months.

         The Company is in the process of filing a registration statement with the Securities and Exchange Commission to register 15 million shares of common stock to be used in the common stock purchase agreement. As of August 12, 2002, the Company had not drawn any of the $6 million available under the common stock purchase agreement.

NOTE 19 - RELATED PARTIES

         The Company has consulting agreements with members of the board of directors, one of which who is also an acting officer of the Company. The agreements provide for cash and equity compensation per hour of service provided. At June 30, 2002, the Company had accrued cash compensation under these agreements of $398,400 and had granted options to acquire 423,000 shares at an exercise price of $0.96 per share.

         In 2002, it was determined the $279,000 of accrued compensation to certain officers and directors would be settled with the issuance of stock options.

NOTE 20 - QUARTERLY RESULTS (UNAUDITED)

         The Company was inactive from the time that it discontinued operations in 1996 until the time it was reactivated in mid-1999 and from inception through June 30, 2000 it had no significant revenues from operations. The following is a summary of unaudited quarterly results of continuing operations for the years ended June 30, 2002 and 2001:

                                                                              QUARTER
                                         ---------------------------------------------------------------------
                                                 FIRST          SECOND          THIRD               FOURTH
                                         ---------------------------------------------------------------------
Year ended June 30, 2002
------------------------------------------
      Sales                                 $     25,014     $    40,056       $       -          $   27,519
      Gross profit                                15,000               -               -                   -
      Net income (loss) from continuing
      operations                             (1,052,634)     (1,228,599)       (657,251)           (527,501)
      Net income (loss) per share                 (0.03)          (0.03)          (0.02)              (0.01)

Year ended June 30, 2001
------------------------------------------
      Sales                                  $         -      $        -      $    5,000          $   90,000
      Gross profit                                     -               -           5,000              27,500
      Net income (loss) from continuing
      operations                               (533,126)       (939,302)       (673,967)         (1,426,164)
      Net income (loss) per share                 (0.02)          (0.03)          (0.02)              (0.04)




NOTE 21 - FOURTH QUARTER ADJUSTMENT

         During the fourth quarter, the Company offset the remaining deferred finance costs of $555,712, for the Fusion Capital common stock purchase agreement, against the proceeds from the agreement.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

          Securities and Exchange Commission Registration Fee               $225
          Accounting Fees and Expenses                                   $40,000
          Legal Fees and Expenses                                        $45,000
          Other                                                           $5,000
                                                                ----------------
          TOTAL                                                          $90,225

         All amounts except the Securities and Exchange Commission registration fee are estimated. No portion of the expenses associated with this offering will be borne by the selling stockholders.


ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         We will indemnify each director, to the fullest extent permitted by law, from and against any and all claims of any type arising from or related to his past or future acts or omissions as a director or officer of our Company and any of our subsidiaries. In addition, we have agreed to advance all expenses of each director as they are incurred and in advance of the final disposition of any claim.

         Pursuant to our Bylaws, we are obligated to indemnify each of our directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered, and reasonable expenses incurred, by such person in any action, suit, or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of our Company. Our bylaws further eliminate personal liability of a director or an officer to our Company or to any of our stockholders for monetary damages for a breach of fiduciary duty as a director or an officer except for: (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (ii) the payment of distributions in violation of Section 78.300 of Nevada Revised Statutes. We are also obligated to pay the reasonable expenses of indemnified directors or officers in defending such proceedings if the indemnified party agrees to repay all amounts advanced should it be ultimately determined that such person is not entitled to indemnification.

         We also maintain an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against the directors and officers of our Company for a wrongful act for which they may become legally obligated to pay or for which we are required to indemnify our directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         Except as otherwise noted, all of the following shares were issued and options and warrants granted pursuant to the exemption provided for under
Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering." No commissions were paid, and no underwriter participated, in connection with any of these transactions. Each such issuance was made pursuant to individual contracts which are discrete from one another and are made only with persons who were sophisticated in such transactions and who had knowledge of and access to sufficient information about TSET to make an informed investment decision. Among this information was the fact that the securities were restricted securities.

         All investors participating in private placements for cash were "accredited investors" within the meaning of Regulation D. In addition, we note that there are several categories of recipients of these shares. These include investors for cash, officers, directors, consultants, litigants and former shareholders of private companies acquired by TSET. TSET does not believe that these categories of recipients should be integrated with each other under the concept of integration. Under Securities Act Release Nos. 4552 and 4434, these categories would not involve a single plan of financing and would not be considered to be made for the same general purpose. As a result, each category should be reviewed on its own. Given the small number of purchasers in these categories, TSET believes that these transactions complied in all respects with
Section 4(2). TSET believes that this conclusion is true even if the transactions occurring within each category are integrated with other transactions occurring within six months or one year of a given transaction.

         In April 1999, we issued 1,000,000 shares of our common stock, valued at $0.30 per share, at an aggregate value of $300,000, to The Pangea Group, LLC, the nominee of Jeffrey A. Wilson, a director and executive officer of TSET, based on an employment agreement dated April 16, 1999. The fair market value of a share of our common stock on April 16, 1999, the date of grant, was $1.00 per share. In September 2001, TSET determined that such employment agreement was null and void from its inception. As a consequence, the issuance of the 1,000,000 common shares is void as of April 16, 1999, the effective date of the employment agreement, and these shares of common stock will be treated as if they never were issued. The issuance of such shares is not reflected in the financial statements.

         In August 1999, we issued 100,000 shares of our common stock, valued at $0.50 per share (the fair market value for our shares as of such date), at an aggregate value of $50,000, to twelve persons in exchange for ownership of U.S. patent no. 4,803,632 (issued February 7, 1989) and related intellectual property rights relating to a technology and device referred to as the "Intelligent Utility Meter System".

         In January 2000, we issued 74,094 shares of our common stock, valued at $0.69 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $51,125 in cash.

         In February 2000, we issued 80,435 shares of our common stock, valued at $0.92 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $74,000 in cash.

         In March 2000, we issued 619,645 shares of our common stock, valued at $1.81 per share (the negotiated purchase price for such shares), at an aggregate value of $1,119,234, to nine persons in exchange for all of the issued and outstanding shares of common stock of Atomic Soccer owned by such persons.

         In March 2000, we issued 380,355 shares of our common stock, valued at $1.81 per share (the negotiated purchase price for such shares), at an aggregate value of $687,016, to one person in exchange for all of the issued and outstanding shares of common stock of Atomic Soccer owned by such person.

         In March 2000, we issued 37,555 shares of our common stock as part of the Atomic Soccer acquisition. There was no value received for these shares. We are seeking their return.

         In March 2000, we issued 2,250,000 shares of our common stock, valued at $1.49 per share (the negotiated purchase price for such shares), at an aggregate value of $3,346,875, to six persons in exchange for 100% of the issued and outstanding common stock of Kronos Air Technologies.

         In March 2000, we issued 45,045 shares of our common stock, valued at $2.22 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $100,000 in cash.

         In March 2000, we issued 78,325 shares of our common stock, valued at $2.03 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $159,000 in cash.

         In April 2000, we issued 77,670 shares of our common stock, valued at $1.03 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $80,000 in cash.

         In April 2000, we issued 179,641 shares of our common stock, valued at $1.67 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $300,000 in cash.

         In May 2000, we issued 1,298,701 shares of our common stock, valued at $1.96 per share (the negotiated purchase price for such shares), at an aggregate value of $2,550,000, to five persons in exchange for 100% of the issued and outstanding common stock of Aperion Audio.

         In May 2000, we issued 180,000 shares of our common stock, valued at $1.96 per share (the negotiated purchase price for such shares), at an aggregate value of $353,430, to five persons in exchange for 100% of the issued and outstanding membership interests of Cancer Detection International. In 2001, there was a 20,000 common share adjustment ($39,250) to this purchase, resulting in a net 160,000 shares of our common stock being issued.

         In May 2000, we issued 57,971 shares of our common stock, valued at $1.38 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $80,000 in cash.

         In May 2000, we issued 14,815 shares of our common stock, valued at $3.375 per share (the fair market value for our shares as of such date), at an aggregate value of $50,000, to Richard A. Papworth, a director and executive officer of TSET, based on an employment agreement dated May 19, 2000.

         In June 2000, we issued 52,980 shares of our common stock, valued at $1.51 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $80,000 in cash.

         In June 2000, we issued 122,699 shares of our common stock, valued at $1.63 per share (the negotiated purchase price for such shares), at an aggregate value of $200,000, to Erik W. Black, a director and executive officer of TSET.

         In July 2000, we issued 161,538 shares of our common stock, valued at $1.17 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $189,000 in cash.

         In August 2000, we issued 5,000 shares of our common stock, valued at $1.312 per share (the fair market value for our shares as of such date), at an aggregate value of $6,560, to an executive officer of TSET, as compensation.

         In August 2000, we issued 120,000 shares of our common stock, valued at $1.00 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $120,000 in cash.

         In August 2000, we issued 8,004 shares of our common stock, valued at $1.42 per share (the negotiated exchange value of such shares), at an aggregate value of $11,366, to one person in liquidation of indebtedness of Atomic Soccer.

         In August 2000, we issued 44,667 shares of our common stock, valued at $1.24 per share (the negotiated exchange value of such shares), at an aggregate value of $55,388, to two persons in liquidation of indebtedness of Atomic Soccer.

         In September 2000, we issued 309,588 shares of our common stock, valued at $1.00 per share (the negotiated exchange value of such shares), at an aggregate value of $309,588, to two persons in liquidation of indebtedness of Atomic Soccer.

         In September 2000, we issued 45,800 shares of our common stock, valued at $1.00 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $45,800 in cash.

         In September 2000, we issued 559,000 shares of our common stock, valued at $1.00 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $559,000 in cash.

         In September 2000, we issued 150,000 shares of our common stock, valued at $1.00 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $150,000 in cash.

         In December 2000, we issued 168,492 shares of our common stock, valued at $0.59 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $100,000 in cash.

         In December 2000, we issued 39,091 shares of our common stock, valued at $0.57 per share (the negotiated purchase price of such shares), to two persons, stockholders of TSET, in exchange for $22,340 in cash.

         In January 2001, we issued 687,500 shares of our common stock, valued at $0.58 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $400,000 in cash.

         In January 2001, we issued 7,693 shares of our common stock, valued at $0.65 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $5,000 in cash.

         In January 2001, we issued 50,000 shares of our common stock, valued at $0.60 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $30,000 in cash.

         In January 2001, we issued 10,000 shares of our common stock, valued at $0.64 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $6,400 in cash.

         In January 2001, we issued 40,000 shares of our common stock, valued at $1.25 per share (the fair market value for our shares as of such date), at an aggregate value of $50,000, to one person in exchange for legal services rendered to Kronos Air Technologies.

         In January 2001, we issued 4,915 shares of our common stock, valued at $1.25 per share (the fair market value for our shares as of such date), at an aggregate value of $6,144, to five persons, directors, executive officers, and employees of Kronos Air Technologies, as compensation.

         In March 2001, we issued 186,302 shares of our common stock, valued at $0.72 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $135,000 in cash.

         In April 2001, we issued 97,020 shares of our common stock, valued at $1.00 per share (the negotiated exchange value for such shares), at an aggregate value of $97,020, to two persons, in liquidation of indebtedness of Atomic Soccer.

         In April 2001, we issued 38,038 shares of our common stock, valued at $0.46 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $17,530 in cash.

         In April 2001, we issued 2,000 shares of our common stock, valued at $0.885 per share (the fair market value for our shares as of such date), at an aggregate value of $1,770, to one person, an employee of Kronos Air Technologies, as compensation.

         In April 2001, pursuant to a stock option agreement, we granted five-year options to acquire 450,000 shares of our common stock, at an exercise price of $0.885 per share (the fair market value for our shares as of the date of grant), at an aggregate value $398,250, to nine persons, including Daniel R. Dwight, Richard A. Papworth, Richard F. Tusing, Erik W. Black, Jeffrey D. Wilson, Charles D. Strang, all of whom are directors and executive officers of TSET and Kronos Air Technologies. The remaining three persons are key employees of TSET and Kronos Air Technologies, as compensation for services. All such options immediately vested.

         In April 2001, pursuant to a stock option agreement, we granted ten-year options to acquire 350,000 shares of our common stock, at an exercise price of $0.885 per share (the fair market value for our shares as of the date of grant), at an aggregate value of $309,750, to one person who is a director and executive officer of TSET, in consideration of the waiver of certain contract rights. 125,000 of such options are immediately vested, and 225,000 of such options vest upon achievement of certain milestones. In September 2001, these options were determined to be null and void as of the date of grant and the issuance of such options is not reflected in the financial statements.

         In April 2001, pursuant to a stock option agreement, we granted ten-year options to acquire 398,475 shares of our common stock, at an exercise price of $0.885 per share (the fair market value for our shares as of the date of grant), at an aggregate value of $352,650, to one person who is a director and executive officer of TSET, in consideration of the waiver of certain contract rights. All such options immediately vested.

         In April 2001, we granted five-year options to acquire shares of our common stock, at an exercise price of $1.12 per share (the fair market value for our shares as of the date of grant), to one person who is an officer of Kronos Air Technologies, as partial compensation for services pursuant to an accrual formula set forth in a consulting agreement. As of September 14, 2001, such accrued options entitled this person to acquire 148,000 shares of our common stock, at an aggregate value of $165,760. All such options are immediately vested.

         In May 2001, we issued 891,891 shares of our common stock, valued at $0.34 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $300,000 in cash.

         In May 2001, we issued 52,778 shares of our common stock, valued at $0.36 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $19,000 in cash.

         In May 2001, pursuant to a stock option agreement, we granted ten-year options to acquire 250,000 shares of our common stock, at an exercise price of $0.710 per share (the fair market value for our shares as of the date of grant), at an aggregate value of $177,500, to Jeffrey D. Wilson and Charles D. Strang, each of whom are directors of TSET, as compensation for services as directors. All such options immediately vested.

         In May 2001, we granted five-year options to acquire shares of our common stock, at an exercise price of $0.96 per share (the fair market value for our shares as of the date of grant), to Daniel R. Dwight and Richard F. Tusing, each of whom are directors of TSET, as partial compensation for services pursuant to an accrual formula set forth in a consulting agreement. As of October 10, 2001, such accrued options entitled these two persons to acquire 498,400 shares of our common stock, at an aggregate value of $478,464. All such options immediately vested.

         In June 2001, we issued 50,000 shares of our common stock, valued at $0.95 per share (the fair market value for our shares as of such date) at an aggregate value of $47,500, to Wei Li, a former director of TSET, as compensation for his service as a director.

         In June 2001, we issued 640,000 shares of our common stock, valued at $0.72 per share (the fair market value for our shares as of such date), at an aggregate value of $460,800, to one person as compensation under a Common Stock Purchase Agreement dated as of June 19, 2001.

         In July 2001, we issued 238,806 shares of our common stock, valued at $0.33 per share (the negotiated purchase price for such shares), to one person, a stockholder of TSET, in exchange for $80,000 in cash.

         In July 2001, we issued 375,000 shares of our common stock, valued at $0.57 per share (the fair market value of our shares as of such date), at an aggregate value of $213,750, to one person in settlement of litigation pursuant to a Mutual Release and Settlement Agreement dated as of July 7, 2001. These shares were delivered to the escrow agent on May 31, 2002.

         In July 2001, we issued 250 shares of our common stock, valued at $0.45 per share (the fair market value of our shares as of such date), at an aggregate value of $113, to one person, an employee of Kronos Air Technologies, as compensation.

         In August 2001, we granted a ten-year warrant to acquire 1,400,000 shares of our common stock, at an exercise price of $0.68 per share (the fair market value for our shares as of the date of grant), at an aggregate value of $686,000, to one person as compensation pursuant to a warrant agreement dated August 7, 2001, for services to be provided in connection with a consulting agreement dated July 2, 2001. Pursuant to such consulting agreement, a principal of the recipient of the warrant currently serves as a director of TSET. Such warrant vested immediately.

         On October 1, 2001, we authorized the issuance of 360,000 shares of our common stock pursuant to a consulting agreement, valued at $0.28 per share (the fair-market value of our shares as of such date), at an aggregate value of $100,800, to Fusion Capital, LLC, in exchange for consulting services.

         On October 1, 2001, we authorized the issuance of 1,000,000 shares of our common stock pursuant to a pledge, valued at $0.448 per share, at an aggregate value of $447,982, to Fusion Capital, LLC, in exchange for $447,982 in cash.

         On October 1, 2001, we issued 2,250 shares of our common stock, valued at $0.452 per share (the fair-market value of our shares on April 9, 2001 and 1,250 of our shares on September 7, 2001), at an aggregate value of $4,147.50, to an employee of TSET, as compensation.

         In February 2002, we granted options to acquire 4,580,000 shares of our common stock at an exercise price of $0.68 for 2,650,000 of these options and an exercise price of $0.25 on the remaining 1,930,000. Of the total amount, 2,850,000 options were granted to Daniel R. Dwight, Richard A. Papworth and Richard F. Tusing, all of whom are directors and officers of TSET. The exercise price for 1,700,000 of these options is $0.68 and the exercise price for 1,150,000 of these options is $0.25.

         On May 7, 2002, we completed a private placement of our common stock pursuant to which we sold 1,971,976 shares of our common stock at $0.17 per share to seven accredited investors for consideration of $335,100 cash and 1,429,695 shares of our common stock at $0.17 per share to six members of our management team, including Daniel R. Dwight, Richard A. Papworth, Richard F. Tusing, Erik W. Black, and James P. McDermott, for consideration of $39,987 cash and commitments to convert $203,061 of debt.

         On June 12, 2002, we issued 500,000 shares of our common stock, valued at $0.21 per share (the fair-market value of our shares as of such date) at an aggregate value of $105,000 to two person pursuant to a Settlement agreement, dated June 7, 2002, with Aperion Audio.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         The  following   exhibits  are  filed  as  part  of  this  registration
statement:

EXHIBIT NO.    DESCRIPTION                                                 LOCATION
-----------    ----------------------------------------------------------  ---------------------------------------------------

    2.1        Articles of Merger for Technology Selection, Inc. with      Incorporated by reference to Exhibit 2.1 to the
               the Nevada Secretary of State                               Registrant's Registration Statement on Form S-1
                                                                           filed on August 7, 2001 (the "REGISTRATION
                                                                           STATEMENT")

    3.1        Articles of Incorporation                                   Incorporated by reference to Exhibit 3.1 to the
                                                                           Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    3.2        Bylaws                                                      Incorporated by reference to Exhibit 3.2 to the
                                                                           Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    5.1        Opinion re: Legality                                        Provided herewith

    10.1       Employment Agreement, dated April 16, 1999, by and          Incorporated by reference to Exhibit 10.1 to
               between TSET, Inc. and Jeffrey D. Wilson                    the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.2       Deal Outline, dated December 9, 1999, by and between        Incorporated by reference to Exhibit 10.2 to
               TSET, Inc. and Atomic Soccer, USA, Ltd.                     the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.3       Letter of Intent, dated December 27, 1999, by and between   Incorporated by reference to Exhibit 10.3 to
               TSET, Inc. and Electron Wind Technologies, Inc.             the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.4       Agreement, dated February 5, 2000, by and between           Incorporated by reference to Exhibit 10.4 to
               DiAural, LLC and EdgeAudio, LLC                             the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.5       Stock Purchase Agreement, dated March 6, 2000, by and       Incorporated by reference to Exhibit 10.5 to
               among TSET, Inc., Atomic Soccer USA, Ltd., Todd P.          the Registration Statement on Form S-1 filed on
               Ragsdale, James Eric Anderson, Jewel Anderson, Timothy      August 7, 2001
               Beglinger and Atomic Millennium Partners, LLC

    10.6       Acquisition Agreement, dated March 13, 2000, by and among   Incorporated by reference to Exhibit 10.6 to
               TSET, Inc., High Voltage Integrated, LLC, Ingrid            the Registration Statement on Form S-1 filed on
               Fuhriman, Igor Krichtafovitch, Robert L. Fuhriman and       August 7, 2001
               Alan Thompson

    10.7       Letter of Intent, dated April 18, 2000, by and between      Incorporated by reference to Exhibit 10.7 to
               TSET, Inc. and EdgeAudio.com, Inc.                          the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.8       Lease Agreement, dated May 3, 2000, by and between Kronos   Incorporated by reference to Exhibit 10.8 to
               Air Technologies, Inc. and TIAA Realty, Inc.                the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.9       Agreement and Plan of Reorganization, dated May 4, 2000,    Incorporated by reference to Exhibit 10.9 to
               by and among TSET, Inc., EdgeAudio.com, Inc., LYNK          the Registration Statement on Form S-1 filed on
               Enterprises, Inc., Robert Lightman, J. David Hogan, Eric    August 7, 2001
               Alexander and Eterna Internacional, S.A. de C.V.

                                                                II-7

EXHIBIT NO.    DESCRIPTION                                                 LOCATION
-----------    ----------------------------------------------------------  ---------------------------------------------------
    10.10      Letter Agreement, dated May 4, 2000, by and between TSET,   Incorporated by reference to Exhibit 10.10 to
               Inc. and Cancer Detection International, LLC                the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.11      Employment Agreement, dated May 19, 2000, by and between    Incorporated by reference to Exhibit 10.11 to
               TSET, Inc. and Richard A. Papworth                          the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.12      Finders Agreement, dated August 21, 2000, by and among      Incorporated by reference to Exhibit 10.12 to
               TSET, Inc., Richard F. Tusing and Daniel R. Dwight          the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.13      Contract Services Agreement, dated June 27, 2000, by and    Incorporated by reference to Exhibit 10.13 to
               between Chinook Technologies, Inc. and Kronos Air           the Registration Statement on Form S-1 filed on
               Technologies, Inc.                                          August 7, 2001

    10.14      Letter of Intent, dated July 17, 2000, by and between       Incorporated by reference to Exhibit 10.14 to
               Kronos Air Technologies, Inc. and Polus Technologies, Inc.  the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.15      Consulting Agreement, dated August 1, 2000, by and among    Incorporated by reference to Exhibit 10.15 to
               TSET, Inc., Richard F. Tusing and Daniel R. Dwight          the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.16      Preferred Stock Purchase Agreement, dated September 12,     Incorporated by reference to Exhibit 10.16 to
               2000, by and between EdgeAudio.com, Inc. and Bryan          the Registration Statement on Form S-1 filed on
               Holbrook                                                    August 7, 2001

    10.17      Shareholders Agreement, dated September 12, 2000, by and    Incorporated by reference to Exhibit 10.17 to
               among TSET, Inc., Bryan Holbrook and EdgeAudio.com, Inc.    the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.18      Amendment to Agreement and Plan of Reorganization dated     Incorporated by reference to Exhibit 10.18 to
               September 12, 2000, by and among TSET, Inc.,                the Registration Statement on Form S-1 filed on
               EdgeAudio.com, Inc., LYNK Enterprises, Inc., Robert         August 7, 2001
               Lightman, J. David Hogan, Eric Alexander and Eterna
               Internacional, S.A. de C.V.

    10.19      Agreement Regarding Sale of Preferred Stock, dated          Incorporated by reference to Exhibit 10.19 to
               November 1, 2000, by and between EdgeAudio.com, Inc. and    the Registration Statement on Form S-1 filed on
               Bryan Holbrook                                              August 7, 2001

    10.20      Amendment  to  Subcontract,  dated  December  14,  2000,    Incorporated  by reference to Exhibit  10.20 to
               by  and between Bath Iron Works and High Voltage            the Registration  Statement on Form S-1 filed on
               Integrated                                                  August 7, 2001


    10.21      Consulting Agreement, dated January 1, 2001, by and         Incorporated by reference to Exhibit 10.21 to
               between TSET, Inc. and Dwight, Tusing & Associates          the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.22      Employment Agreement, dated March 18, 2001, by and          Incorporated by reference to Exhibit 10.22 to
               between TSET, Inc. and Alex Chriss                          the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.23      Stock Option Agreement, dated April 9, 2001, by and         Incorporated by reference to Exhibit 10.23 to
               between TSET, Inc. and Jeffrey D. Wilson                    the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.24      Stock Option Agreement, dated April 9, 2001, by and         Incorporated by reference to Exhibit 10.24 to
               between TSET, Inc. and Jeffrey D. Wilson                    the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

                                                                II-8

EXHIBIT NO.    DESCRIPTION                                                 LOCATION
-----------    ----------------------------------------------------------  ---------------------------------------------------
    10.25      Stock Option Agreement, dated April 9, 2001, by and         Incorporated by reference to Exhibit 10.25 to
               between TSET, Inc. and Daniel R. Dwight                     the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.26      Stock Option Agreement, dated April 9, 2001, by and         Incorporated by reference to Exhibit 10.26 to
               between TSET, Inc. and Richard F. Tusing                    the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.27      Stock Option Agreement, dated April 9, 2001, by and         Incorporated by reference to Exhibit 10.27 to
               between TSET, Inc. and Charles D. Strang                    the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.28      Stock Option Agreement, dated April 9, 2001, by and         Incorporated by reference to Exhibit 10.28 to
               between TSET, Inc. and Richard A. Papworth                  the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.29      Stock Option Agreement, dated April 9, 2001, by and         Incorporated by reference to Exhibit 10.29 to
               between TSET, Inc. and Richard A. Papworth                  the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.30      Stock Option Agreement, dated April 9, 2001, by and         Incorporated by reference to Exhibit 10.30 to
               between TSET, Inc. and Erik W. Black                        the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.31      Stock Option Agreement, dated April 9, 2001, by and         Incorporated by reference to Exhibit 10.31 to
               between TSET, Inc. and J. Alexander Chriss                  the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.32      Stock Option Agreement, dated April 9, 2001, by and         Incorporated by reference to Exhibit 10.32 to
               between TSET, Inc. and Charles H. Wellington                the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.33      Stock Option Agreement, dated April 9, 2001, by and         Incorporated by reference to Exhibit 10.33 to
               between TSET, Inc. and Igor Krichtafovitch                  the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.34      Letter Agreement, dated April 10, 2001, by and between      Incorporated by reference to Exhibit 10.34 to
               TSET, Inc. and Richard A. Papworth                          the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.35      Letter Agreement, dated April 12, 2001, by and between      Incorporated by reference to Exhibit 10.35 to
               TSET, Inc. and Daniel R. Dwight and Richard F. Tusing       the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.36      Finders Agreement, dated April 20, 2001, by and between     Incorporated by reference to Exhibit 10.36 to
               TSET, Inc. and Bernard Aronson, d/b/a Bolivar               the Registration Statement on Form S-1 filed on
               International Inc.                                          August 7, 2001

    10.37      Indemnification Agreement, dated May 1, 2001, by and        Incorporated by reference to Exhibit 10.37 to
               between TSET, Inc. and Jeffrey D. Wilson                    the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.38      Indemnification Agreement, dated May 1, 2001, by and        Incorporated by reference to Exhibit 10.38 to
               between TSET, Inc. and Daniel R. Dwight                     the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.39      Indemnification Agreement, dated May 1, 2001, by and        Incorporated by reference to Exhibit 10.39 to
               between TSET, Inc. and Richard F. Tusing                    the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.40      Indemnification Agreement, dated May 1, 2001, by and        Incorporated by reference to Exhibit 10.40 to
               between TSET, Inc. and Charles D. Strang                    the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001


                                                                II-9

EXHIBIT NO.    DESCRIPTION                                                 LOCATION
-----------    ----------------------------------------------------------  ---------------------------------------------------
    10.41      Indemnification Agreement, dated May 1, 2001, by and        Incorporated by reference to Exhibit 10.41 to
               between TSET, Inc. and Richard A. Papworth                  the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.42      Indemnification Agreement, dated May 1, 2001, by and        Incorporated by reference to Exhibit 10.42 to
               between TSET, Inc. and Erik W. Black                        the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.43      Stock Option Agreement, dated May 3, 2001, by and between   Incorporated by reference to Exhibit 10.43 to
               TSET, Inc. and Jeffrey D. Wilson                            the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.44      Common Stock Purchase Agreement, dated June 19, 2001, by    Incorporated by reference to Exhibit 10.44 to
               and between TSET, Inc. and Fusion Capital Fund II, LLC      the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.45      Registration Rights Agreement, dated June 19, 2001, by      Incorporated by reference to Exhibit 10.45 to
               and between TSET, Inc. and Fusion Capital Fund II, LLC      the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.46      Mutual Release and Settlement Agreement, dated July 7,      Incorporated by reference to Exhibit 10.46 to
               2001, by and between TSET, Inc. and Foster & Price Ltd.     the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.47      Letter Agreement, dated July 9, 2001, by and between        Incorporated by reference to Exhibit 10.47 to
               TSET, Inc. and The Eagle Rock Group, LLC                    the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.48      Finders Agreement, dated July 17, 2001, by and between      Incorporated by reference to Exhibit 10.48 to
               TSET, Inc. and John S. Bowles                               the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.49      Warrant Agreement, dated July 16, 2001, by and between      Incorporated by reference to Exhibit 10.49 to
               TSET, Inc. and The Eagle Rock Group, LLC                    the Registration Statement on Form S-1 filed on
                                                                           August 7, 2001

    10.50      Agreement and Release, dated October 10, 2001, by and       Incorporated by reference to Exhibit 10.50 to
               between TSET, Inc. and Jeffrey D. Wilson                    the Registrant's Form 10-K for the year ended
                                                                           June 30, 2001 filed on October 15, 2001

    10.51      Promissory Note dated October 10, 2001 payable to Mr.       Incorporated by reference to Exhibit 10.51 to
               Jeffrey D. Wilson                                           the Registrant's Form 10-K for the year ended
                                                                           June 30, 2001 filed on October 15, 2001

    10.52      Consulting Agreement, dated October 10, 2001, by and        Incorporated by reference to Exhibit 10.52 to
               between TSET, Inc. and Jeffrey D. Wilson                    the Registrant's Form 10-K for the year ended
                                                                           June 30, 2001 filed on October 15, 2001

    10.53      Employment Agreement, dated April 1, 2002, by and between   Incorporated by reference to Exhibit 10.53 to
               TSET, Inc. and Daniel R. Dwight                             the Registrant's Form 10-Q for the quarterly
                                                                           period ended March 31, 2002 filed on May 15,
                                                                           2002

    10.54      Stock Option Agreement, dated April 1, 2002, by and         Incorporated by reference to Exhibit 10.54 to
               between TSET, Inc. and Daniel R. Dwight                     the Registrant's Form 10-Q for the quarterly
                                                                           period ended March 31, 2002 filed on May 15,
                                                                           2002

    10.55      Agreement, dated March 1, 2002, by and between TSET, Inc.   Incorporated by reference to Exhibit 10.55 to
               and The Eagle Rock Group, LLC                               the Registrant's Form 10-Q for the quarterly
                                                                           period ended March 31, 2002 filed on May 15,
                                                                           2002

    10.56      Agreement, dated November 13, 2001 by and between TSET,     Incorporated by reference to Exhibit 10.56 to
               Inc. and Fusion Capital Fund II, LLC                        the Registrant's Amendment No. 1 to Form S-1
                                                                           filed on August 2, 2002

                                                               II-10

EXHIBIT NO.    DESCRIPTION                                                 LOCATION
-----------    ----------------------------------------------------------  -------------------------------------------------
    10.57      Common Stock Purchase Agreement, dated August 12, 2002 by   *
               and between TSET, Inc. and Fusion Capital Fund II, LLC

    10.58      Registration Rights Agreement, dated August 12, 2002 by     *
               and between TSET, Inc. and Fusion Capital Fund II, LLC

    10.59      Termination Agreement, dated August 12, 2002 by and
               between TSET, Inc. and Fusion Capital Fund II, LLC.         Provided herewith

    11.1       Statement re:  Computation of Earnings                      Not applicable

    12.1       Statement re:  Computation of Ratios                        Not applicable

    15.1       Letter re:  Unaudited Interim Financial Information         Not applicable

    16.1       Letter re:  Change in Certifying Accountant                 Not applicable

    21.1       Subsidiaries of the Registrant                              Not applicable

    23.1       Consent of Kirkpatrick & Lockhart LLP                       Provided herewith (contained in Exhibit 5.1)

    23.2       Consent of Grant Thornton LLP                               Provided herewith

    24.1       Power of Attorney                                           Included on signature page

    27.1       Financial Data Schedule                                     Not applicable
_____________________________

* Previously  filed as an exhibit to the  Registrant's  Form S-1 filed on August 13, 2002.

ITEM 28.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)     to  include  any   prospectus   required  by
Section 10(a)(3) of the Securities Act of 1933, as amended;

                           (ii)    to  reflect in the  prospectus  anY facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii)   to include  any  material  information  with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, PROVIDED, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Form F-3.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Belmont, Massachusetts, on September 13, 2002.

                                   TSET, INC.

                                   By:  /s/Daniel R. Dwight
                                        --------------------------------------
                                         Daniel R. Dwight
                                         President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel R. Dwight, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                   TITLE                                                   DATE

/s/Daniel R. Dwight
------------------------
Daniel R. Dwight            Director and President and Chief Executive Officer      September 13, 2002

/s/Richard A. Papworth
------------------------
Richard A. Papworth         Director and Chief Financial Officer                    September 13, 2002

/s/Richard F. Tusing
------------------------
Richard F. Tusing           Director and Chief Operating Officer                    September 13, 2002

/s/James P. McDermott
------------------------
James P. McDermott          Director                                                September 13, 2002

/s/Charles D. Strang
------------------------
Charles D. Strang           Director                                                September 13, 2002

/s/Jeffrey D. Wilson
------------------------
Jeffrey D. Wilson           Director                                                September 13, 2002

/s/Erik W. Black
------------------------
Erik W. Black               Director                                                September 13, 2002
